EXHIBIT 2

Notice of the 71st Ordinary General Meeting of Shareholders

To shareholders in the United States:

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers may be residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Securities Code: 3515

June 11, 2021

To Our Shareholders

1-5, Gyoki-machi, Itami-shi, Hyogo FUJI Corporation Kuniaki Hihara, Representative Director and President

Notice of the 71st Ordinary General Meeting of Shareholders

We would like to express our sincere gratitude for your continued support.

This is to inform you that the 71st Ordinary General Meeting of Shareholders of FUJI Corporation (“FUJICO”) will be held as follows.

In view of the threat of infection with the new coronavirus, we would like you to refrain from attending the general meeting of shareholders as much as possible regardless of your health status and to exercise your voting rights in writing in advance in order to ensure the safety of shareholders and to prevent the spread of infection. For prior exercise of voting rights in writing, please review the Reference Materials for General Meeting of Shareholders described below, indicate your voting rights in the enclosed form and return it to us by the end of our business hours (5:15 p.m.) on Monday, June 28, 2021.

Details

1.	Date and time	Tuesday, June 29, 2021, 10:00 a.m.
2.	Location	6-2-33, Chuo, Itami-shi, Hyogo Itami City Hotel (11th floor Kotobuki-no-ma)
3.	Objectives Matters to be Reported:

1.     Presentation of the business report, the consolidated financial statements, and reports of the Independent Auditor and the Audit & Supervisory Board for the consolidated financial statements for the 71st fiscal year (from April 1, 2020 to March 31, 2021)

2.     Presentation of non-consolidated financial statements for the 71st fiscal year (from April 1, 2020 to March 31, 2021)

Matters to be Resolved:
	Proposal No. 1	Appropriation of Surplus
	Proposal No. 2	Approval of the share-for-share exchange agreement between FUJICO and The Japan Wool Textile Co., Ltd. (“Nikke”)
	Proposal No. 3	Election of Five Directors

4.	Other Matters Related to this Meeting

Nikke’s Articles of Incorporation and the financial statements, etc. for the most recent fiscal year referred under “Proposal No. 2 Approval of the share-for-share exchange agreement between FUJICO and Nikke” of the Reference Materials for General Meeting of Shareholders are not included in the Reference Materials, but are posted on FUJICO’s website (http://www.fujico-jp.com) pursuant to the provisions of the applicable laws and regulations and Article 18 of our Articles of Incorporation.

*	We have decided to suspend the “Company Current Status Report Meeting” and the “Shareholders’ Retreat” which were held after the conclusion of the General Meeting of Shareholders and gifts for shareholders who attended the General Meeting of Shareholders. Thank you for your understanding.
*	If you would like to attend the meeting in person, we ask that you please submit the enclosed voting exercise form to the reception desk.
*	If there are any matters that need to be revised in the Reference Materials for General Meeting of Shareholders, Business Report, Consolidated Financial Statements, and Non-Consolidated Financial Statements, such matters will be posted on our website (http://www.fujico.com).
*	Please note that we will adopt “Cool Biz” attire on the day of the meeting.

Measures to Prevent the Spread of New Coronavirus Infections

We are scheduled to hold this general meeting on Tuesday, June 29, 2021. In order to prevent the spread of the new coronavirus infection, we will give top priority to the safety of our shareholders, and we will take the following measures to hold this general meeting of shareholders. We kindly ask for your understanding and cooperation.

Request to Our Shareholders:

・In order to prevent the spread of the new coronavirus infection, we sincerely request to exercise your voting rights in advance in writing to the extent possible.

・If you are planning to attend the meeting in person, please check your physical condition and the status of the spread of the infection and make careful judgments.

*In particular, we advise that elderly shareholders, shareholders with underlying medical conditions, and pregnant shareholders who are believed to be significantly affected by infection as well as shareholders who are not well conditioned refrain from attending in person.

・Please bring and wear a mask when attending the meeting. Please also cooperate with the use of alcohol disinfectant placed at the reception.

・We will implement non-invasive temperature scanning at the reception. Please note that we may not allow the attendance of shareholders with a fever above 37.5℃ or symptoms such as cough.

・The number of seats available at the venue will be significantly reduced to keep more space between seats. Please note that you may not be able to enter once the available number of seats have been filled.

Our Measures:

・All officers and staff operating this meeting will wear a mask as a preventive measure against infection.

・At this general meeting of shareholders, we will strive to ensure the smooth operation of the meeting to shorten the period of stay for shareholders at the venue.

・We will refrain from offering souvenirs and beverages from the perspective of reducing the risk of infection.

In the event of any significant change in the operation of this meeting depending on the circumstances going forward, such change will be posted on our website (http://www.fujico-jp.com).

(Attached Documents)

Business Report

(	From April 1, 2020 To March 31, 2021)

1. Matters related to the Current Circumstances of the Consolidated Group

(1) Business Developments and Results

In the current consolidated fiscal year, the Japanese economy was greatly affected by the spread of the new coronavirus infection. In addition, the outlook for the economy remains uncertain, as the time for the end of the new coronavirus infection is not foreseen.

Under these circumstances, our group aimed to achieve sustainable development by focusing on global expansion, creation of added value, development of production bases, and building a solid business foundation as its basic policies. Our group aimed to add value by making full use of our strengths so that we can respond to any change in the environment and achieve sustainable development. In May 2020, we entered into a capital and business alliance with The Japan Wool Textile Co., Ltd. (“Nikke”) and Ambic Co., Ltd. As a result, we will promote initiatives such as (i) personnel exchange in each business area; (ii) mutual use of manufacturing infrastructure domestically and overseas; (iii) collaboration in purchase, sale, and management; (iv) collaboration in research and product development; and (v) collaboration to promote overseas business. In the medium-to long-term, we will work to reform our group’s business structure and expand operations.

In our group’s business results, sales decreased significantly due to the impact of the new coronavirus infection, and in particular, construction materials decreased significantly due to the cancellation of exhibitions and other events. As part of our structural reforms, we withdrew from the unprofitable hat business and closed our Tatebayashi Plant. Some part of the production that had been carried out at the Tatebayashi Plant are under process to be transferred to the Kakogawa Plant, a new plant constructed within Nikke’s Innami Plant. On October 30, 2020, a fire broke out at our Ichinoseki Plant, which demolished an entire building within the plant. We apologize for the inconvenience and anxiety caused to our neighbors, our business partners, and our stakeholders. The Ichinoseki Plant partially resumed production and the Board of Directors resolved to reorganize the plant at a meeting held on March 10, 2021. As a result, net sales were 7,118 million yen (83.6% as compared to the previous fiscal year). In terms of profit and loss, despite the review of expenses and other factors, we recorded an operating loss of 241 million yen (as compared to an operating loss of 167 million yen for the previous fiscal year) due to the impact of a decrease in net sales and a revision in the book value devaluation rate due to a decrease in the profitability of inventories, and ordinary loss of 22 million yen (as compared to an ordinary loss of 120 million yen for the previous fiscal year) partially due to subsidy income from the receipt of employment adjustment subsidies and other grants. Net loss attributable to owners of the parent was 709 million yen (as compared to net loss attributable to owners of the parent of 336 million yen for the previous fiscal year), partially due to a loss incurred on business liquidation following the withdrawal from the hat business and the closure of the Tatebayashi Plant, and a loss on fire at the Ichinoseki Plant accompanied by a provision for compensation for payments due to the impact of the fire.

Results by business segment were as follows.

Environmental and energy materials:

With regard to environmental materials, sales of heat-resistant filters and catalyst filter cloth were steady, and sales of industrial filters were strong. Sales of energy materials decreased due to a decrease in NAS battery electrode materials. As a result, net sales were 1,845 million yen (99.9% as compared to the previous fiscal year) and segment income was 154 million yen (238.0% as compared to the previous fiscal year).

Industrial materials:

Sales of industrial materials were weak due to the impact of the spread of the new coronavirus infection. We also closed the Tatebayashi Plant. As a result, net sales were 3,046 million yen (93.5% as compared to the previous fiscal year) and segment income was 502 million yen (110.4% as compared to the previous fiscal year).

Interior decoration and automotive materials:

Due to the impact of the spread of new coronavirus infections, sales of interior decoration materials decreased significantly from the previous fiscal year due to the discontinuation of exhibitions where carpets are used, and sales of automotive materials were weak. As a result, net sales were 1,897 million yen (64.8% as compared to the previous fiscal year) and segment loss was 2 million yen (segment income of 114 million yen for the previous fiscal year).

Other:

Sales decreased in other business. We also withdrew from the unprofitable hat business. As a result, net sales were 329 million yen (67.7% as compared to the previous fiscal year) and segment loss was 22 million yen (segment income of 11 million yen for the previous fiscal year).

By segment	Net sales (Millions of yen)	Distribution ratio (%)
Environmental and energy materials	1,845	25.9
Industrial materials	3,046	42.8
Interior decoration and automotive materials	1,897	26.7
Other	329	4.6
Total	7,118	100.0

(2) Capital Expenditures and Financing

During the current consolidated fiscal year, capital expenditures were mainly invested for machinery and equipment at the Head Office & Plant and Ishioka Plant in the amount of 132 million yen, and for supporting the operation of core systems in the amount of 32 million yen.

FUJICO appropriated the funds on hand for these investments.

(3) Issues to Address

With regard to the economic outlook for Japan, we expect that the business environment will remain unpredictable, as it is difficult to foresee when the global spread of the new coronavirus infection will end.

In this environment, our Group will continue to use all of our resources to create added value and to improve customer satisfaction by promoting the development of high-quality, high-performance nonwoven fabric and felt technologies, based on the management principle of operating businesses that contribute to the society.

Going forward, we will continue to forge a business alliance with Nikke and Ambic Co., Ltd. to further improve the efficiency of our production system and strengthen cost competitiveness through the development of new products. In addition, we will rebuild the Ichinoseki Plant in an effort to increase corporate value.

With regard to overseas relationships, under a global management structure, we will aggressively expand our business, focusing on environment and energy materials and industrial materials in Asia, Europe, the United States, and elsewhere. At the same time, we will expand the foundations of our activities, build a stronger business foundation, and aim to increase the overseas sales ratio.

In responding to environmental issues, we are committed to global environmental conservation and environmentally conscious business activities through ISO14001.

We will also actively pursue the technological superiority of our Group and further ensure compliance, in order to continuously increase our corporate value.

Your continued support and guidance will be greatly appreciated.

(4) Financial Performance Highlights

Classification	68th term FY2017	69th term FY2018	70th term FY2019	71st term FY2020 (Current Consolidated Fiscal Year)
Sales (Million of yen)	9,097	8,840	8,519	7,118
Ordinary income (loss) (Millions of yen)	404	(15)	(120)	(22)
Net income (loss) attributable to owners of parent (Millions of yen)	285	(619)	(336)	(709)
Net income (loss) per share	306.29 yen	(665.09) yen	(361.70) yen	(761.74) yen
Total assets (Millions of yen)	13,279	12,745	12,037	10,772
Net assets (Millions of yen)	9,733	8,875	8,362	7,766
Notes:

1. Net income (loss) per share information is based on the weighted-average number of shares outstanding during the period.

2. Net income (loss) per share for the 68th fiscal period is calculated by assuming that the 1-for-5 stock consolidation conducted on October 1, 2017 was implemented at the beginning of the fiscal period.

(5) Status of Significant Subsidiaries (As of March 31, 2021)

Company Name	Paid-in Capital	Percentage of Voting Rights	Principal Business
Fuji Corp International Hong Kong Ltd.	800,000HK$	100%	Sales of various felts
Fuji Corp Precision Products (Shenzhen) Co., Ltd.	1,000,000 yuan	100% (100%)	Processing of various felts
Sanwa Felt Company Limited	16,000,000 yen	100%	Processing and sales of various felts
PT.FUJIKO INDONESIA	9,510,000US$	100% (0.5%)	Processing and sales of various felts
Sanwa Felt Hong Kong Ltd.	100,000HK$	100% (100%)	Sales of various felts
SANWA FELT (THAILAND) CO., LTD.	10,000,000THB	100% (99%)	Processing and sales of various felts
SANWA FELT VIETNAM CO., LTD.	10,847,608,200VND	100% (100%)	Processing and sales of various felts
FUJICO KOREA CO., LTD.	200,000,000KRW	100%	Sales of various felts

Notes: Figures in parentheses are indirect ownership ratios.

(6) Principal Business Activities (As of March 31, 2021)

We manufacture and sell products for environmental and energy materials, industrial materials, interior decoration and automotive materials, electrical materials, clothing materials, and nonwoven fabrics.

(7) Principal Sales Offices and Factories (As of March 31, 2021)

(i) FUJICO

Name	Location
Head Office	Itami-shi, Hyogo
Head Office Plant	Itami-shi, Hyogo
Ishioka Plant	Ishioka-shi, Ibaraki
Ichinoseki Plant	Ichinoseki-shi, Iwate
Tokyo Branch	Taito-ku, Tokyo

(ii) Subsidiaries

Name	Location
Fuji Corp International Hong Kong Ltd.	People’s Republic of China
Fuji Corp Precision Products (Shenzhen) Co., Ltd.	People’s Republic of China
Sanwa Felt Company Limited	Sugito-cho, Kitakatsushika-gun, Saitama
PT.FUJIKO INDONESIA	Republic of Indonesia
Sanwa Felt Hong Kong Ltd.	People’s Republic of China
SANWA FELT (THAILAND) CO., LTD.	Kingdom of Thailand
SANWA FELT VIETNAM CO., LTD.	Socialist Republic of Vietnam
FUJICO KOREA CO., LTD.	Republic of Korea

(8) Status of Employees (As of March 31, 2021)

(i) Employees within the Group

Number of employees	Change from the end of the previous consolidated fiscal year
434	42 less

Notes:

1. The number of employees is the number of on-site employees.

2. The decrease in the number of employees by 41 was mainly due to retirement following the closure of our Tatebayashi Plant.

(ii) Employees of FUJICO

Number of employees	Change from the end of previous fiscal year	Average age	Average length of service
284	58 less	46.4 years old	16.3 years

Notes:

1. The number of employees is the number of on-site employees and does not include 18 individuals seconded to our subsidiaries.

2. The decrease in the number of employees by 58 was mainly due to retirement following the closure of the Tatebayashi Plant.

(9) Major Lenders and Loan Amount (As of March 31, 2021)

Name of Lender	Outstanding Amount of Loan (Millions of yen)
Nippon Life Insurance Company	100
Mizuho Bank, Ltd.	50

2. Stock Information

(i) Total Number of Shares Authorized to be Issued:	Common stock	4,000,000 shares
(ii) Total Number of Issued Shares:	Common stock	931,644 shares
	(excluding 68,356 treasury shares)
(iii) Number of Shareholders:		496

(iv) Major Shareholders (Top 10)

Name of Shareholder	Number of Shares Held	Shareholding Ratio
	(shares)	(%)
The Japan Wool Textile Co., Ltd.	307,000	33.0
Mizuho Bank, Ltd.	46,400	5.0
Izumi-Cosmo Co., Ltd.	37,200	4.0
FUJICO Employee Shareholding Association	33,966	3.6
Shoji Nagai	29,900	3.2
Sumitomo Mitsui Banking Corporation	23,100	2.5
Toray Industries, Inc.	21,600	2.3
Nippon Life Insurance Company	20,000	2.1
Takayuki Nozoe	18,000	1.9
Manabu Kusumoto	16,200	1.7

Notes: The shareholding ratio is calculated after deducting the number of shares of treasury stock (68,356 shares).

3. Matters Concerning Stock Acquisition Rights

Not applicable.

4. Other Significant Matters Concerning the Shares

Not applicable.

5. Matter Related to the Officers of FUJICO

(1) List of Directors and Audit & Supervisory Board Members

Status	Name	Status of Assignment and Important Concurrent Positions
Representative Director and Chairman	Takayuki Nozoe
Representative Director and President	Kuniaki Hihara
Managing Director	Yoshiki Murata	In charge of Corporate Planning, General Affairs, Accounting & Finance, Operations, General Manager of Corporate Planning Office, General Manager of Legal Department and General Manager of Operations Department, and komisaris of PT. FUJIKO INDONESIA
Director	Toyoteru Maehara	General Manager of Overseas Business Dept. and President of PT. FUJIKO INDONESIA
Director	Akio Tsuda	In charge of Production Control, Development, Quality Assurance, General Manager of Production & Sales Control Department, General Manager of Head Office Production Department, General Manager of Ichinoseki Production Department, and General Manager of Quality Assurance Department
Director	Taiichi Matsumoto	Director, General Manager of Development Division and Deputy General Manager of Business Administration Division of Ambic Co., Ltd.
Director	Masayoshi Higuchi	In charge of Sales Management, Logistics, and Purchasing
Director	Haruhito Sakui
Director	Osamu Shimizu
Director	Takehiro Okamoto	Managing Executive Officer, Director of Management Strategy Center of Nikke
Audit & Supervisory Board Member (Standing)	Kazuhide Inata
Audit & Supervisory Board Member	Hiroyoshi Takemura
Audit & Supervisory Board Member	Satoru Fujikawa
Notes:

1. Directors Mr. Haruhito Sakui, Mr. Osamu Shimizu, and Mr. Takehiro Okamoto are outside directors.

2. Audit & Supervisory Board Members Mr. Hiroyoshi Takemura and Mr. Satoru Fujikawa are outside audit & supervisory board members.

3. Directors Mr. Haruhito Sakui, and Mr. Osamu Shimizu have been notified to the Tokyo Stock Exchange as independent officers pursuant to the rules of the Tokyo Stock Exchange.

4. Audit & Supervisory Board Members Mr. Hiroyoshi Takemura and Mr. Satoru Fujikawa have been notified to the Tokyo Stock Exchange as independent officers pursuant to the rules of the Tokyo Stock Exchange.

5. Changes in the directors and audit & supervisory board members during the current fiscal year:

Appointment

Representative Director and President	Kuniaki Hihara	(As of June 26, 2020)
Director	Akio Tsuda	(As of June 26, 2020)
Director	Taiichi Matsumoto	(As of June 26, 2020)
Director	Masayoshi Higuchi	(As of June 26, 2020)
Director	Takehiro Okamoto	(As of June 26, 2020)
Audit & Supervisory Board Member (Standing)	Kazuhide Inata	(As of June 26, 2020)
Audit & Supervisory Board Member	Satoru Fujikawa	(As of June 26, 2020)

Resignation

Managing Director	Kazuhide Inata	(As of June 26, 2020)
Director	Kenzo Murai	(As of June 26, 2020)
Audit & Supervisory Board Member (Standing)	Yoshikazu Nose	(As of June 26, 2020)
Audit & Supervisory Board Member	Makoto Uchikoshi	(As of June 26, 2020)

(2) Summary of the Limited Liability Agreement

We amended the Articles of Incorporation at the 61st Ordinary General Meeting of Shareholders held on June 29, 2011 to include a provision concerning limited liability agreements for Outside Directors and Outside Audit & Supervisory Board Members.

Pursuant to the Articles of Incorporation, FUJICO has entered into an agreement with the Outside Directors and Outside Audit & Supervisory Board Members to limit their liability for damages as set forth in Paragraph 1 of Article 423 of the Companies Act in accordance with the provisions of Paragraph 1 of Article 427 of the same Act.

The maximum amount of liability for damages under the applicable agreement shall be the minimum amount stipulated in Paragraph 1 of Article 425 of said Act.

(3) Amount of Remuneration for Directors and Audit & Supervisory Board Members

(i) Total amount of remuneration paid to directors and audit & supervisory board members

Category	Number of officers to be paid	Amount to be paid (thousand yen)
Director	12	99,030
Audit & Supervisory Board Member	5	17,520
Total	17	116,550
(Outside officers)	(6)	(20,655)
Notes:

1. The above number and the amount of remuneration include two directors and two audit & supervisory board members (including one outside audit & supervisory board member) who resigned on June 26, 2020.

(ii) Policy for determining the amount of remuneration paid to directors and audit & supervisory board members or the method of and decision for calculating such remuneration

The amount of annual remuneration paid to our directors and audit & supervisory board members was resolved at the 56th Ordinary General Meeting of Shareholders held on June 29, 2006 not to exceed 160,000 thousand yen for directors and 40,000 thousand yen for audit & supervisory board members. The numbers of directors and audit & supervisory board members at the conclusion of this ordinary general meeting of shareholders are 6 and 4, respectively.

It is our policy to set the amounts and calculation method of remuneration for directors to the appropriate level of roles and responsibilities as officers, which shall be composed of fixed compensation. Specifically, the amount of remuneration for each director is determined by Representative Director and President, Mr. Kuniaki Hihara, who has been delegated by the Board of Directors, by comprehensively considering the responsible roles, business results for the relevant fiscal year, and level of contribution, within the maximum annual amount of compensation as determined by resolution of the general meeting of shareholders. The reason why the Board of Directors has delegated such authority is because the Board believes that the Representative Director and President can make a fair and impartial evaluation and judgement on the performance of duties and achievements by each director.

In addition, we have determined that the total amount of the remuneration is within the maximum amount of compensation as approved by the general meeting of shareholders, and that the details and the method of determination of remuneration are consistent with the policy of the Board of Directors, namely with our policy for determining the remuneration of each director.

The remuneration payable to the audit & supervisory board members is also composed of fixed compensation only, and is consulted and determined within the scope of the maximum amount of remuneration as resolved by the general meeting of shareholders based on whether a full-time or part-time audit & supervisory board member of the Audit & Supervisory Board and the details of assignment of work responsibilities.

(4) Information on Outside Officers

Outside Director

(i) Important concurrent positions and relationships with FUJICO

Mr. Takehiro Okamoto is the Managing Executive Officer of Nikke, our principal shareholder.

(ii) Major activities during the current fiscal year

[Board of Directors]

During the current fiscal year, the Board of Directors held a total of 14 meetings (13 regular meetings of the Board of Directors and 1 extraordinary meeting of the Board of Directors). Mr. Haruhito Sakui attended 14 out of 14 meetings, Mr. Osamu Shimizu attended 14 out of 14 meetings, and Mr. Takehiro Okamoto attended 11 out of 11 meetings (Mr. Okamoto assumed office on June 26, 2020). They have expressed opinions as necessary to discuss proposals from the perspective of corporate governance mainly based on their experience and knowledge.

Outside Audit & Supervisory Board Members

(i) Important concurrent positions and relationships with FUJICO

　Not applicable.

(ii) Major activities during the current fiscal year

[Board of Directors]

During the current fiscal year, the Board of Directors held a total of 14 meetings (13 regular meetings of the Board of Directors and 1 extraordinary meeting of the Board of Directors). Mr. Hiroyoshi Takemura attended 14 of the 14 meetings, and Mr. Satoru Fujikawa attended 11 of the 11 meetings (Mr. Fujikawa assumed office on June 26, 2020). Each outside audit & supervisory board member raised questions and expressed opinions as necessary and fully exercised its auditing function.

[Audit & Supervisory Board]

During the current fiscal year, the Audit & Supervisory Board held a total of 13 meetings. Mr. Hiroyoshi Takemura attended 13 out of the 13 meetings, and Mr. Satoru Fujikawa attended 10 out of the 10 meetings (Mr. Fujikawa assumed office on June 26, 2020). In accordance with the auditing policy established by the Audit & Supervisory Board, each audit & supervisory board member attended meetings of the Board of Directors and other important meetings, inspected important documents, conducted audit at each division and business site, conducted investigations at our subsidiaries, and reported to the Audit & Supervisory Board.

6. Matters Concerning Accounting Auditor

(1) Name of Accounting Auditor

KPMG AZSA LLC

(2) The Amount of the Remuneration of the Accounting Auditor for the Current Fiscal Year

Remuneration payable to the accounting auditor for the current fiscal year:	34,500 thousand yen

Notes:
1.	Based on the “Practical Guidelines for Coordination with Accounting Auditors” published by the Japan Audit & Supervisory Board Members Association, the Audit & Supervisory Board reviewed the audit time and appropriateness of compensation for each audit category and level in the audit plans for past fiscal years and has agreed to the remuneration of the accounting auditor as set forth in Paragraph 1 of Article 399 of the Companies Act.
2.	The accounting audit contract executed between FUJICO and the accounting auditor does not distinguish remuneration for audit under the Companies Act from that for audit under the Financial Instruments and Exchange Act. Therefore, the above amount includes remuneration for the audit work under the Financial Instruments and Exchange Act.

(3) Total Amount of Remuneration Payable by FUJICO and our Consolidated Subsidiaries to the Accounting Auditors	34,500 thousand yen

Fuji Corp International Hong Kong Ltd., Fuji Corp Precision Products (Shenzhen) Co., Ltd., PT. FUJIKO INDONESIA, Sanwa Felt Hong Kong Ltd., SANWA FELT (THAILAND) CO., LTD., SANWA FELT VIETNAM CO., LTD. and FUJICO KOREA CO., LTD., which are our significant subsidiaries, are audited by accounting firms other than our accounting auditor.

(4) Policy for the Determination of the Dismissal or Non-Reappointment of the Accounting Auditor

In the event that an accounting auditor breaches or conflicts with laws and regulations such as the Companies Act and the Certified Public Accountants Act, the Audit & Supervisory Board shall dismiss the accounting auditor in accordance with the Rules of the Board of Auditors if the dismissal of such accounting auditor is deemed appropriate based on such fact.

In addition, the Audit & Supervisory Board shall comprehensively evaluate the accounting auditor’s qualifications, expertise and independence from FUJICO, and other evaluation standards. In the event it is deemed necessary to change the accounting auditor, the Audit & Supervisory Board shall make a determination that a proposal regarding the dismissal or non-confidence of the accounting auditor be submitted to the general meeting of shareholders.

7. Systems and Policies of FUJICO

(1) System to Ensure Appropriate Business Conduct

1. System to ensure that the execution of duties by directors (including equivalent positions as directors of overseas subsidiaries; the “directors ”) and employees of FUJICO and our subsidiaries ( “our group”) is in compliance with laws and regulations and the Articles of Incorporation

(1)	Directors and employees shall act in compliance with laws and regulations, the Articles of Incorporation, and social norms in accordance with the Rules and Regulations on the Internal Control System.
(2)	The Compliance and Risk Management Committee, chaired by the president and with the participation of outside legal counsels, shall be established as an organization to supervise the entire compliance (legal compliance) of the entire group.
(3)	Environmental and safety-related laws and regulations, which are important issues for the manufacturing industry, shall be managed by ISO14001 Environmental Management System for environmental issues, and shall be managed by the Safety and Health Committee for safety issues.
(4)	With regard to the promotion of compliance, directors and employees shall take every opportunity to identify compliance as a problem from their respective perspectives and engage in business operations, and provide training and guidance.
(5)	Our group shall establish a system for consultation and reporting, and strengthen its governance system by providing that directors and employees must report (may remain anonymous) to the general manager of the General Affairs Division, full-time audit & supervisory board members, or outside attorneys at law, when they become aware that a violation of compliance has occurred or is about to be committed.
In addition, our group shall keep the report confidential and shall not treat whistleblowers disadvantageously.

2. System for the storage and management of documents and information pertaining to the execution of duties by directors

(1)	Information pertaining to the execution of duties by directors shall be appropriately and reliably stored and managed in a highly searchable manner in accordance with the storage media thereof in accordance with laws and regulations, Document Control Regulations, and other internal rules.
(2)	Documents and information pertaining to the execution of duties shall be kept and managed in accordance with the Document Control Regulations, and such information shall be available to directors and audit & supervisory board members at any time.

3. Rules and other systems for risk management of losses in our group

(1)	In order to identify and manage diverse risks in our group’s anticipated business activities, we will ensure a risk management system for understanding and managing such risks based on regulations and rules established according to individual risks.
(2)	We have built a management system by establishing an organization to oversee overall risk management, the Compliance and Risk Management Committee, and by prescribing the Risk Management Rules.

(3)	In the event of an emergency, the Emergency Response Headquarters, headed by the president, shall supervise and prevent the spread of damage in the event of a crisis and establish a system to minimize such damage.
(4)	In normal times, each division regularly identifies and verifies risks and works to mitigate those risks.

4. System to ensure the efficient execution of duties by directors of our group and system to report on the execution of business

(1)	Our Board of Directors (Regulations of the Board of Directors) meets once a month to determine important matters (Regulations on Matters to be Discussed at Meetings of the Board of Directors) and to supervise the status of the execution of duties by directors as the basis for the system to ensure the efficient execution of duties by directors.
In addition, the Board of Managing Directors (Rules of the Board of Managing Directors) shall be convened from time to time as necessary to make decisions on basic matters and important matters concerning the execution of business in a flexible manner.
(2)	Based on our group’s future business environment, we formulate a medium-term management plan and annual budgets and set company-wide targets.
Each division formulates and implements concrete measures to achieve its objectives.

5. System to ensure the appropriateness of business within our group

(1)	Directors of our group shall manage the management of subsidiaries under a system to request for decision from and report to FUJICO as group company management. Directors shall be authorized and responsible for the establishment and operation of internal controls by monitoring as necessary.
(2)	Directors shall report any violation of laws and regulations or any other important matters related to compliance identified within group companies to the audit & supervisory board members.
(3)	In accordance with the Regulations Governing the Management of Affiliated Companies set forth by FUJICO, each group company shall report to FUJICO on its business conditions and other important matters from time to time, and the reports shall be inspected by the audit & supervisory board members and the auditors shall, if necessary, request explanations from each of our group companies.
(4)	Our Internal Audit Office shall conduct business audits, accounting audits, and special missions as necessary in accordance with the Internal Audit Regulations.

6. System to ensure that the audits by the audit & supervisory board members are conducted effectively and matters concerning such assistants

(1)	In the event the audit & supervisory board members request an assistant employee, an assistant auditor shall be appointed from our employees.
(2)	Such assistants shall not serve concurrently as employees of other departments and shall comply solely with the instructions and orders of the audit & supervisory board members.

(3)	In order to ensure the independence of such assistants from directors, appointment, dismissal, personnel transfer and evaluation of such assistants shall be determined by the Board of Directors after obtaining the prior consent of the Audit & Supervisory Board.

7. System to enable directors and employees to report to audit & supervisory board members and other reporting system to audit & supervisory board members, and systems to ensure the effective implementation of audits by the audit & supervisory board members

(1)	The scope of the matters to be reported to the audit & supervisory board members by the directors and employees and the method of reporting shall be determined, and a system shall be ensured for the audit & supervisory board members to collect information, and the audit & supervisory board members may, whenever necessary, request reports from the directors and employees.
(2)	Based on the Regulations Regarding Internal Alert (Internal Alert Regulations), FUJICO shall establish and operate an internal alert system in which responsible departments and audit & supervisory board members are appointed as internal contacts and outside legal counsel as external contacts, and promptly share the status of reports among related parties, and by appropriately maintaining such operation, shall ensure the appropriate reporting system to audit & supervisory board members for violations of laws and regulations and other compliance-related issues.

8. System to ensure that the person who makes reports to audit & supervisory board members are not subject to disadvantageous treatment

Any disadvantageous treatment (reprisal act) to the person who has made a report as set forth in the preceding section to the audit & supervisory board members on the grounds that such report has been made shall be prohibited.

9. Matters concerning the policy for the disposal of expenses or reimbursement of expenses arising from the execution of duties by the audit & supervisory board members

In the event an audit & supervisory board member requests to FUJICO for advance payment of expenses pursuant to Article 388 of the Companies Act in connection with the execution of his/her duties, FUJICO will promptly handle such expenses or debts unless FUJICO finds that the expenses or debts relating to the audit & supervisory board member’s request were not necessary for the execution of his/her duties.
In addition, audit & supervisory board members may seek opinions, at the expense of FUJICO, from experts such as attorneys-at-law, certified public accountants, and certified tax accountants if deemed necessary by the audit & supervisory board members.

10. System to eliminate anti-social forces

We will cooperate with external legal counsels and the police in accordance with the Standards of Conduct for Countermeasures against Problems Involving Anti-Social Forces and Unjust Demands, and will take a resolute stance in dealing with contacts from anti-social forces and organizations without bowing to pressure from them and will not have any relationship with them.

(2) Outline of the status of operation of our system to ensure appropriate business conduct

We conduct ongoing investigations on the status of the operation of the internal control system and, where necessary, discuss the status with relevant organizations. In addition, we discuss corrective measures for problems identified as a result of the investigation, and strive to implement a more appropriate internal control system.

Principal matters related to the internal control system are outlined below.

(i) No critical matters that need to be reported to the Board of Directors have occurred or a meeting of the Compliance Risk Management Committee was held, which are based on reports on breaches of regulations, laws and regulations, the Articles of Incorporation, or social norms concerning internal control systems, as well as internal alert on such violations.

(ii) The Internal Audit Office conducts internal audits of each division based on the annual audit plan and reports the audit results to the Representative Director and President.

(iii) Regarding the promotion of compliance, we strive to thoroughly instill compliance awareness among all employees by regularly viewing educational materials.

(iv) With regard to risk management, we have newly prescribed the Regulations for the Handling of Specific Personal Information and revised the Regulations for the Management of Personal Information in order to prevent the leakage of personal information in line with the enforcement of the My Number Act.

(3) Basic Policy on Control of Stock Company

We have not specified any basic policy regarding the manner of persons who control decisions on the financial and business policies of FUJICO.

Figures in this business report are rounded down to the nearest whole number.

Consolidated Balance Sheets

(As of March 31, 2021)

(Thousands of yen)

Assets		Liabilities
Accounts	Amount	Accounts	Amount
Current assets	6,199,472	Current liabilities	1,798,047
Cash and deposits	2,336,878	Electronically recorded debts	362,979
Notes and accounts receivable	1,701,538	Accounts payable	361,843
Electronically recorded monetary claims	530,362	Short-term borrowings	92,500
Marketable securities	200,140	Current portion of bonds payable	60,000
Merchandise and finished goods	624,486	Current portion of long-term debt	100,000
Work in process	210,235	Lease obligations	50,981
Raw materials and supplies	277,702	Accrued expenses	106,103
Other	322,880	Income taxes payable	53,527
Allowance for doubtful accounts	(4,752)	Accrued bonuses	45,791
		Provision for loss on business liquidation	35,403
Fixed assets	4,572,651	Accrued indemnification payments	100,000
Tangible fixed assets	3,026,068	Asset retirement obligations	134,615
Buildings and structures	1,052,279	Other	294,302
Machinery and equipment	204,741	Long-term liabilities	1,207,460
Land	1,552,729	Corporate bonds	150,000
Lease assets	132,266	Lease obligations	134,836
Construction in progress	42,604	Deferred tax liabilities	125,381
Other	41,447	Liability for termination and retirement benefits	678,276
		Other	118,964
Intangible fixed assets	111,387	Total liabilities	3,005,508
Software	78,083	Net assets
Development cost of software in progress	8,931	Shareholders' equity	7,440,093
Lease assets	19,390	Common stock	1,716,300
Telephone subscription rights	4,982	Capital surplus	1,599,813
		Retained earnings	4,347,297
Investments and other assets	1,435,195	Treasury stock	(223,316)
Investment securities	1,267,291	Accumulated other comprehensive income	326,522
Prepaid pension expense	35,253	Unrealized gain on available-for-sale securities	307,402
Deferred tax assets	23,971	Foreign currency translation adjustments	11,026
Other	112,959	Pension liability adjustments	8,093
Allowance for doubtful accounts	(4,280)	Total net assets	7,766,615
Total assets	10,772,124	Total liabilities and net assets	10,772,124

Consolidated Statements of Income

(	From April 1, 2020 To March 31, 2021)

(Thousands of yen)

Accounts	Amount
Net sales		7,118,884
Cost of sales		5,636,013
Gross profit		1,482,871
Selling, general and administrative expenses		1,724,554
Operating loss		241,682
Non-operating income
Interest income	9,529
Dividend income	24,009
Real estate leasing income	72,538
Foreign exchange gains	35,025
Subsidy income	71,374
Compensation income	11,145
Other	20,022	243,644
Non-operating expenses
Interest expense	15,408
Property rental costs	7,990
Other	843	24,242
Ordinary loss		22,281
Extraordinary income
Income from insurance claim	1,322	1,322
Extraordinary losses
Loss on disposal of fixed assets	19,923
Impairment loss	77,502
Loss due to disasters	1,030
Expenses for dismantling and removing fixed assets	21,410
Loss on discontinued business	289,594
Fire loss	107,020
Provision for indemnification for payment	100,000	616,481
Loss before income taxes		637,440
Income taxes	78,130
Income taxes-deferred	(5,894)	72,236
Net loss		709,676
Loss attributable to non-controlling stockholders		-
Loss attributable to owners of parent		709,676

Consolidated Statements of Changes in Net Assets

(	From April 1, 2020 To March 31, 2021)

(Thousands of yen)

	Shareholders' equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders' equity
Opening balance	1,716,300	1,599,813	5,061,631	(223,243)	8,154,501
Change during the year
Dividends of surplus;			(4,658)		(4,658)
Loss attributable to owners of parent			(709,676)		(709,676)
Purchase of treasury stock				(73)	(73)
Net changes of items other than shareholders' equity
Total changes during the period			(714,334)	(73)	(714,408)
Ending Balance	1,716,300	1,599,813	4,347,297	(223,316)	7,440,093

	Accumulated other comprehensive income				Total net assets
	Net unrealized gain on available- for-sale securities	Foreign currency translation adjustments	Accumulated retirement benefits adjustments	Total accumulated other comprehensive income
Opening balance	137,189	107,823	(37,307)	207,706	8,362,207
Change during the year
Dividends of surplus					(4,658)
Loss attributable to owners of parent					(709,676)
Purchase of treasury stock					(73)
Net changes of items other than shareholders' equity	170,213	(96,797)	45,400	118,816	118,816
Total changes during the period	170,213	(96,797)	45,400	118,816	(595,591)
Ending Balance	307,402	11,026	8,093	326,522	7,766,615

Notes to Consolidated Financial Statements

I. Notes to Basis of Significant Matters in Preparing Consolidated Financial Statements

1. Scope of consolidation

Number of consolidated subsidiaries and names of consolidated subsidiaries

FUJICO has eight consolidated subsidiaries.

Name of consolidated subsidiaries:  Fuji Corp International Hong Kong Ltd.

Fuji Corp Precision Products (Shenzhen) Co., Ltd.

Sanwa Felt Company Limited

PT. FUJIKO INDONESIA

Sanwa Felt Hong Kong Ltd.

SANWA FELT (THAILAND) CO., LTD.

SANWA FELT VIETNAM CO., LTD.

FUJICO KOREA CO.,LTD.

2. Accounting periods of consolidated subsidiaries

The fiscal year-end of Fuji Corp International Hong Kong Ltd., Fuji Corp Precision Products (Shenzhen) Co., Ltd., PT. FUJIKO INDONESIA, Sanwa Felt Hong Kong Ltd., SANWA FELT (THAILAND) CO., LTD., SANWA FELT VIETNAM CO., LTD., FUJICO KOREA CO., LTD. is December 31.

In preparing the consolidated financial statements, FUJICO uses the financial statements as of that date and makes necessary adjustments for consolidation of significant transactions occurring between the fiscal year-end and the consolidated fiscal year-end. The fiscal year-end of other consolidated subsidiaries is the same as the consolidated fiscal year-end.

3. Matters concerning accounting policies

(1) Valuation standards and methods for significant assets

(i) Marketable securities

Other securities

with market value	Stated at market value determined based on the market prices on the balance sheet date (net unrealized gain (loss) on available-for-sale securities is reported directly in net assets and cost of investment securities sold is determined based on the moving-average method)
Those without market value	Cost based on the moving-average method

(ii) Claims and obligations arising from derivative transactions

Derivatives	Stated at market value

(iii) Inventories

Goods and products, work-in-process, raw materials and supplies	Cost method based on the gross average method (method of devaluation of book value due to decrease in profitability)

(2) Depreciation methods for significant depreciable assets

(i) Property, plant and equipment (excluding leased assets)

Depreciation is calculated based on the straight-line method.

Useful lives for primary assets are as follows:

Building 26-50 years

Machinery and equipment 5 to 8 years

(ii) Intangible assets (excluding lease assets)

Software for internal use is amortized based on the straight-line method over its estimated useful life (5 years).

(iii) Lease assets

Lease assets related to finance lease transactions that do not transfer ownership

The straight-line method is used with the lease term as the useful life and the residual value as zero (if the lease contract has a residual value guarantee arrangement, such residual value guarantee).

(3) Basis of accounting for significant allowances

(i) Allowance for doubtful receivables

In order to prepare for losses due to bad debts, FUJICO accrues an estimated bad debt allowance on ordinary receivables based on the historical bad debt ratios, and an estimated amount of uncollectible receivables is recorded by individually examining the collectability of specific receivables such as doubtful receivables and claims provable in bankruptcy.

(ii) Accrued bonuses

In order to reserve for bonuses to employees, accrued bonuses are calculated based on the estimated amount of bonuses to be paid.

(iii) Provision for loss on business liquidation

To provide for future losses arising from business liquidation, an allowance is provided for the amount of losses expected to be incurred in the future.

(iv) Accrued indemnification payments

Expenses for indemnification related to the fire accident at the Ichinoseki Plant are estimated to be incurred in the future.

(4) Accounting method for retirement benefits

(i) Method of attributing expected retirement benefits to periods

In calculating retirement benefit obligations, the benefit formula basis is used to attribute expected retirement benefits to the period up to the current fiscal year.

(ii) Amortization of actuarial gains and losses and prior service costs

Actuarial gains and losses are amortized on a straight-line basis over a certain number of years (nine years) within the average remaining years of service of the eligible employees at the time of occurrence, commencing with the consolidated fiscal year following the year in which the gain or loss is recognized.

Prior service cost is amortized as incurred by the straight-line method over a certain number of years (nine years) within the average remaining years of service of the eligible employees.

(iii) Adoption of the simplified accounting method for small enterprises

Certain consolidated subsidiaries apply a simplified method for calculating net defined benefit liability and retirement benefit expenses, which uses the amount that would be required if all employees voluntarily terminated their employment at the end of the fiscal year as retirement benefit obligations.

(5) Other important matters that serve as the basis for preparing consolidated financial statements

(i) Hedge accounting method

1. Hedge accounting method

Special accounting treatment is applied to interest rate swaps as they meet the requirements for special treatment.

2. Hedging instruments and hedged items

(Hedging Instruments)	(Hedged items)
Interest rate swaps	Interest on borrowings

3. Hedging policy

Interest rate swaps are entered into to hedge interest rate risk of borrowings, and the hedged items are identified on a contract-by-contract basis.

4. Hedge effectiveness assessment method

The evaluation of the effectiveness of interest rate swaps at the balance sheet date is omitted because the swaps meet the criteria for special accounting.

(ii) Accounting for consumption tax

All accounting transactions are booked exclusive of any national or local consumption taxes.

(iii) Amount of matters pertaining to consolidated financial statements

Amounts listed are rounded down to the nearest unit.

II. Changes in Presentation

- Changes due to adoption of “Accounting Standard for Disclosure of Accounting Estimates”

“Accounting Standard for Disclosure of Accounting Estimates” (ASBJ Statement No. 31, March 31, 2020) has been applied from the current consolidated fiscal year, and III Notes on Accounting Estimates have been included in the Notes to Consolidated Financial Statements.

III. Notes on Accounting Estimates

Accounting estimates are based on reasonable amounts based on information available at the time of preparation of the consolidated financial statements. Among the amounts recorded in the consolidated financial statements for the current consolidated fiscal year due to accounting estimates, the following items have the risk of having a material impact on the consolidated financial statements for the following consolidated fiscal year.

1. Necessity of Recognition of Impairment Loss on Fixed Assets

(1) Amount recorded in the consolidated financial statements for the current consolidated fiscal year

In our Industrial Materials segment, the business environment has deteriorated due to a decline in demand caused by the slump in the economy caused by the spread of the new coronavirus infection, and we have reorganized our business by closing a plant. Accordingly, we judged that there were indications of impairment and considered whether or not an impairment loss should be recorded. As a result of the review, it was determined that the undiscounted future cash flows of the business exceeded the carrying amount of fixed assets of 73,023 thousand yen (73,023 thousand yen for property, plant and equipment), and therefore no impairment loss was recorded for this business.

(2) Other information that contributes to the understanding of users of the consolidated financial statements with regard to accounting estimates

In principle, our group groups business assets by considering the type of business, and idle assets are grouped by individual asset.

If indicators of impairment are considered to be present, FUJICO determines whether an impairment loss needs to be recognized by comparing the carrying amount to the sum of the undiscounted future cash flows from the asset group. If the determination indicates that the sum of the undiscounted future cash flows is less than the carrying amount and an impairment loss is required to be recognized, the carrying amount is reduced to the recoverable amount (the higher of net selling price or value in use), and the reduction in the carrying amount is recognized as an impairment loss.

In addition, estimates of future cash flows for the Industrial Materials segment are made based on the business plans of the Industrial Materials segment prepared by management, which include assumptions such as increases in unit selling prices, decreases in unit prices for raw materials, and improvements in margins resulting from a partial change from in-house production to purchases from business partners. Forecasts of such assumptions involve a high degree of uncertainty and could materially affect estimates of future cash flows.

IV. Change in Accounting Estimates

We set the carrying value of inventories at the balance sheet value at the rate determined according to the period of retention, in principle, when the acquisition or production exceeds a certain period of time. With the accumulation of data for a sufficient period to ascertain the product life cycle, from the current consolidated fiscal year, FUJICO has changed the rate at which the carrying value is written down to more appropriately reflect the facts of the decline in profitability related to inventories in its financial position and results of operations.

As a result, cost of sales for the current consolidated fiscal year increased by 52,952 thousand yen, and operating loss, ordinary loss, and loss before income taxes increased by 52,952 thousand yen, respectively, compared with the method before the change.

V. Notes to Consolidated Balance Sheet

Accumulated depreciation of tangible fixed assets	6,970,081 thousand yen

VI. Notes to Consolidated Statements of Income

1. Write-down of book value due to a decrease in the profitability of inventories held for ordinary sale

Cost of sales	9,562 thousand yen

2. Loss on disposal of fixed assets

Loss on disposal of property, plant and equipment related to the dismantling of old buildings at the head office plant.

3. Impairment loss

Our group recognized impairment losses on the fixed assets of the following asset groups.

(Thousands of yen)

	Location	Business Divisions	Purpose of Use	Type	Impairment loss
(i)	FUJICO head officeplant	Environmental materials	Property put into business	Machinery and equipment	3,754
	FUJICO Ishioka Plant	Interior decoration materials		Machinery and equipment	14,188
				Leased assets (property, plant and equipment)	2,137
				Other	40
		Automotive materials		Machinery and equipment	14,502
	Subtotal				34,623
(ii)	FUJICO Ichinoseki Plant	Automotive materials	Property put into business	Buildings and structures	22,936
				Machinery and equipment	3,503
				Land	16,025
				Other	412
	Subtotal				42,879
Total					77,502

In principle, our group groups business assets by considering the type of business, and idle assets are grouped by individual asset.

(i) We recorded an impairment loss of 34,623 thousand yen as an extraordinary loss on business assets for which operating income (loss) continued to be negative, as the book value was reduced to the recoverable amount. The recoverable amount of the asset is measured at its value in use and is measured at its memorandum value because the future cash flows are negative.

(ii) We recorded an impairment loss of 42,879 thousand yen as an extraordinary loss on business assets for which operating income (loss) continued to be negative, as the book value was reduced to the recoverable amount. The recoverable amount of this asset is measured based on the net selling price, which is evaluated based on real estate appraisal value and other factors.

4. Expenses for dismantling and removing fixed assets

Expenses related to the dismantling and removal of obsolete buildings at the head office plant.

5. Loss on discontinued business

We incurred a loss of 259,842 thousand yen on the closure of our Tatebayashi Plant, a loss of 23,985 thousand yen on the withdrawal from our hat business, a loss of 3,138 thousand yen on the closure of our Fukuoka sales office, and a loss of 2,629 thousand yen on the closure of our Sendai sales office. The breakdown of the loss associated with the closure of the Tatebayashi Plant is as follows: restoration expenses of 129,019 thousand yen, impairment loss of 48,048 thousand yen, provision for loss on business liquidation of 31,326 thousand yen, and other related expenses of 51,446 thousand yen. Details of impairment loss are as follows.

(Thousands of yen)

Location	Business Divisions	Purpose of Use	Type	Impairment loss
FUJICO Tatebayashi Plant	Industrial materials	Property put into business	Buildings and structures	31,788
			Machinery and equipment	16,102
			Other	158
Total				48,048

In principle, our group groups business assets by considering the type of business, and idle assets are grouped by individual asset.

In November 2020, a resolution was passed by the Board of Directors regarding the closure of our Tatebayashi Plant. With regard to business assets for which earnings are no longer expected, the book value was reduced to the recoverable amount, and 48,048 thousand yen was included in loss on business liquidation and recorded as extraordinary loss. The recoverable amount of the asset is measured at its value in use and is measured at its memorandum value because the future cash flows are negative.

6. Fire loss

Loss from fire at our Ichinoseki Plant (main production products: automotive materials) on October 30, 2020. This consisted of a loss on disposal of property, plant and equipment of 104 million yen, a loss on disposal of inventories of 1,908 thousand yen, and other related expenses of 1,111 thousand yen.

As the amount of insurance benefits received for fire insurance is not fixed, the amount of insurance benefits received is not recorded.

7. Provision for indemnification for payment

This is compensation costs incurred in connection with the fire accident at our Ichinoseki Plant.

VII. Notes to Consolidated Statement of Changes in Net Assets

1. Matters concerning the type and total number of issued shares

Total number of outstanding shares at the end of the current consolidated fiscal year

Common stock	1,000,000 shares

2. Matters concerning dividends

(1) Dividends paid

Resolution	Type of stock	Total dividends (Thousands of yen)	Dividend per share (Yen)	Record date	Effective date
June 26, 2020 Ordinary Shareholders Meeting	Common stock	4,658	5	March 31, 2020	June 29, 2020

(2) Dividends for which the record date belongs to the current consolidated fiscal year and for which the effective date of distribution falls in the following consolidated fiscal year

The following resolution is scheduled.

Resolution	Type of stock	Source of dividends	Cash dividends paid Total amount (Thousands of yen)	Per share Cash dividends paid (Yen)	Record date	Effective date
June 29, 2021 Ordinary Shareholders Meeting	Common stock	Retained earnings	4,658	5	March 31, 2021	June 30, 2021

VIII. Notes on Financial Instruments

1. Matters relating to financial instruments

In principle, our group’s internal rules stipulate that surplus funds be invested in highly liquid and safe financial assets.

Borrowings and lease obligations are used for working capital (mainly short-term) and capital expenditures (long-term).

Customer credit risk related to notes and accounts receivable-trade and electronically recorded monetary claims-is reduced in accordance with credit management regulations. In addition, investment securities are mainly equity securities, and the fair value of listed stocks is measured on a quarterly basis.

Derivatives may be used to avoid risks, but FUJICO’s policy is not to engage in speculative transactions.

2. Fair Value of Financial Instruments

The carrying amount, fair value and the difference between these amounts as of March 31, 2021 are as follows:

(Thousands of yen)

	Carrying amount	Market value	Difference
(1) Cash and deposits	2,336,878	2,336,878	-
(2) Notes and accounts receivable	1,701,538	1,701,538	-
(3) Electronically recorded monetary claims	530,362	530,362	-
(4) Marketable and investment securities
Other securities	1,230,917	1,230,917	-
Total assets	5,799,696	5,799,696	-
(5) Accounts payable	361,843	361,843	-
(6) Electronically recorded obligations- operating	362,979	362,979	-
(7) Short-term borrowings	92,500	92,500	-
(8) Corporate bonds	210,000	209,227	(772)
(including the current portion)
(9) Long-term debt	100,000	99,948	(51)
(including the current portion)
(10) Lease obligations	185,818	177,944	(7,873)
(including the current portion)
Total liabilities	1,313,141	1,304,444	(8,697)

Note 1: Calculation method for fair value of financial instruments and matters related to securities

(1) Cash and deposits; (2) Trade notes and accounts receivable; and (3) Electronically recorded monetary claims

The fair value of these securities is based on the book value as the fair value is approximately equal to the book value.

(4) Marketable and investment securities

The transaction value of these securities is based on quoted market prices for stocks and other securities. The fair value of bonds is based on quoted market prices or prices provided by financial institutions.

(5) Accounts payable, (6) Electronically recorded obligations, and (7) Short-term borrowings

Since cash on hand and in banks is settled in the short-term at a value almost similar to the book value, it is posted at the book value.

(8) Corporate bonds

The fair value of bonds is calculated based on the present value of the total amount of principal and interest discounted by the interest rate taking into account the remaining term of the liability and credit risk.

(9) Long-term debt

The fair value of long-term borrowings is calculated based on the present value of the sum of principal and interest discounted at a rate that takes into account the remaining term of the borrowings and credit risk.

(10)Lease obligations

The fair value of lease obligations is calculated based on the present value of future cash flows discounted by the interest rate that would be applied to new similar leases.

Note 2: Unlisted stocks (carrying amount: 236,514 thousand yen on the consolidated balance sheet) are not included in “(4) Investment securities” because they do not have a market price and it is not possible to estimate future cash flows, and it is extremely difficult to determine their fair value.

IX. Notes on Real Estate for Rent

1. Matters concerning the status of real estate for rent

We have land for rent in Itami-shi, Hyogo.

2. Matters concerning the market value of real estate for rent

(Thousands of yen)
Amount reported on the consolidated balance sheet	Market value
45,509	1,170,000

Notes: Caluculation of Market Value

Amounts based on the real estate appraisal report by an outside real estate appraiser (including those adjusted using indices).

X. Notes on Per Share Information

1. Net assets per share	8,336.46 yen

2. Net loss per share	761.74 yen

XI. Notes on Asset Retirement Obligations

Asset retirement obligations reported in the consolidated balance sheets

(1) Details of asset retirement obligations

This is the obligation to restore the property to its original state in line with our real estate lease contract at Tatebayashi Plant.

(2) Method of calculating the amount of the asset retirement obligation

Due to the immateriality of the discounted amount, the undiscounted estimate is used to determine the asset retirement obligation.

(3) Details of changes in total asset retirement obligations during the period

(Thousands of yen)

Breakdown	Amount
Beginning balance Amount of obligation to restore to the original state accompanying an application for closure of Tatebayashi Plant.	5,534 133,090
Ending balance	138,624

Non-Consolidated Balance Sheets

(As of March 31, 2021)

(Thousands of yen)

Assets		Liabilities
Accounts	Amount	Accounts	Amount
Current assets	5,211,301	Current liabilities	1,603,348
Cash and deposits	1,721,759	Electronically recorded debts	362,979
Notes receivable	272,642	Accounts payable	294,379
Electronically recorded monetary claims	527,382	Short-term borrowings	92,500
Accounts receivable	1,268,938	Current portion of bonds payable	60,000
Marketable securities	200,140	Current portion of long- term debt	100,000
Merchandise and finished goods	476,296	Lease obligations	25,456
Work in process	187,979	Accounts payable	75,599
Raw materials and supplies	217,893	Accrued expenses	93,768
Prepaid expenses	28,365	Income taxes payable	15,304
Short-term loans	178,172	Deposits received	7,863
Long-term loans receivable to be collected within one year	3,335	Deferred revenues	6,923
Accounts receivable	36,661	Accrued bonuses	33,745
Other	96,285	Provision for loss on business liquidation	35,403
Allowance for doubtful accounts	(4,551)	Accrued indemnification payments	100,000
		Asset retirement obligations	134,615
Fixed assets	5,083,662	Other	164,809
Tangible fixed assets	2,221,258	Long-term liabilities	1,090,588
Building	807,947	Corporate bonds	150,000
Structure	58,044	Lease obligations	74,974
Machinery and equipment	142,587	Liability for retirement benefits	632,800
Automotive equipment	0	Deferred tax liabilities	124,786
Tools, furniture and fixtures	19,804	Other	108,026
Land	1,067,363	Total liabilities	2,693,937
Lease assets	83,054	Net assets
Construction in progress	42,455	Shareholders' equity	7,293,624
		Common stock	1,716,300
Intangible fixed assets	97,812	Capital surplus	1,599,813
Software	77,323	Additional paid-in capital	1,599,813
Development cost of software in progress	8,931
Lease assets	6,757	Retained earnings	4,200,828
Telephone subscription rights	4,800	Legal reserve	429,075
Investments and other assets	2,764,591	Other retained earnings	3,771,753
Investment securities	1,267,291	Dividend equalizing reserve	110,000
Investments in affiliates	1,411,707	General reserve	3,720,800
Investments in capital	80	Retained earnings carried forward	(59,046)
Long-term loans receivable	17,677
Unrecoverable or valueless loans	4,271	Treasury stock	(223,316)
Long-term prepaid expenses	26,829	Valuation and translation adjustments	307,402
Prepaid pension cost	21,099	Unrealized gain on available- for-sale securities	307,402
Other	19,915
Allowance for doubtful accounts	(4,280)	Total net assets	7,601,027
Total assets	10,294,964	Total liabilities and net assets	10,294,964

Non-Consolidated Statement of Income

(	From April 1, 2020 To March 31, 2021)

(Thousands of yen)

Accounts	Amount
Net sales		6,165,660
Cost of sales		5,232,746
Gross profit		932,914
Selling, general and administrative expenses		1,431,083
Operating loss		498,169
Non-operating income
Interest and dividend income	570,136
Interest on securities	9,072
Real estate leasing income	72,538
Foreign exchange gains	35,840
Subsidy income	65,600
Compensation income	11,145
Other	16,236	780,570
Non-operating expenses
Interest expense	8,660
Interest on bonds	1,332
Property rental costs	7,990
Other	7	17,991
Ordinary income		264,410
Extraordinary income
Income from insurance claim	1,322	1,322
Extraordinary losses
Loss on disposal of fixed assets	19,923
Impairment loss	77,502
Loss due to disasters	1,030
Expenses for dismantling and removing fixed assets	21,410
Loss on discontinued business	289,594
Fire loss	107,020
Provision for indemnification for payment	100,000	616,481
Loss before income taxes		350,748
Income taxes	11,390	11,390
Net loss		362,139

Statement of Changes in Shareholders’ Equity

(	From April 1, 2020 To March 31, 2021)

(Thousands of yen)

	Shareholders’ equity
	Common stock	Capital surplus		Retained earnings
		Capital reserve	Capital Retained earnings Total	Legal reserve	Other retained earnings			Total retained earnings
					Reserve for dividend payment	General reserve	Retained earnings carried forward
Opening balance	1,716,300	1,599,813	1,599,813	429,075	110,000	4,220,800	(192,249)	4,567,625
Change during the year
Dividends of surplus							(4,658)	(4,658)
Reversal of additional reserve						(500,000)	500,000	-
Net loss							(362,139)	(362,139)
Purchase of treasury stock
Net changes of items other than shareholders' equity
Total changes of items during the period						(500,000)	133,202	(366,797)
Ending Balance	1,716,300	1,599,813	1,599,813	429,075	110,000	3,720,800	(59,046)	4,200,828

	Shareholders’ equity		Valuation and translation adjustments		Total net assets
	Treasury stock	Total shareholder s' equity	Other unrealized gain on available- for-sale securities	Total valuation and translation adjustments
Opening balance	(223,243)	7,660,495	137,189	137,189	7,797,684
Change during the year
Dividends of surplus		(4,658)			(4,658)
Reversal of additional reserve		-			-
Net loss		(362,139)			(362,139)
Purchase of treasury stock	(73)	(73)			(73)
Net changes of items other than shareholders' equity			170,213	170,213	170,213
Total changes of items during the period	(73)	(366,870)	170,213	170,213	(196,657)
Ending Balance	(223,316)	7,293,624	307,402	307,402	7,601,027

Notes to Non-Consolidated Financial Statements

I. Notes concerning matters pertaining to significant accounting policies

1. Valuation basis and method of valuing assets

(1) Marketable securities

Investments in subsidiaries and affiliates	Cost based on the moving-average method

Other securities

with market value	Stated at market value determined based on the market prices on the balance sheet date (net unrealized gain (loss) on available-for-sale securities is reported directl in net assets and costs of invsetment securities sold is determined based on the moving-average method.)
Those without market value	Cost based on the moving-average method

(2) Claims and obligations arising from derivative transactions

Derivatives	Stated at market value

(3) Evaluation criteria and method of valuing inventories

Goods and products, work-in-process, raw materials and supplies	Cost method based on the gross average method (method of devaluation of book value due to decrease in profitability)

2. Depreciation method of fixed assets

(1) Property, plant and equipment (excluding leased assets)

Depreciation is calculated based on the straight-line method.

Useful lives for primary assets are as follows:

Building 26-50 years

Machinery and equipment 5 to 7 years

(2) Intangible assets (excluding lease assets)

Software for internal use is amortized based on the straight-line method over its estimated useful life (5 years).

(3) Lease assets

Lease assets related to finance lease transactions that do not transfer ownership

The straight-line method is used with the lease term as the useful life and such residual value as zero.

3. Basis of accounting for allowances

(1) Allowance for doubtful receivables

In order to prepare for losses due to bad debts, FUJICO accrues an estimated bad debt allowance on ordinary receivables based on the historical bad debt ratios, and an estimated amount of uncollectible receivables is recorded by individually examining the collectability of specific receivables such as doubtful receivables and claims provable in bankruptcy.

(2) Accrued bonuses

In order to reserve for bonuses to employees, accrued bonuses are calculated based on the estimated amount of bonuses to be paid.

(3) Provision for loss on business liquidation

To provide for future losses arising from business liquidation, an allowance is provided for the amount of losses expected to be incurred in the future.

(4) Accrued indemnification payments

Expenses for indemnification related to the fire accident at the Ichinoseki Plant are estimated to be incurred in the future.

(5) Liability for retirement benefits

To provide for the payment of retirement benefits to employees, an allowance is provided based on the projected retirement benefit obligation and the fair value of the pension plan assets at the end of the current fiscal year.

(i) Method of attributing expected retirement benefits to periods

In calculating retirement benefit obligations, the benefit formula basis is used to attribute expected retirement benefits to the period up to the end of the current fiscal year.

(ii) Amortization of actuarial gains and losses and prior service costs

Actuarial gains and losses are amortized in the year following the year in which the gain or loss is recognized by the straight-line method over a period (9 years) which is shorter than the average remaining years of service of the eligible employees.

Prior service cost is amortized as incurred by the straight-line method over a certain number of years (9 years) within the average remaining years of service of the eligible employees.

4. Other significant matters that serve as the basis for the preparation of non-consolidated financial statements

(1) Hedge accounting method

(i) Hedge accounting method

Special accounting treatment is applied to interest rate swaps as they meet the requirements for special treatment.

(ii) Hedging instruments and hedged items

(Hedging Instruments)	(Hedged items)
Interest rate swaps	Interest on borrowings

(iii) Hedging policy

Interest rate swaps are entered into to hedge interest rate risk of borrowings, and the hedged items are identified on a contract-by-contract basis.

(iv) Hedge effectiveness assessment method

The evaluation of the effectiveness of interest rate swaps at the balance sheet date is omitted because the swaps meet the criteria for special accounting.

(2) Accounting for consumption tax

All accounting transactions are booked exclusive of any national or local consumption taxes.

(3) Amount of matters pertaining to non-consolidated financial statements

Amounts listed are rounded down to the nearest unit.

II. Changes in Presentation

- Changes due to adoption of “Accounting Standard for Disclosure of Accounting Estimates”

“Accounting Standard for Disclosure of Accounting Estimates” (ASBJ Statement No. 31, March 31, 2020) was applied from the current fiscal year, and III Notes on Accounting Estimates are included in the Notes to Non-Consolidated Financial Statements.

III. Notes on Accounting Estimates

Accounting estimates are based on reasonable amounts based on information available at the time of preparation of the financial statements. Among the amounts recorded in the financial statements for the current fiscal year due to accounting estimates, the following items have the risk of having a material impact on the financial statements for the following fiscal year.

1. Necessity of Recognition of Impairment Loss on Fixed Assets

(1) Amounts recorded in the financial statements for the current fiscal year

In our Industrial Materials segment, the business environment has deteriorated due to a decline in demand caused by the slump in the economy caused by the spread of the new coronavirus infection, and we have reorganized our business by closing a plant. Accordingly, we judged that there were indications of impairment and considered whether or not an impairment loss should be recorded. As a result of the review, it was determined that the undiscounted future cash flows of the business exceeded the carrying amount of fixed assets of 73,023 thousand yen (73,023 thousand yen for property, plant and equipment), and therefore no impairment loss was recorded for this business.

(2) Other information that contributes to the understanding of users of the non-consolidated financial statements with regard to accounting estimates

In principle, FUJICO groups business assets by considering the type of business, and idle assets are grouped by individual asset.

If indicators of impairment are considered to be present, FUJICO determines whether an impairment loss needs to be recognized by comparing the carrying amount to the sum of the undiscounted future cash flows from the asset group. If the determination indicates that the sum of the undiscounted future cash flows is less than the carrying amount and an impairment loss is required to be recognized, the carrying amount is reduced to the recoverable amount (the higher of net selling price or value in use), and the reduction in the carrying amount is recognized as an impairment loss.

In addition, estimates of future cash flows for the Industrial Materials segment are made based on the business plans of the Industrial Materials segment prepared by management, which include assumptions such as increases in unit selling prices, decreases in unit prices for raw materials, and improvements in margins resulting from a partial change from in-house production to purchases from business partners. Forecasts of such assumptions involve a high degree of uncertainty and could materially affect estimates of future cash flows.

IV. Change in Accounting Estimates

We set the carrying value of inventories at the balance sheet value at the rate determined according to the period of retention, in principle, when the acquisition or production exceeds a certain period of time. With the accumulation of data for a sufficient period of time to ascertain the product life cycle, FUJICO has changed the rate at which the carrying value is written down to more appropriately reflect the facts of the decline in profitability related to inventories in its financial position and results of operations from the current fiscal year.

As a result, cost of sales for the current fiscal year increased by 52,952 thousand yen, operating loss and loss before income taxes increased by 52,952 thousand yen, and ordinary income decreased by 52,952 thousand yen compared with the method prior to the change.

V. Notes to Non-Consolidated Balance Sheet

1. Accumulated depreciation of tangible fixed assets	6,573,414 thousand yen

2. Monetary claims and liabilities to affiliated companies

Short-term monetary claims	309,585 thousand yen
Short-term monetary liabilities	22,147 thousand yen
Long-term monetary receivables	16,676 thousand yen

3. Liabilities for guarantees

We guarantee the obligations of our subsidiaries to leasing companies.

PT. FUJIKO INDONESIA	Lease obligations	50,591 thousand yen

VI. Notes to Non-Consolidated Statement of Income

1. Transaction volume with affiliated companies

Transaction volume from operating transactions
	Net sales	340,976 thousand yen
	Purchases	248,499 thousand yen
Non-operating transactions		546,345 thousand yen

2. Write-down of book value due to lower profitability of inventories held for ordinary sale

Cost of sales	(11,979) thousand yen

3. Loss on disposal of fixed assets

Loss on disposal of property, plant and equipment related to the dismantling of old buildings at the head office plant.

4. Impairment loss

We record impairment losses on the fixed assets of the following asset groups.

(Thousands of yen)

	Location	Business Divisions	Purpose of Use	Type	Impairment loss
(i)	Our head office and plant	Environmental materials	Property put into business	Machinery and equipment	3,754
	FUJICO Ishioka Plant	Interior decoration materials		Machinery and equipment	14,188
				Tools, furniture and fixtures	40
				Leased assets (property, plant and equipment)	2,137
		Automotive materials		Machinery and equipment	14,502
	Subtotal				34,623
(ii)	FUJICO Ichinoseki Plant	Automotive materials	Property put into business	Building	19,654
				Structure	3,282
				Machinery and equipment	3,503
				Tools, furniture and fixtures	412
				Land	16,025
	Subtotal				42,879
Total					77,502

In principle, we group business assets by considering the type of business, and idle assets are grouped by individual asset.

(i) We recorded an impairment loss of 34,623 thousand yen as an extraordinary loss on business assets for which operating income (loss) continued to be negative, as the book value was reduced to the recoverable amount. The recoverable amount of the asset is measured at its value in use and is measured at its memorandum value because the future cash flows are negative.

(ii)We recorded an impairment loss of 42,879 thousand yen as an extraordinary loss on business assets for which operating income (loss) continued to be negative, as the book value was reduced to the recoverable amount. The recoverable amount of this asset is measured based on the net selling price, which is evaluated based on real estate appraisal value and other factors.

5. Expenses for dismantling and removing fixed assets

Expenses related to the dismantling and removal of obsolete buildings at the head office plant.

6. Loss on discontinued business

We incurred a loss of 259,842 thousand yen on the closure of our Tatebayashi Plant, a loss of 23,985 thousand yen on the withdrawal from our hat business, a loss of 3,138 thousand yen on the closure of our Fukuoka sales office, and a loss of 2,629 thousand yen on the closure of our Sendai sales office. The breakdown of the loss associated with the closure of the Tatebayashi Plant is as follows: restoration expenses of 129,019 thousand yen, impairment loss of 48,048 thousand yen, provision for loss on business liquidation of 31,326 thousand yen, and other related expenses of 51,446 thousand yen. Details of impairment loss are as follows.

(Thousands of yen)

Location	Business Divisions	Purpose of Use	Type	Impairment loss
FUJICO Tatebayashi Plant	Industrial materials	Property put into business	Building	15,586
			Structure	16,201
			Machinery and equipment	16,102
			Tools, furniture and fixtures	158
Total				48,048

In principle, we group business assets by considering the type of business, and idle assets are grouped by individual asset.

In November 2020, a resolution was passed by the Board of Directors regarding the closure of our Tatebayashi Plant. With regard to business assets for which earnings are no longer expected, the book value was reduced to the recoverable amount, and 48,048 thousand yen was included in loss on business liquidation and recorded as extraordinary loss. The recoverable amount of the asset is measured at its value in use and is measured at its memorandum value because the future cash flows are negative.

7. Fire loss

Loss from fire at our Ichinoseki Plant (main production products: automotive materials) on October 30, 2020. This consisted of a loss on disposal of property, plant and equipment of 104 million yen, a loss on disposal of inventories of 1,908 thousand yen, and other related expenses of 1,111 thousand yen.

As the amount of insurance benefits received for fire insurance is not fixed, the amount of insurance benefits received is not recorded.

8. Provision for indemnification for payment

This is compensation costs incurred in connection with the fire accident at our Ichinoseki Plant.

VII. Notes to Statement of Change in Shareholders' Equity

Matters related to treasury shares

Class and number of shares of treasury stock as of the end of the current fiscal year

Common stock	68,356 shares

VIII. Notes to tax effect accounting

Significant components of deferred tax assets and liabilities

(Deferred tax assets)	(Thousands of yen)
Accrued bonuses	10,319
Write-down of inventories	38,106
Accrued directors' retirement benefits	4,472
Liability for retirement benefits	187,058
Write-down of investment securities	20,386
Allowance for doubtful accounts	2,700
Accrued enterprise tax	2,761
Impairment loss	84,488
Asset retirement obligations	40,733
Provision for loss on business liquidation	10,826
Accrued indemnification payments	30,580
Tax loss carryforwards	420,873
Other	991
Gross deferred tax assets	854,299
Valuation allowance for tax loss carryforwards	(420,873)
Valuation allowance for total deductible temporary differences	(433,425)
Subtotal of valuation allowance	(854,299)
Total deferred tax assets	-
Deferred tax liabilities
Unrealized gain on available-for-sale securities	(124,786)
Total deferred tax liabilities	(124,786)
Net deferred tax assets /liabilities	(124,786)

IX. Notes on Transactions with Related Parties

Subsidiaries and Affiliated Companies

Type	Name of Company	Voting rights Percentage of (owned)	Relationship with Related Party	Details of Transaction (NOTE)	Transaction Amount (Thousands of yen)	Account	Ending Balance (Thousands of Yen)
Sub- sidiary	PT. FUJIKO INDONESIA	Ownership Direct 99.5% indirect 0.5%	Sales of FUJICO products; Purchase of the company's products; Guarantee for liabilities on lease contracts; Loan Dual appointments of 2 board members	Loan	194,849	Short-term loan receivables Long-term loan receivables (current portion) Long-term loan receivables	178,172 3,335 13,341

Notes: The interest rate on loan is reasonably determined by taking into account market interest rates.

X. Notes on Per Share Information

1. Net assets per share	8,158.73 yen

2. Net loss per share	388.71 yen

Certified Copy of Audit Report by Accounting Auditor on the
Consolidated Financial StatementsIndependent Accounting
Auditors’ Report

May 12, 2021

To the Board of Directors of FUJI Corporation

KPMG AZSA LLC

Osaka office
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Yoshinari Umeda (seal)
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Sakurako Ohtsuki (seal)

Audit opinion

We have audited pursuant to the provisions of Paragraph 4 of Article 444 of the Companies Act, the consolidated financial statements, namely, the consolidated balance sheet, consolidated statements of income, consolidated statements of changes in shareholders’ equity and notes to the consolidated financial statements of FUJI Corporation (“FUJICO”) for the fiscal year from April 1, 2020 to March 31, 2021.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and profit and loss of the corporate group consisting of FUJICO and its consolidated subsidiaries, for the period covered by the consolidated financial statements based on the business accounting standards generally accepted in Japan.

Basis of Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities in auditing under the auditing standards are set forth in “Auditors’ Responsibilities in Auditing Consolidated Financial Statements.” We are independent from FUJICO and its consolidated subsidiaries and have fulfilled our other ethical responsibilities as an accounting auditor in accordance with the Code of Professional Ethics of Japan. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our opinion.

Responsibilities of Management, Audit & Supervisory Board Members, and Audit & Supervisory Board to Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan. This includes the establishment and operation of internal controls deemed necessary by management for the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements based on the going concern assumption, and for disclosing, if necessary, matters related to going concern in accordance with the accounting principles generally accepted in Japan.

The responsibilities of the audit & supervisory board members and the audit & supervisory board are to monitor the execution of the directors’ duties in the development and operation of the financial reporting process.

Responsibilities of Accounting Auditors in Auditing of the Consolidated Financial Statements

The accounting auditor’s responsibility is to obtain reasonable assurance as to whether the consolidated financial statements, as a whole, are free of material misstatement, whether due to fraud or error, based on the audit conducted by the accounting auditor, and express an opinion on the Consolidated Financial Statements in the audit report from an independent standpoint. Any misstatement is considered to be material if it is reasonably likely to result from fraud or error, and individually or in the aggregate, affect the decision-making of the users of the consolidated financial statements.

The accounting auditor shall, in accordance with the auditing standards generally accepted in Japan, exercise professional judgment throughout the audit process and maintain professional skepticism in performing the followings:

・ To identify and assess the risk of material misstatement, whether due to fraud or error, to plan and implement audit procedures that address the risks of material misstatement. The selection and application of audit procedures shall be based on the judgement of the accounting auditor. In addition, to obtain sufficient and appropriate audit evidence to provide a basis for our opinions.

・ The purpose of an audit of the consolidated financial statements is not to express an opinion on the effectiveness of internal controls. However, in making risk assessments, the accounting auditor considers internal controls relevant to the audits in order to design appropriate audit procedures in accordance with the circumstances.

・ To evaluate the appropriateness of accounting policies adopted by management and the method of their application, as well as the reasonableness of accounting estimates made by management, and the adequacy of related notes.

・ To conclude whether it is appropriate for management to prepare consolidated financial statements on the going concern basis, and based on the audit evidence obtained, whether there is any material uncertainty with respect to events or circumstances that may cast significant doubt on FUJICO’s ability to continue as a going concern. In the event that there is significant doubt on FUJICO’s ability to continue as a going concern, the accounting auditor is required to draw attention to the notes to the consolidated financial statements in the audit report or, if notes to the consolidated financial statements with respect to material uncertainty are not appropriate, to express an opinion with qualifications on the consolidated financial statements. Although the accounting auditor’s conclusions are based on audit evidence obtained up to the date of the accounting auditor’s report, it is possible that future events or circumstances may make it impossible for FUJICO to continue as a going concern.

・ To evaluate whether the presentation of the consolidated financial statements and the notes thereto are in conformity with the accounting principles generally accepted in Japan, as well as whether the presentation, composition and contents of the consolidated financial statements, including the related notes thereto, and whether the consolidated financial statements fairly present the underlying transactions or accounting events.

・ To obtain sufficient and appropriate audit evidence with respect to the financial information of FUJICO and its consolidated subsidiaries in order to express an opinion on the consolidated financial statements. The accounting auditor is responsible for directing, supervising and implementing the audit of consolidated financial statements. The accounting auditor is solely responsible for the audit opinion.

The accounting auditor shall report to the audit & supervisory board members and the audit & supervisory board on the scope and timing of the planned audit, important audit findings including significant deficiencies in internal control identified in the course of the audit, and other matters required by the auditing standards.

The accounting auditor shall report to the audit & supervisory board members and the audit & supervisory board on the auditor’s compliance with the provisions on professional ethics in Japan concerning independence, as well as on the matters that may be reasonably considered to affect the accounting auditor’s independence and on safeguards, if any, taken to remove or mitigate disincentives.

Interest

We, the accounting auditor and its engagement partners, have no interest with FUJICO or its consolidated subsidiaries that should be disclosed pursuant to the provisions of the Certified Public Accountants Act.

End

Certified Copy of Audit Report by Accounting Auditor

Independent Accounting Auditors’ Report

May 12, 2021

To the Board of Directors of FUJI Corporation

KPMG AZSA LLC.

Osaka office
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Yoshinari Umeda (seal)
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Sakurako Otsuki (seal)

Audit opinion

We have audited pursuant to the provisions of Item 1, Paragraph 2, Article 436 of the Companies Act, the non-consolidated financial statements, namely, the non-consolidated balance sheets, non-consolidated statement of income, statement of changes in shareholders’ equity, and notes to the non-consolidated financial statements, as well as the accompanying supplemental schedules (the “Non-Consolidated Financial Statements”) of FUJI Corporation (“FUJICO”) for the 71st fiscal year from April 1, 2020, to March 31, 2021.

In our opinion, the Non-Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position and profit and loss based on the business accounting standards generally accepted in Japan.

Basis of Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities in auditing under the auditing standards are set forth in “Auditors’ Responsibilities in Auditing Financial Statements.” We are independent from FUJICO and have fulfilled our other ethical responsibilities as an accounting auditor in accordance with the Code of Professional Ethics of Japan. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our opinion.

Responsibilities of Management, Audit & Supervisory Board Members and Audit & Supervisory Board to Non-Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the Non-Consolidated Financial Statements in accordance with accounting principles generally accepted in Japan. This includes the establishment and operation of internal controls deemed necessary by management for the preparation and fair presentation of the Non-Consolidated Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Non-Consolidated Financial Statements, management is responsible for assessing whether it is appropriate to prepare the Non-Consolidated Financial Statements based on the going concern assumption, and for disclosing, if necessary, matters related to going concern in accordance with the accounting principles generally accepted in Japan.

The responsibilities of the audit & supervisory board members and the audit & supervisory board are to monitor the execution of the directors' duties in the development and operation of the financial reporting process.

Responsibility of Accounting Auditors in Auditing of the Non-Consolidated Financial Statements

The accounting auditor’s responsibility is to obtain reasonable assurance as to whether the Non-Consolidated Financial Statements, as a whole, are free of material misstatement, whether due to fraud or error, based on the audit conducted by the accounting auditor, and express an opinion on the Non-Consolidated Financial Statements in the audit report from an independent standpoint. Any misstatement is considered to be material if it is reasonably likely to result from fraud or error, and individually or in the aggregate, affect the decision-making of users of the Non-Consolidated Financial Statements.

The accounting auditor shall, in accordance with the auditing standards generally accepted in Japan, exercise professional judgment throughout the audit process and maintain professional skepticism in performing the followings:

・ To identify and assess the risk of material misstatement, whether due to fraud or error, to plan and implement audit procedures that address the risks of material misstatement. The selection and application of audit procedures shall be based on the judgment of the accounting auditor. In addition, to obtain sufficient and appropriate audit evidence to provide a basis for our opinions.

・ The purpose of the audit of the Non-Consolidated Financial Statements is not to express an opinion on the effectiveness of internal controls. However, in making risk assessments, the accounting auditor considers internal controls relevant to the audits in order to design appropriate audit procedures according to the circumstances.

・ To evaluate the appropriateness of accounting policies adopted by management and the method of their application, as well as the reasonableness of accounting estimates made by management, and the adequacy of related notes.

・ To conclude whether it is appropriate for management to prepare the Non-Consolidated Financial Statements on the going concern basis, and based on the audit evidence obtained, whether there is any material uncertainty with respect to events or circumstances that may cast significant doubt on FUJICO’s ability to continue as a going concern. In the event that there is significant doubt on FUJICO’s ability to continue as a going concern, the accounting auditor is required to draw attention to the notes to the Non-Consolidated Financial Statements in the audit report or, if notes to the Non-Consolidated Statements with respect to material uncertainty are not appropriate, to express an opinion with qualifications on the Non-Consolidated Financial Statements. Although the accounting auditor’s conclusions are based on audit evidence obtained up to the date of the accounting auditor’s report, it is possible that future events or circumstances may make it impossible for FUJICO to continue as a going concern.

・ To evaluate whether the presentation of the Non-Consolidated Financial Statements and the notes thereto are in conformity with the accounting principles generally accepted in Japan, as well as whether the presentation, composition and contents of the Non-Consolidated Financial Statements, including the related notes thereto, and whether the Non-Consolidated Financial Statements present the underlying transactions or accounting events.

The accounting auditor shall report to the audit & supervisory board members and the audit & supervisory board on the auditor’s scope and timing of the planned audit, important audit findings including significant deficiencies in internal control identified in the course of the audit, and other matters required by the auditing standards.

The accounting auditor shall report to the audit & supervisory board members and the audit & supervisory board on the auditor’s compliance with the provisions on professional ethics in Japan concerning independence, as well as on the matters that may be reasonably considered to affect the accounting auditor’s independence, and on safeguards, if any, taken to remove or mitigate disincentives.

Interest

We, the accounting auditor and its engagement partners, have no interest with FUJICO that should be disclosed pursuant to the provisions of the Certified Public Accountants Act.

End

Copy of the Audit Report of the Audit & Supervisory Board

Audit Report

The Audit & Supervisory Board has prepared this Audit Report based on the audit reports prepared by each audit & supervisory board members with regard to the execution of duties by the directors for the 71st fiscal year from April 1, 2020 to March 31, 2021, after deliberations, and hereby reports as follows:

1. Methods and Contents of Audit by Audit & Supervisory Board Members and Audit & Supervisory Board

(1) The audit & supervisory board stipulated the audit policy and the allocation of duties, and received reports on the status and results of audits from each audit & supervisory board member. In addition, the audit & supervisory board received reports on the status of execution of duties from directors, etc. and accounting auditor, and requested explanations as necessary.

(2) Each audit & supervisory board member communicated with directors, internal audit departments, and other employees in accordance with the auditing policies and the division of duties stipulated by the audit & supervisory board, and worked to collect information and improve the auditing environment, and conducted audits in the following manner:

(i) We attended meetings of the Board of Directors and other important meetings, received reports from directors and employees on the status of the execution of their duties, requested explanations where necessary, inspected important approval documents, and investigated the conduct of business and assets of the head office and major business sites. With respect to subsidiaries, we communicated and exchanged information with directors and others of subsidiaries, and received reports on business from subsidiaries as necessary.

(ii) With respect to the resolution of the Board of Directors concerning the establishment of the system required under Paragraphs 1 and 3, Article 100 of the Enforcement Regulations of the Companies Act, as described in the business report, in order to ensure that the execution of duties by Directors is in compliance with laws and regulations and the Articles of Incorporation and that the business conduct of the business group comprised of a joint stock corporation (kabushiki kaisha) and its subsidiaries is appropriate, as well as the system established pursuant to such resolution (internal control system), we have received reports regularly from the directors and other employees on their establishment and operation, requested explanations whenever necessary, and expressed our opinion.

(iii) In addition to monitoring and verifying whether the accounting auditor maintains an independent position and conducts appropriate audits, we received reports on the status of execution of duties from the accounting auditor, and requested explanations as necessary. In addition, we received a report from the accounting auditor that the “System to Ensure Proper Execution of Duties” (as set forth in each Item of Article 131 of the Regulation on Corporate Accounting) are being developed in accordance with the “Quality Control Standards for Audits” (Business Accounting Deliberation Council on October 28, 2005) and other relevant standards, and requested explanations where necessary. In addition, we consulted with the accounting auditor on major audit considerations, received reports on the status of the audit, and requested explanations as necessary.

Based on the above methods, we examined the business report and its supplementary schedules, non-consolidated financial statements (non-consolidated balance sheets, non-consolidated statement of income, statement of changes in shareholders’ equity, and notes to the non-consolidated financial statements), the accompanying supplemental schedules, and the consolidated financial statements (consolidated balance sheet, consolidated statements of income, consolidated statement of changes in shareholders’ equity, and notes to the consolidated financial statements) for the current fiscal year.

2. Audit Results

　(1) Audit results concerning business reports

(i) The business report and supplementary schedules thereof present fairly FUJICO’s affairs are in conformity with the applicable laws and regulations and the Articles of Incorporation.

(ii) We have found no evidence of wrongful acts or material facts in violation of laws and regulations or the Articles of Incorporation of FUJICO in connection with the execution of duties by directors.

(iii) In our opinion, the contents of the resolution of the Board of Directors on the internal control system are appropriate. In addition, we have not found any matters to be pointed out regarding the contents of business reports on the internal control system and the execution of duties by directors.

　(2) Results of audit on non-consolidated financial statements and its supplementary schedules

In our opinion, the auditing methods adopted by and the results of audit conducted by KPMG AZSA LLC, as the accounting auditor, are appropriate.

　(3) Results of audit on consolidated financial statements

In our opinion, the auditing methods adopted by and the results of audit conducted by KPMG AZSA LLC, as the accounting auditor, are appropriate.

　　　　May 12, 2021

FUJI Corporation

Audit & Supervisory Board

Audit & Supervisory Board Member (standing)	Kazuhide Inata (seal)
Audit & Supervisory Board Member	Hiroyoshi Takemura (seal)
Audit & Supervisory Board Member	Satoru Fujikawa (seal)

Note: Audit & Supervisory Board Members, Mr. Hiroyoshi Takemura and Mr. Satoru Fujikawa, are outside audit & supervisory board members as set forth in Item 16 of Article 2 and Paragraph 3 of Article 335 of the Companies Act.

End

Reference Materials for General Meeting of Shareholders

Proposals and Reference Matters

Proposal No. 1: Appropriation of surplus

　　　　 The appropriation of retained earnings will be as follows.

　　 1. Matters related to the appropriation of surplus

　　　 The Company proposes for a reversal of the general reserve and transfer the funds to retained earnings brought forward to cover the deficit in retained earnings carried forward due to a recognition of net loss for the 71st fiscal year and to pay dividends to our shareholders.

　　　 (i) Item and amount of surplus to be reduced

　　　　　 　General reserve: 300,000,000 yen

　 (ii) Item and amount of surplus to be increased

　　　　　 　Retained earnings brought forward 300,000,000 yen

　　 2. Matters related to the year-end dividend

　Based on our basic policy to make stable distributions, the Company proposes to pay a year-end dividend of 5 yen per share for the current fiscal year as follows.

(i) Type of assets to be distributed

To be paid in cash.

(ii) Matters concerning the allotment of dividend property to shareholders and the total amount thereof

5.00 yen per share of our common stock for a total of 4,658,220 yen

(iii) The date on which the said distribution of surplus will take effect

June 30, 2021

Proposal No. 2: Approval of the share-for-share exchange agreement between FUJICO and The Japan Woolen Textile Co., Ltd.

FUJICO and The Japan Wool Textile Co., Ltd., known as Nikke (“Nikke”) resolved at its respective board of directors meeting held on May 13, 2021 to make Nikke a wholly-owning parent company and FUJICO a wholly-owned subsidiary through a share exchange (the “Share Exchange”) and the parties have concluded a share exchange agreement (the “Share Exchange Agreement”).

Accordingly, we propose for the approval on the Share Exchange Agreement.

The Share Exchange is scheduled to take effect on September 1, 2021 by Nikke without obtaining the approval of the general meeting of shareholders in accordance with the simplified share-for-share exchange procedures pursuant to the main clause of Paragraph 2 of Article 796 of the Companies Act and by FUJICO upon obtaining the approval of this ordinary general meeting of shareholders.

Prior to the effective date of the Share Exchange, FUJICO’s common stock (the “FUJICO Shares”) will be delisted on August 30, 2021 (the last trading day will be August 27, 2021) from the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”), JASDAQ (Standard) (“JASDAQ”).

The reason for the Share Exchange, the outline of the Share Exchange Agreement, and other matters related to this proposal are as follows.

1. Reason for the Share Exchange

The Nikke Group consists primarily of Nikke, its 54 consolidated subsidiaries, and its four equity-method affiliates (including FUJICO) as of November 30, 2020. The Nikke Group is engaged in Textile & Clothing Materials Business, which focuses on the production and sale of textile products such as wool and woolen fabrics; Industrial Machinery & Materials Business, which focuses on the production and sale of textile products such as nonwoven fabrics and felts, tennis/badminton strings, fishing yarns, and industrial materials, the design, manufacture, and sale of industrial machinery and the design, installation and maintenance of environmental/energy system; Human & Future Development Business, which focuses on the development, leasing, and operation of commercial facilities such as shopping centers, the construction, sale, and leasing of real estate, the operation of horse riding, golf, tennis, and other sports facilities, management of children’s amusement facilities, nursing care business, childcare business, and franchise business of mobile phone sales and video rental; and Consumer Goods & Services, which focuses on wholesale of bed and bedding, knitting yarn, furniture, horse gear and other equestrian goods, daily necessities for 100-yen stores, manufacture and sale of stamps and inks, and warehouse management and logistics business. Based on the company philosophy of being a corporate group that is gentle and warm to people and the planet, we will take on challenges with enthusiasm and pride. Nikke Group aims to be a company creating future lifestyles through diverse businesses related to people’s lives as described above. To realize this company philosophy, on January 14, 2016, the Nikke Group announced its medium-to long-term vision, Nikke Group RN (Renewal Nikke) 130 Vision, and has restructured its direction, corporate image, and management strategy for the next ten years with the aim of increasing its corporate value over the medium to long term. The current fiscal year (ending November 30, 2021) is the first year of the Second Medium-Term Business Plan (FY2021-FY2023), which is the second phase of the Nikke Group RN130 Vision. While paying close attention to the impact of the coronavirus, Nikke Group is implementing its basic strategies to recover to the record-high level of sales and income achieved in the fiscal year ended November 30, 2019 and, as a critical year for renewing this, to prioritize the allocation of resources to growing businesses and new businesses, expand overseas businesses, and improve capital efficiency.

FUJICO Group is composed of FUJICO and its eight consolidated subsidiaries as of the date of this notice. As a comprehensive non-woven fabric and felt manufacturer, the FUJICO Group is committed to contributing to society by pursuing fair and honest business activities, pursuing the well-being of all employees, and manufacturing non-woven fabrics and felts. Based on this basic philosophy, the FUJICO Group is striving to develop new technologies that take advantage of the characteristics of non-woven fabrics and felts, and to create more user-friendly products together with customers in a wide range of fields, from cutting-edge technology fields, such as high-temperature insulation molded insulation materials and electrode felts for NAS batteries, to everyday consumer goods, such as carpets.

The Industrial Machinery & Materials Business Division of the Nikke Group (to which FUJICO Group also belongs) has been working to increase its earnings globally, with particular focus on the automotive and environment-related markets as growth areas. Specifically, in the automobile-related market, with respect to EV (electric vehicles) and other materials for environmental vehicles, Nikke Group is working to expand sales of materials and EV motors cohesion to meet the growing demand for quietness, and to expand its global sales bases in Europe, Asia, and elsewhere. In the environment-related market, Nikke Group is aiming for a 10% share in China for high-performance filters for the environment by expanding sales of products for refuse incineration facilities along with the expansion of plants in Jiangsu Province, China. Environmental regulations are being strengthened, both domestically and internationally, in line with the trend toward decarbonization on a global basis, and society’s interest in and awareness of the environment is growing (in particular, through the stronger environmental measures by the Chinese government and the return of U.S. to the Paris Agreement). Demand for EV-related materials and environment-related materials is expected to expand in the global markets more than in the domestic market, and the expansion of businesses targeting overseas markets is an urgent task.

FUJICO Group mainly manufactures and sells non-woven fabrics for industries such as environmental and energy materials, industrial materials, and interior decoration and automotive materials. However, as it may have peaked in the domestic market, the Group is exposed to intense price competition due to factors such as increases in imported non-woven fabrics from the rise of China and other emerging countries. In order for FUJICO Group to achieve sustainable development under such environment, FUJICO Group believes it is crucial to capture local demand by expanding into growing markets overseas, and to continuously introduce novel and attractive new products into the market to create new demand. Accordingly, FUJICO Group is focusing on improving its earnings structure under its key policies of expanding globally, creating value added, establishing production bases, and building a solid business foundation.

In the automotive and environmental markets, which are expected to grow as mentioned above, Nikke Group believes that it is urgently needed to expand its business into overseas markets in the future. In the non-woven fabric business in particular, Ambic Co., Ltd. (“Ambic”), a subsidiary of Nikke, had limited capabilities to build such competitive environment on its own to face strong overseas manufacturers, and as such, Nikke Group was seeking partners for collaboration. Accordingly on May 14, 2020, Nikke, Ambic and FUJICO concluded a capital and business alliance agreement as FUJICO’s growth strategies and challenges met with those of Nikke Group. Synergies in the capital and business alliance described above are expected to include the sharing of purchasing and sales management know-how and information, joint research and development, and the mutual use of overseas sales channels and networks. To date, Nikke, Ambic and FUJICO have strengthened their alliance primarily through the non-woven fabric business developed by Ambic. Specifically, personnel exchanges in various fields of Nikke Group and FUJICO Group have been realized, and reorganization of the production system, such as transfer of the felt production of the Tatebayashi Plant of FUJICO to Ambic, has become possible. From the perspective of promoting overseas business, Nikke Group and FUJICO Group have strengthened sales activities to promote mutual sales of their respective products, centered on their respective overseas bases.

On the other hand, while Nikke Group has pursued various measures through the above-mentioned capital and business alliance, it does not believe that the anticipated synergies, such as the sharing of purchasing and sales management know-how and information, the implementation of joint research and development, and the mutual use of overseas sales channels and networks, have been fully leveraged under the current capital and business alliance. For example, with respect to the expansion of overseas business (expansion of overseas business in the Industrial Machinery & Materials Business and collaboration with FUJICO) which is outlined in the basic strategy of Nikke Group’s medium-term management plan, “RN130 Vision 2nd Medium-Term Management Plan (FY 2021-2023),” Nikke Group aimed to expand business by mutually complementing the sales bases of Ambic and FUJICO overseas. However, due to certain limitations in consideration of FUJICO’s independence as a listed company and the possibility of conflicts of interest with FUJICO’s minority shareholders, under the current capital and business alliance, the sales channels and networks have not been mutually utilized. In addition, Nikke Group believes that there is room for improvement in FUJICO Group’s production facility utilization rate and productivity, as well as accelerating the decision-making, in collaboration through the above-mentioned capital and business alliance. However, there are certain limitations even in promoting these measures, including the sharing of purchasing and sales management know-how and information and the implementation of joint research and development, considering the independence of FUJICO as a listed company and the possibility of conflicts of interest with FUJICO’s minority shareholders. Based on the above, Nikke Group has come to believe that FUJICO needs to become a wholly-owned subsidiary of Nikke in order to further promote such measures and maximize the corporate value of Nikke Group and FUJICO Group in order to fully realize the synergies anticipated upon the conclusion of the above-mentioned capital and business alliance agreement. Accordingly, in December 2020, Nikke made an initial proposal to FUJICO to commence discussions on making it a wholly-owned subsidiary.

FUJICO’s business performance had been sluggish even before receiving the proposal from Nikke, and in light of the significant decline in the performance of the interior and automotive materials divisions due to the impact of the coronavirus, FUJICO believed that it needed to drastically improve its management as soon as possible. Specifically, although FUJICO needed to improve its high-cost structure stemming from low-productivity manufacturing systems and administrative systems, as well as take measures to appropriately consolidate manufacturing facilities with low operating rates, FUJICO’s understanding was that it would take time and a great deal of money if it were to implement such measures alone. In light of this background, FUJICO considered it possible to further improve its business conditions if it could receive further support from Nikke Group by becoming a wholly-owned subsidiary of Nikke, and positively considered becoming a wholly-owned subsidiary in response to the initial proposal from Nikke. As a result, FUJICO concluded that by becoming a wholly-owned subsidiary of Nikke, it will be able to receive support such as promotion of integration with the production facilities held by Nikke Group and further support in terms of human resources. In addition, by accelerating management decision-making regarding the management of the non-woven fabric business unified with Ambic and enabling the implementation of flexible measures, it will be possible to drastically resolve the aforementioned issues at an earlier stage, as well as reduce the costs required to maintain FUJICO’s listing and allocate such funds to growth-oriented investments. FUJICO will be able to steadily increase its corporate value through the accumulation of these efforts.

Based on these considerations, both Nikke and FUJICO agreed that making FUJICO a wholly-owned subsidiary of Nikke through the Share Exchange would contribute to enhancing the corporate value of both Nikke and FUJICO, as well as those of the respective Groups, and would be beneficial to the shareholders of both Nikke and FUJICO. Accordingly, Nikke and FUJICO reached an agreement after consideration and discussion on the Share Exchange, and decided to implement the Share Exchange with the aim of making FUJICO a wholly-owned subsidiary of Nikke by resolution of the board of directors of both companies at meetings respectively held on May 13, 2021.

2. Outline of the Share Exchange Agreement
　The details of the Share Exchange Agreement concluded by FUJICO and Nikke on May 13, 2021 are as follows:

Share Exchange Agreement (Copy)

　The Japan Wool Textile Co., Ltd. (“Nikke”) and FUJI Corporation (“FUJICO”) shall enter into the share-for-share exchange agreement (the “Agreement”) as follows effective as of May 13, 2021.

Article 1: Share Exchange
　Nikke and FUJICO shall have Nikke acquire all of the issued and outstanding shares of common stock of FUJICO (excluding the shares of common stock of FUJICO held by Nikke; the same shall apply hereinafter) through a share-for-share exchange in which Nikke becomes the wholly-owning parent company and FUJICO becomes the wholly-owned subsidiary (the “Share Exchange”).

Article 2: Trade Name and Address of the Parties
　The trade names and addresses of Nikke and FUJICO are as follows:

Nikke:	(Trade name) The Japan Wool Textile Co., Ltd.
(Address) 47, Akashi-cho, Chuo-ku, Kobe
FUJICO:	(Trade name): FUJI Corporation
(Address) 1-5, Gyoki-machi, Itami-shi, Hyogo

Article 3: Effective Date
　The date on which the Share Exchange becomes effective (the “Effective Date”) shall be September 1, 2021. Provided, however, that Nikke and FUJICO may, after due consultation and agreement, change the Effective Date in writing if it becomes necessary to process the share-for-share exchange procedures or for any other reasons.

Article 4: Shares to be Delivered in the Share Exchange and Allotment thereof
　1. Nikke shall, upon the Share Exchange, deliver a number of Nikke shares to the shareholders of FUJICO (after cancellation of treasury shares of FUJICO pursuant to Article 8 hereof and therefore excluding Nikke (the “Target Shareholders”) listed or recorded on the shareholder register at the time immediately before (the “Base Time”) at which Nikke acquires all of the issued and outstanding shares of common stock of FUJICO through the Share Exchange calculated based on the total number of shares of common stock of FUJICO held by such Target Shareholders multiplied by 3.05.
　2. Upon the Share Exchange, Nikke shall allot and deliver to the Target Shareholders as of the Base Time 3.05 shares of common stock of Nikke for each share of common stock of FUJICO held by such Target Shareholders.
　3. If the number of shares of common stock of Nikke to be allotted by Nikke to the Target Shareholders pursuant to the preceding two paragraphs includes a fraction of less than one share, Nikke shall treat such fraction in a manner pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 5: Amounts of Nikke’s Paid-in Capital and Capital Reserves
　The amounts of the paid-in capital and capital reserves of Nikke that are to be increased through the Share Exchange shall be appropriately determined by Nikke in accordance with the provisions of Article 39 of the Corporate Accounting Rules.

Article 6: General Meeting of Shareholders
　1. Pursuant to the main clause of Paragraph 2 of Article 796 of the Companies Act, Nikke shall conduct the Share Exchange pursuant to this Agreement without obtaining the approval of the general meeting of shareholders as set forth in Paragraph 1 of Article 795 of the same Act. Provided, however, that in the event the approval of the general meeting of shareholders of Nikke is required in accordance with the provisions of Paragraph 3 of Article 796 of the Companies Act, Nikke shall, no later than the day immediately preceding the Effective Date, seek for a resolution for approval of this Agreement and other matters required for the Share Exchange at the general meeting of shareholders of Nikke.
　2. FUJICO shall convene a general meeting of shareholders on June 29, 2021, and shall seek a resolution for approval of this Agreement and other matters required for the Share Exchange.
　3. Nikke and FUJICO may, upon consultation and agreement, change the procedures provided for in the preceding two paragraphs if it becomes necessary to process the Share Exchange or for other reasons.

Article 7: Duty of Care of a Good Manager
　From the date of execution of this Agreement until the Effective Date, Nikke and FUJICO shall, with the duty of care as a good manager, each execute their respective business, manage all properties, and shall cause their respective subsidiaries, with the duty of care as a good manager, to execute their business and manage all properties. Nikke and FUJICO shall consult with each other and mutually agree in advance on matters that may have a material impact on their properties and rights and obligations or actions that may have a material impact on the performance of the Share Exchange or the terms of the Share Exchange.

Article 8: Cancellation of Treasury Shares
　FUJICO shall cancel all treasury shares held by FUJICO at the Base Time (including treasury shares acquired by FUJICO in response to the demand for the repurchase of shares by dissenting shareholders as set forth in Paragraph 1 of Article 785 of the Companies Act to be exercised at the time of the Share Exchange) by a resolution of the Board of Directors of FUJICO held no later than the day immediately preceding the Effective Date.

Article 9: Distribution of Surplus
　1. Except as provided in the following paragraph and paragraph 3, neither Nikke nor FUJICO shall resolve the payment of dividends of surplus which shall have a record date that falls on or after the execution of this Agreement and prior to the Effective Date, nor shall it make a resolution for the acquisition of treasury share prior to the Effective Date (excluding the acquisition of treasury share through the purchase of shares in connection with the share purchase demand to be exercised by shareholders in accordance with applicable laws and regulations).
　2. Notwithstanding the provisions of the preceding paragraph, Nikke may pay dividends of surplus up to a total amount of 900 million yen to the shareholders or registered share pledgees listed or recorded in the final register of shareholders as of May 31, 2021; provided, however, that Nikke and FUJICO may change such amount of dividends of surplus upon a separate agreement in writing.
　3. Notwithstanding the provisions of Paragraph 1, FUJICO may pay dividends of surplus up to a total amount of 5 million yen to shareholders or registered share pledgees listed or recorded in the final register of shareholders as of March 31, 2021; provided, however, that Nikke and FUJICO may change such amount of dividends of surplus upon a separate agreement in writing.

Article 10: Termination of this Agreement, etc.
　In the event of any material change in Nikke or FUJICO’s assets or business conditions due to a natural disaster or for any other reason during the period from the date of execution of this Agreement to the Effective Date, or if a situation arises to have a material adverse effect on the implementation of the Share Exchange, or in the event it becomes difficult to achieve the purposes of this Agreement, Nikke and FUJICO may, after due consultation and agreement, change the terms of the Share Exchange or terminate this Agreement.

Article 11: Expenses
　Unless otherwise agreed, all costs and expenses incurred by Nikke and FUJICO in considering, preparing, negotiating, executing, performing or otherwise performing its obligations hereunder shall be borne by each party respectively.

Article 12: Effect of this Agreement
　This Agreement shall cease to be effective in the event of any of the following:
(1) In cases where Nikke needs to obtain the approval of a general meeting of shareholders of Nikke pursuant to the provisions of the proviso in Paragraph 1 of Article 6, and such approval is not obtained at such meeting by the day immediately preceding the Effective Date.
(2) In the event the approval of the general meeting of shareholders of FUJICO stipulated in Paragraph 2 of Article 6 is not obtained by FUJICO by the day immediately preceding the Effective Date.
(3) If the approval, etc. of the relevant government agencies required by laws and regulations required for the implementation of the Share Exchange is not obtained (including cases where the waiting period for Nikke’s notification concerning the Share Exchange under the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade does not expire by the day immediately preceding the Effective Date, and where measures or procedures such as a cease and desist order have been taken by the Fair Trade Commission that prevent the Share Exchange)
(4) Upon termination of this Agreement in accordance with Article 10

Article 13: Governing Law
　This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 14: Jurisdiction
　Nikke and FUJICO agree to submit to the Osaka District Court as the court of first instance with the exclusive jurisdiction with respect to any and all disputes arising in connection with this Agreement.

Article 15: Good Faith Discussion
　In addition to the provisions of this Agreement, any doubt arising in connection with the Share Exchange shall be settled by the parties in good faith after due consultation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate, signed and sealed by both Nikke and FUJICO, and retained one (1) copy thereof, respectively.

May 13, 2021

(Nikke) 47, Akashi-cho, Chuo-ku, Kobe
　　　Name: The Japan Wool Textile Co., Ltd.
　　　　　　President and Representative Director, Kazuya Tomita (seal)

(FUJICO) Address: 1-5, Gyoki-machi, Itami-shi, Hyogo
　　　Name: FUJI Corporation
　　　　　　Chairman and Representative Director, Takayuki Nozoe (Seal)

3. Matters concerning the Appropriateness of the Consideration for the Exchange
(1) Matters concerning the appropriateness of the total number of shares to be allotted for the Share Exchange
　　A. Particulars of the allotment relating to the Share Exchange

	Nikke (Wholly-owning parent company in the Share Exchange)	FUJICO (Wholly-owned subsidiary in the Share Exchange)
Allotment ratio for the Share Exchange	1	3.05
Number of shares to be delivered under the Share Exchange	Common stock of Nikke: 1,905,164 shares (scheduled)

Note 1 :    Allotment ratio of stocks

For each share of FUJICO, 3.05 shares of common stock of Nikke (“Nikke Shares”) will be delivered by allotment. However, Nikke Shares will not be allotted under the Share Exchange for the FUJICO Shares held by Nikke (307,000 shares as of today).

The above allotment ratio (the “Share Exchange Ratio”) for the Share Exchange is subject to change upon consultation between both companies if there is a material change in the terms on which the calculation is based.

Note 2:    Number of shares of Nikke to be delivered through the Share Exchange

Upon the Share Exchange, Nikke will allot and deliver a number of Nikke Shares to the shareholders of FUJICO (except for Nikke) listed or recorded on the shareholder register at the time immediately before (hereinafter referred to as the “Base Time”) at which Nikke acquires all of the issued and outstanding shares of FUJICO through the Share Exchange, calculated based on the total number of FUJICO Shares held by such shareholders multiplied by 3.05. In addition, all treasury shares held by Nikke (14,752,611 shares as of November 30, 2020) are to be appropriated to Nikke Shares under the Share Exchange, and Nikke does not plan to issue new shares. In accordance with a resolution of the board of directors to be held on or before the effective date of the Share Exchange, FUJICO intends to cancel all of the treasury shares that it holds at the time immediately prior to the Base Time (including treasury shares acquired by FUJICO through the purchase of shares in connection with the share purchase demand to be exercised pursuant to the provisions of Paragraph 1 of Article 785 of the Companies Act in relation to the Share Exchange).

The total number of Nikke Shares to be allotted and delivered through this Share Exchange may be revised in the future due to the repurchase and cancellation of treasury shares by FUJICO.

Note 3:    Treatment of shares constituting less than one unit

Shareholders of FUJICO who will hold shares in Nikke constituting less than one unit (less than 100 shares) as a result of the Share Exchange cannot sell such shares in the financial instruments exchange market, but will be entitled to use the following systems concerning the shares of Nikke constituting less than one unit after the effective date of the Share Exchange.

(i) Additional purchase system for shares constituting less than one unit

Pursuant to Paragraph 1 of Article 194 of the Companies Act and the provision of the Articles of Incorporation of Nikke, shareholders of shares constituting less than one unit may demand that Nikke sell the number of Nikke Shares that, when added to the shares constituting less than one unit held by such shareholders, will equal to one unit (100 shares).

(ii) Buyback system for shares constituting less than one unit

Pursuant to the provisions of Paragraph 1 of Article 192 of the Companies Act, shareholders of shares constituting less than one unit may demand that Nikke buy back the shares constituting less than one unit held by such shareholders.

Note 4:    Treatment of fractions less than one share

In the event the number of Nikke Shares to be delivered to the shareholders of FUJICO as a result of the Share Exchange results in a fraction of less than one share, in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations, Nikke will sell the number of Nikke Shares equivalent to the sum of such fractions (any fraction of such sum of less than one shall be rounded off) and pay the proceeds of such sale to the shareholders of FUJICO who will receive such fraction in proportion to such fractions.

　　B. Basis for the financial analysis of the allotment relating to the Share Exchange, etc.

(i) Basis and reasons for the allotment

As described in “1. Reason for the Share Exchange” above, in December 2020, Nikke made a proposal to FUJICO regarding the Share Exchange, and after serious discussions and negotiations between the companies, the parties came to the conclusion that making FUJICO a wholly-owned subsidiary of Nikke is the best decision to enhance the respective corporate values of Nikke and FUJICO.

As described in “(3) A. Measures to ensure fairness” below, Nikke and FUJICO have each selected Mizuho Securities Co., Ltd. (“Mizuho Securities”) and AGS Consulting Co., Ltd. (“AGS Consulting”) as their financial advisors, respectively, in order to ensure the fairness of the Share Exchange Ratio to be used in the Share Exchange and the content of the Share Exchange described in “A. Particulars of the allotment relating to the Share Exchange.” In addition, Nikke has selected Chuo Sogo Law Office, P.C. (“Chuo Sogo”), and FUJICO has selected HOKUTO Law Office (“HOKUTO”) and Atsumi & Sakai (“Atsumi & Sakai”), as their respective legal advisors and commenced full-fledged deliberations.

Based on the report of the share exchange ratio analysis received from Mizuho Securities, the financial advisor, on May 12, 2021, the advice from Chuo Sogo, the legal advisor, and the results of due diligence conducted by Nikke on FUJICO, Nikke reached the conclusion after careful discussions and examinations that it is appropriate to conduct this Share Exchange based on the Share Exchange Ratio.

As described in “(3) A. Measures to ensure fairness,” below, based on the report of the share exchange ratio analysis received from AGS Consulting, the financial advisor, on May 12, 2021, the advice from HOKUTO and Atsumi & Sakai, and as described in “(3) B. Measures to avoid conflicts of interest” below, based on the report received from the Special Committee consisting of independent committee members that have no conflict of interest with Nikke and the results of due diligence conducted by FUJICO on Nikke, FUJICO conducted careful discussions and examinations on conducting the Share Exchange based on the Share Exchange Ratio. As a result, it reached the conclusion that it is appropriate to conduct this Share Exchange based on the Share Exchange Ratio.

As described above, Nikke and FUJICO carefully considered the results of due diligence conducted by both companies with reference to the financial analysis results and advice obtained from their respective financial advisors and advice from their respective legal advisors. After comprehensively considering the financial condition, performance trends, share price trends, etc. of both companies, Nikke and FUJICO held negotiations and consultations on several occasions regarding the Share Exchange Ratio. As a result, the two companies reached the conclusion that the Share Exchange Ratio was appropriate for the shareholders of both Nikke and FUJICO, and decided to implement the Share Exchange based on the Share Exchange Ratio, and the board of directors of both companies resolved to conclude the Share Exchange Agreement between both companies today.

Pursuant to the Share Exchange Agreement, the Share Exchange Ratio is subject to change upon the agreement of both companies in the event of a material change in the terms upon which the calculation is based.

　　(ii) Matters related to the financial analysis

a) Names of the financial advisors and their relationships with Nikke and FUJICO

Both Mizuho Securities, a financial advisor of Nikke, and AGS Consulting, a financial advisor of FUJICO, are financial advisors independent from Nikke and FUJICO, and are not related parties of Nikke and FUJICO, and do not have any material interest to be stated with respect to the Share Exchange.

b) Summary of the financial analysis

As the shares of both Nikke and FUJICO are listed on the financial instruments exchange markets and have a market share price, Mizuho Securities conducted the financial analysis using market share price method (using the simple average closing share prices on the Tokyo Stock Exchange for the one-month, three-months, and six-months periods up to May 12, 2021, the record date for the calculation) and the DCF (discounted cash flow) method to reflect the state of future business activities in the financial analysis.

The ranges of the financial analysis of FUJICO using each method based on the Nikke shares having per share value of 1 are as follows:

Method used	Result of financial analysis of the share exchange ratio
Market share price method	2.52～2.73
DCF method	1.73～3.09

In calculating the above share exchange ratio, Mizuho Securities has used information provided by both companies and publicly available information, and has not independently verified the accuracy and completeness of such information, based on the assumption that all of the materials and information provided by both companies are accurate and complete, and that there is no fact undisclosed to Mizuho Securities that may have a material impact on the financial analysis of the share exchange ratio. In addition, Mizuho Securities has assumed that the business outlook and financial forecasts of both companies have been reasonably prepared based on the best forecasts and judgments obtained at the time by the management of both companies. The business outlook and financial forecasts of Nikke have been revised, upon the approval of Nikke, to reflect the feasibility of their financial forecasts. In addition, Mizuho Securities has not conducted any independent valuation or assessment of the assets and liabilities (including contingent liabilities) of both companies and their subsidiaries and affiliates, nor has it requested for an appraisal or assessment from a third-party agent.

Financial forecasts for Nikke include fiscal years that are expected to increase or decrease significantly compared to the previous fiscal year. Specifically, for the fiscal year ending November 30, 2021, ordinary profits are expected to be approximately JPY8,095 million, a significant decrease of 30% or more compared to ordinary profits for the previous fiscal year due to the decrease in investment income under the equity method. Also for the fiscal year ending November 30, 2022, net income before tax is expected to be approximately JPY9,871 million, a significant increase of 30% or more compared to net income before tax for the previous fiscal year due to the absence of negative factors such as the one-time extraordinary loss related to the coronavirus incurred during the fiscal year ending November 30, 2021. FUJICO’s financial forecasts also include fiscal years in which it expects a significant increase or decrease in profits compared to the previous fiscal year. Specifically, due to the decreasing number of exhibitions as a result of conversion of large-scale exhibition halls into media centers in the wake of the Tokyo Olympics, gradual return of the economy to normalcy following the coronavirus pandemic, as well as recovery in production capacity and improvement in production efficiency resulting from the reconstruction of production facilities burned down by a fire at the Ichinoseki Plant in October 2020 from the fiscal year ending March 31, 2022 to the fiscal year ending March 31, 2024, an operating loss of approximately JPY129 million and ordinary loss of approximately JPY19 million for the fiscal year ending March 31, 2022, operating loss of approximately JPY13 million and ordinary income of approximately JPY96 million for the fiscal year ending March 31, 2023, and operating income of approximately JPY108 million, ordinary income of approximately JPY218 million and net income before tax of approximately JPY218 million are expected for the fiscal year ending February 29, 2024, with an increase of more than 30% expected compared to net income before tax for the previous fiscal year. For the fiscal year ending March 31, 2022, net income before tax is expected to be approximately JPY441 million, an increase of more than 30% compared to net income before tax for the previous fiscal year, due to an expected extraordinary profit from insurance claims related to the fire at the Ichinoseki Plant. For the fiscal year ending March 31, 2023, however, net income before tax is expected to be approximately JPY96 million, a decrease of more than 30% compared to net income before tax for the previous fiscal year, due to the absence of one-time factors contributing to extraordinary profit. These financial forecasts of Nikke and FUJICO do not assume the implementation of the Share Exchange.

As Nikke Shares and FUJICO Shares are listed on the financial instruments exchange markets and have a market share price, AGS Consulting used the market share price method, and the DCF method to reflect the state of future business activities of both companies in the financial analysis.

The ranges of the financial analysis of FUJICO Shares using each method based on the Nikke Shares having per share value of 1 are as follows:

Method used	Ranges of the share exchange ratio analyzed
Market share price method	2.52～2.73
DCF method	2.23～4.11

Under the market share price method, with respect to Nikke Shares, the closing share price on May 12, 2021, the record date for the financial analysis, the simple average closing share price for the one-month period from April 13, 2021 up to the record date, the simple average closing share price for the three-months period from February 13, 2021 up to the record date, and the simple average closing share price for the six-months period from November 13, 2020 up to the record date, each on the First section of the Tokyo Stock Exchange for Nikke Shares are used in the financial analysis. With respect to FUJICO Shares, the closing share price on April 26, 2021, the last day before the record date in which a trading was closed, the closing share price on the record date, the simple average closing share price for the one-month period from April 13, 2021 up to the record date, the simple average closing share price for the three-months period from February 13, 2021 up to the record date, and the simple average closing share price for the six-months period from November 13, 2020 up to the record date, each on the Tokyo Stock Exchange JASDAQ for FUJICO Shares are used in the financial analysis, which is as of May 12, 2021.

Under the DCF method, taking into account reasonable factors such as earnings forecasts and investment plans based on the business plan prepared by Nikke, the corporate value and share value of Nikke was evaluated by discounting the free cash flow to be generated in the future by a certain discount rate to the present value. The corporate value and share value of FUJICO was evaluated by discounting the future cash flows that is based on financial forecasts prepared by FUJICO to the present value at a certain discount rate.

In calculating the share exchange ratio, AGS Consulting has used information provided by Nikke and FUJICO and publicly available information such as market data, as well as financial, economic and market indicators, etc., based on the assumption that all such materials, information, etc. are accurate and complete, and has not independently verified their accuracy, validity, and completeness. AGS Consulting has not conducted any independent valuation or assessment of the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of both companies and their affiliates, nor has it requested for an appraisal or assessment from a third-party agent. In addition, AGS Consulting assumed that there are no facts undisclosed to AGS Consulting that may have a material impact on the financial analysis of the share exchange ratio. AGS Consulting has assumed that the financial projections of Nikke and FUJICO, which were used for the financial analysis using the DCF method, have been reasonably prepared based on the best forecasts and judgments obtained at the time by the management of both companies, after conducting a question-and-answer session to each of Nikke and FUJICO, verifying their formulation procedures and details, and confirming that there were no particular irrational points as the assumptions for the financial analysis of the share exchange ratio.

Nikke’s financial forecasts, which AGS Consulting used as assumptions for its DCF method-based analysis, include fiscal years in which a significant increase or decrease in profit is expected. Specifically, ordinary income for the fiscal year ending November 30, 2021 is expected to be JPY8,307 million, a significant decrease from the ordinary income for the previous fiscal year. This is mainly due to a decrease in investment income under the equity method. Net income before tax and other adjustments for the fiscal year ending November 30, 2022 is expected to be JPY9,753 million, a significant increase compared to the net income before tax for the previous fiscal year. This is mainly due to the absence of one-time negative factors, such as the loss related the coronavirus incurred during the fiscal year ending November 30, 2021. Such Nikke’s financial forecasts do not assume the implementation of the Share Exchange.

FUJICO’s financial forecasts, which AGS Consulting used as assumptions for its DCF method-based analysis, include fiscal years in which it expects a significant increase or decrease in profits. Specifically, significant improvements in profit and loss are expected compared to previous fiscal years, with an operating loss of JPY106 million for the fiscal year ending March 31, 2022, an operating income of JPY33 million for the fiscal year ending March 31, 2023, and an operating income of JPY154 million for the fiscal year ending March 31, 2024. This is mainly due to the decreasing number of exhibitions as a result of conversion of large-scale exhibition halls into media centers in the wake of the Tokyo Olympics, gradual return of the economy to normalcy following the coronavirus pandemic, and the expected improvement in sales and a contribution to profits as a result of a recovery in production capacity and improvement in production efficiency resulting from the reconstruction of production facilities burned down by a fire at the Ichinoseki Plant in October 2020. FUJICO’s financial forecasts do not assume the implementation of the Share Exchange, except for the reduction of costs required to maintain FUJICO’s listing.

(2) Reasons for Choosing Nikke Shares as the Consideration for the Exchange
　Nikke and FUJICO selected the shares of Nikke, the wholly-owning parent company in the Share Exchange, as consideration for the Share Exchange. We have determined that it is appropriate to use the Nikke Shares as the consideration for the exchange in the Share Exchange, considering that the Nikke Shares are listed on the First Section of the Tokyo Stock Exchange, and accordingly trading opportunities are secured due to the continued liquidity of the Nikke Shares on and after the effective date of the Share Exchange, and that FUJICO’s shareholders can enjoy the increased corporate value arising from making FUJICO a wholly-owned subsidiary through the Share Exchange.

As a result of the Share Exchange, FUJICO will become a wholly-owned subsidiary of Nikke on September 1, 2021 (scheduled), the effective date of the Share Exchange. FUJICO Shares will be delisted on August 30, 2021 (the last trading day will be August 27, 2021) following the prescribed procedures in accordance with the delisting criteria for share certificates of the Tokyo Stock Exchange. After delisting, FUJICO Shares may not be traded on the Tokyo Stock Exchange JASDAQ. In this regard, Nikke Shares, which are the consideration for the Share Exchange, will continue to be listed on the First Section of the Tokyo Stock Exchange after the delisting of the FUJICO Shares, and may be traded even after the effective date of the Share Exchange. Although shareholders may be allotted with less than 100 shares of Nikke Shares for a part of the number of FUJICO shares held by such shareholders, FUJICO believes that it can continue to provide liquidity for our shareholders who are allotted 100 shares or more of Nikke Shares, .

However, while shareholders who are to be allotted and delivered less than 100 shares of Nikke Shares cannot sell the shares on the first section of the Tokyo Stock Exchange as they become less than one unit, such shareholders who will hold shares constituting less than one unit will be entitled to use the buyback system for shares constituting less than one unit or additional purchase system for shares constituting less than one unit, at their request. For details, please refer to “Note 3: Treatment of shares constituting less than one unit” in (1) A. above. In addition, for details on the rounding of fractions of less than one share as a result of the Share Exchange, please refer to “Note 4: Treatment of fractions less than one share” in (1) A. above.

(3) Key considerations to avoid damages to interests of our shareholders

　　A. Measures to Ensure Fairness

As Nikke already holds 307,000 FUJICO Shares (32.95% (rounded off to the third decimal place, the same applies to the calculation of shareholding ratio) as a percentage of 931,644 shares (total number of 1,000,000 issued shares minus 68,356 shares of treasury shares as of March 31, 2021), which makes FUJICO an equity-method affiliate of Nikke, and as one director and one executive officer of Nikke serve as directors of FUJICO, Nikke and FUJICO have considered it necessary to ensure fairness of the Share Exchange and have implemented measures to ensure fairness as follows.

　　(i) Acquisition of financial analysis report from independent financial advisors

Nikke selected Mizuho Securities as a financial advisor independent from both companies, and obtained the financial analysis report on the Share Exchange Ratio on May 12, 2021. Please refer to “(ii) Matters related to the financial analysis” in (1) B. above for an overview of the financial analysis report. Nikke has not obtained an opinion (Fairness Opinion) from Mizuho Securities regarding the fairness of the Share Exchange Ratio.

On the other hand, FUJICO selected AGS Consulting as a financial advisor independent from both companies, and on May 12, 2021, obtained a financial analysis report on the Share Exchange Ratio. Please refer to “(ii) Matters related to the financial analysis” in (1) B. above for an overview of the financial analysis report. FUJICO has not obtained an opinion (Fairness Opinion) from AGS Consulting regarding the fairness of the Share Exchange Ratio.

　　(ii) Advice from independent law firms

Nikke has selected Chuo Sogo as its legal advisor and has been receiving legal advice on the methods and processes of the decision-making of the board of directors, including various procedures for the Share Exchange. Chuo Sogo is independent from both companies and has no material interest in both companies.

Meanwhile, FUJICO has selected HOKUTO and Atsumi & Sakai as its legal advisors and has been receiving advice from a legal point of view on the decision-making methods and processes of the board of directors, including the various procedures for the Share Exchange. HOKUTO and Atsumi & Sakai are independent from both companies and do not have any material interest in both companies.

B. Measures to avoid conflicts of interest

As Nikke already holds 307,000 FUJICO Shares (shareholding ratio: 32.95%), which makes FUJICO an equity-method affiliate of Nikke, and as one director and one executive officer of Nikke serve as directors of FUJICO, FUJICO has taken the following measures to avoid conflicts of interest in addition to the measures described in A. above.

(i) Establishment of Special Committee and Receipt of Report

FUJICO established a special committee on January 15, 2021 consisting of a total of four members (the “Special Committee”), namely Mr. Osamu Shimizu (Attorney at MASS Partners Law Firm) and Mr. Haruhito Sakui, outside directors of FUJICO who have no interest in Nikke and have been notified to the Tokyo Stock Exchange as independent officers, Mr. Hiroyoshi Takemura, outside audit & supervisory board member of FUJICO who has no interest in Nikke and has been notified to the Tokyo Stock Exchange as an independent officer, and Mr. Tsutomu Ikeda (Certified Public Accountant at Akasaka Audit LLC), an outside expert who has no interest in Nikke. The Special Committee is intended to ensure careful decision-making process by FUJICO regarding the Share Exchange, to eliminate the possibility of arbitrariness and conflicts of interest in the decision-making process of FUJICO’s board of directors to ensure the fairness, and to confirm that making a decision at the said board of directors to effect the Share Exchange would not be disadvantageous to the interest of FUJICO’s minority shareholders. Fee for members of the Special Committee is limited to fixed remuneration and does not include incentive fees subject to the announcement or consummation of the Share Exchange.

In considering the Share Exchange, FUJICO has consulted the Special Committee about (a) matters relating to the reasonableness of the purpose of the Share Exchange (including whether the Share Exchange contributes to the enhancement of the corporate value of FUJICO), (b) matters relating to the appropriateness of the terms of the Share Exchange (including the appropriateness of the manner in which the Share Exchange is executed and the type of consideration), (c) the fairness of the procedures for the Share Exchange (including to what extent measures to ensure fairness should be taken), (d) based on (a) through (c) above, confirmation that the Share Exchange is not disadvantageous to FUJICO’s minority shareholders, and (e) whether the Share Exchange should be conducted or not considering (a) through (d) above (collectively referred to as the “Advisory Matters”). FUJICO has also given the Special Committee the authority to (I) conduct investigations related to the Share Exchange (including to inquire and request explanation from any officers or employees of FUJICO or advisors to FUJICO related to the Share Exchange regarding the matters required for consideration of the Advisory Matters, (II) request FUJICO to (i) communicate its proposals or questions as a Special Committee to the other party and (ii) set an opportunity for the Special Committee to directly consult with the other party (including its officers and employees involved in the Share Exchange and its advisors concerning the Share Exchange), (III) not approve an advisor elected by FUJICO if it considers questionable about the independence of such advisor elected by FUJICO, in which case FUJICO must respect the intention of the Special Committee to the maximum extent, and (IV) elect its own advisors to the Special Committee, at the expense of FUJICO, if deemed particularly necessary by the Special Committee.

The Special Committee held a total of eight meetings from February 10, 2021 through May 12, 2021. The Special Committee also carefully considered the aforementioned Advisory Matters by collecting information through e-mail and other means outside of the meeting and holding discussions as necessary. Specifically, the Special Committee confirmed the performance and independence of HOKUTO and Atsumi & Sakai, the legal advisors to FUJICO, and AGS Consulting, the financial advisor to FUJICO, and approved their appointment. Then, FUJICO explained to the Special Committee, the purpose of the Share Exchange, the background to the Share Exchange, the formulation procedures and details of FUJICO’s business plan, which is the basis for calculating the Share Exchange Ratio, and the background of negotiations and the process of determining the terms of the Share Exchange, including the Share Exchange Ratio, and held a question-and-answer session. In addition, Nikke explained, to the Special Committee, the purpose of the Share Exchange, the background to the Share Exchange, the management policy of FUJICO after the Share Exchange, the reasons for choosing a share exchange as a way of making FUJICO a wholly-owned subsidiary, and Nikke’s opinion on the Share Exchange Ratio, and held a question-and-answer session. FUJICO’s legal advisors, HOKUTO and Atsumi & Sakai, provided explanations on the decision-making methods and processes of FUJICO’s board of directors for the Share Exchange, measures to ensure fairness, measures to avoid conflicts of interest, methods of operation of the Special Committee, and the outcome of legal due diligence on Nikke, and held question-and-answer sessions. In addition, the Special Committee received an explanation from AGS Consulting of the outcome of financial and tax due diligence conducted on Nikke and held a question-and-answer session. In addition, the Special Committee received an explanation from AGS Consulting, which also acts as the financial advisor, regarding the method and results of the financial analysis of the share exchange ratio in this Share Exchange, and after conducting a question-and-answer session, etc., reviewed the reasonableness of it. Furthermore, based on the advice of the legal advisors, HOKUTO and Atsumi & Sakai, the Special Committee was substantially involved in negotiations with Nikke regarding the share exchange ratio, including approving the negotiation policy for the share exchange ratio and giving instructions to AGS Consulting.

Following the above procedures, and based on the explanations, financial analysis results and other materials provided for consideration, the Special Committee submitted to the board of directors of FUJICO on May 12, 2021 a report stating that:

(a) The purpose of the Share Exchange is deemed to be reasonable because by making FUJICO a wholly-owned subsidiary of Nikke, contribution to enhancement of FUJICO’s corporate value can be expected by further promoting the utilization and support of Nikke’s abundant human and material management resources, particularly through the consolidation and closure of production facilities held by the Nikke Group, and collaboration in overseas expansion; (b) the terms and conditions of the Share Exchange are considered to be appropriate in light of the fact that (i) it was ensured that the environment for the Share Exchange would be regarded as practically the same as where such transaction conducted between independent parties, i.e., an environment where reasonable efforts are made to address issues of structural conflicts of interest and asymmetric information and to conduct the Share Exchange on terms as favorable as possible to minority shareholders while enhancing FUJICO’s corporate value; such efforts are believed to have been made in practice in consideration of the fact that FUJICO established a special committee, and while direct negotiations were conducted by FUJICO’s internal personnel and advisors as a basic policy for negotiation with Nikke, the special committee was substantially involved in the process of discussions and negotiations regarding the terms and conditions of the transaction by receiving ongoing reports from those in charge of negotiations in a timely manner, in expressing its opinions on important aspects, and in giving instructions and requests; FUJICO carefully considered the terms and conditions of the transaction in light of the results of the due diligence review of Nikke, including by referring to advice from AGS Consulting, the financial advisor, and from HOKUTO and Atsumi & Sakai, the legal advisors, in the course of the above discussions and negotiations; and directors and audit & supervisory board members who have interest were not allowed to participate in the discussion and negotiation process with Nikke; (ii) with respect to the reasonableness of the financial analysis of the share value and the relationship between the agreed-upon share exchange ratio and the financial analysis results, no particular unreasonable points were found in the process of preparing FUJICO’s business plan and its important preconditions, and in the method of analyzing the share value of FUJICO and Nikke by AGS Consulting, and as the Share Exchange Ratio is above the upper limit of the range derived by the market price method and within the range derived by the DCF method, the Share Exchange Ratio is considered to have been agreed upon in consideration of the above financial analysis results; the Share Exchange Ratio is comparable to the level of premiums in the past similar cases confirmed by the Special Committee; and (iii) with respect to the appropriateness of the method of implementation of the Share Exchange and the type of consideration, because the shares to be acquired by FUJICO shareholders will remain liquid as Tokyo Stock Exchange listed shares of Nikke is the consideration for the Share Exchange, and because FUJICO’s minority shareholders will continue to indirectly enjoy the benefits of the increase in FUJICO’s corporate value after the Share Exchange by holding the shares of Nikke because the Share Exchange is a transaction in which FUJICO’s shareholders will receive shares of Nikke as consideration, no particular unreasonable points have been found with respect to the method of the Share Exchange and the type of consideration to be delivered to FUJICO shareholders in the Share Exchange; (c) the procedures for the Share Exchange are deemed to be fair in light of the fact that (i) the board of directors of FUJICO consulted the Special Committee, which is composed of outside directors and experts who are independent from Nikke, and that the Special Committee can be deemed as having been substantially involved in the negotiation process with Nikke, (ii) the proposal for the conclusion of the Share Exchange Agreement is scheduled to be approved by all directors who have no interest, and to receive opinion from all audit & supervisory board members who have no interest, with no objections, at the board of directors’ meeting, (iii) advice from AGS Consulting, which is an independent financial advisor in connection with the Share Exchange, and from HOKUTO and Atsumi & Sakai, the independent legal advisors, have been obtained, (iv) a financial analysis report on the share exchange ratio has been obtained from AGS Consulting, an independent financial advisor in connection with the Share Exchange, and the financial analysis or valuation methods for and content of the share exchange ratio are deemed not to be particularly unreasonable, and (v) according to the draft disclosure documents for the Share Exchange, appropriate information disclosure is planned to be made; (d) based on (a) through (c) above, it is recognized that the Share Exchange is not disadvantageous to FUJICO’s minority shareholders; and (e) based on (a) through (d) above, it is considered appropriate to conduct the Share Exchange.

(ii) Approval of all directors who have no interest in FUJICO and the opinion that no objection is made by all audit & supervisory board members who have no interest in FUJICO

Among the directors of FUJICO, Mr. Kuniaki Hihara concurrently serves as Director and Managing Executive Officer, and General Manager of Industrial Machinery & Materials Business Division of Nikke, Mr. Takehiro Okamoto serves as Managing Executive Officer and General Manager of Corporate Strategy Center of Nikke, Mr. Taiichi Matsumoto concurrently serves as Director and Business Development Manager, and Deputy General Manager of Corporate Management Division of Ambic, a wholly-owned subsidiary of Nikke and also a party to the capital and business alliance with FUJICO, and Mr. Masayoshi Higuchi also served concurrently as General Manager and full-time Manager of Industrial Machinery & Materials Business Division of Nikke until June 2020. Therefore, in order to avoid conflict of interest, none of these directors had participated in the deliberations and resolutions related to this Share Exchange at the board of directors meeting of FUJICO, nor participated in the discussions and negotiations on the Share Exchange in the position of FUJICO.

Among FUJICO’s audit & supervisory board members, Mr. Satoru Fujikawa concurrently serves as the Director and Executive Managing Officer in charge of operation, construction support division of Chuo-Nittochi Facilities Co., Ltd. (former trade name: Nippon Construction Co., Ltd.), a group company of Chuo-Nittochi Co., Ltd. (former trade name: Nippon Tochi-Tatemono Co., Ltd., “Nittochi”). Nittochi had been FUJICO’s largest shareholder prior to FUJICO’s capital and business alliance with Nikke and Ambic, and had transferred all of its FUJICO Shares to Nikke in the course of the capital and business alliance. Therefore, in order to avoid causing doubt in the fairness of deliberations, Mr Fujikawa has not participated in the discussions concerning the Share Exchange at the board of directors of FUJICO, nor has he participated in the discussions and negotiations regarding the Share Exchange in FUJICO’s capacity.

The proposal for the Share Exchange has been approved at the board of directors meeting of FUJICO by unanimous approval of six members, excluding Mr. Kuniaki Hihara, Mr. Masayoshi Higuchi, Mr. Taiichi Matsumoto and Mr. Takehiro Okamoto, out of the ten directors of FUJICO. Of the three audit & supervisory board members of FUJICO, two members, excluding Mr. Satoru Fujikawa, attended the discussion of such proposal, and all of them expressed their opinion that there would be no objection to the Share Exchange.

(4) Matters concerning the appropriateness of the amount of the paid-in capital and reserves of to-be wholly owning parent company, Nikke

The amount of capital and reserves to be increased by Nikke pursuant to the Share Exchange is the amount separately and appropriately determined by Nikke in accordance with the provisions of Article 39 of the Corporate Accounting Rules.

We have comprehensively considered and examined the financial condition, capitalization policies, and other relevant factors pertaining to Nikke and have concluded that the foregoing are within the scope of laws and regulations, which we deem them to be appropriate.

4. Matters for Reference Concerning Consideration for Exchange
(1) Provisions of Articles of Incorporation of Nikke
　The Articles of Incorporation of Nikke are posted on our website (http://www.fujico-jp.com/) in accordance with laws and regulations and the provisions of Article 18 of our Articles of Incorporation.

(2) Matters concerning the method of converting the consideration for exchange into cash

　A. Market in which the consideration for exchange is traded
　　　Nikke Shares are traded on the First Section of the Tokyo Stock Exchange.
　B. Person acting as an intermediary, broker or agent for transactions of exchange consideration
　　　Intermediation, brokerage, etc. for transactions of Nikke Shares are carried out by financial instruments business operators (securities companies) nationwide.
　C. Details of restriction on transfer or other disposition of the consideration for exchange
　　　Not applicable.
(3) Matters concerning market price of the consideration for exchange (if available)
　　　Based on the business day prior to the announcement of the conclusion of the Share Exchange Agreement (May 13, 2021), the average closing share prices of Nikke shares on the First Section of the Tokyo Stock Exchange for one-month, three-months and six-months periods were 997 yen, 996 yen and 1,001 yen, respectively. The latest market prices of Nikke Shares can be found on the Tokyo Stock Exchange website (https://www.jpx.co.jp/).
(4) Details of the balance sheet of Nikke for each business year of which last day has arrived in the past five years
　　　Details are omitted since Nikke has filed its annual securities report for each business years in accordance with the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

5. Matters concerning the appropriateness of the provisions for stock acquisition rights relating to the Share Exchange
　　　Not applicable as FUJICO has not issued any stock acquisition rights or bonds with subscription rights to shares.

6. Matters concerning Financial Statements, etc.

(1) Details of Financial Statements, etc. for the Most Recent Business Year of Nikke
　　　Details of financial statements for Nikke’s most recent fiscal year (ended November 2020) are available on our website (http://www.fujico-jp.com/) in accordance with laws and regulations and the provisions of Article 18 of our Articles of Incorporation.

(2) Details of any Disposition of Important Assets, the Assumption of Material Liabilities, or any other Event Having a Material Impact on the Status of FUJICO’s Assets that has Occurred After the Last Day of the most Recent Business Year
　A. FUJICO
(i) Conclusion of the Share Exchange Agreement
　At a meeting of the board of directors held on May 13, 2021, we have resolved to make Nikke a wholly-owning parent company and FUJICO a wholly-owned subsidiary through the Share Exchange and the parties have concluded the Share Exchange Agreement on the same day. The Share Exchange is scheduled to take effect on September 1, 2021, with the approval of the resolution of the ordinary general meeting of shareholders of FUJICO to be held on June 29, 2021. The details of the Share Exchange Agreement are as described in 2. “Outline of the Share Exchange Agreement” above.
(ii) Cancellation of treasury shares
　FUJICO plans to cancel all treasury shares held by FUJICO at the Base Time (including treasury shares acquired by FUJICO in response to the demand for the repurchase of shares by dissenting shareholders as set forth in Paragraph 1 of Article 785 of the Companies Act to be exercised at the time of the Share Exchange) by a resolution of the board of directors of FUJICO to be held no later than the day immediately preceding the effective date of the Share Exchange.
　B. Nikke
(i) Conclusion of the Share Exchange Agreement
　At a meeting of the board of directors held on May 13, 2021, Nikke has resolved to make Nikke a wholly-owning parent company and FUJICO a wholly-owned subsidiary through the Share Exchange and the parties have concluded the Share Exchange Agreement on the same day. The Share Exchange is scheduled to take effect on September 1, 2021, with the approval of the resolution of the ordinary general meeting of shareholders of FUJICO to be held on June 29, 2021. The details of the Share Exchange Agreement are as described in 2. “Outline of the Share Exchange Agreement” above.

(ii) Dividends of surplus
　At the ordinary general meeting of shareholders held on February 25, 2021, Nikke has resolved to pay dividends from retained earnings as follows, and paid dividends on February 26, 2021.

Record date	November 30, 2020
Dividend per share	15.00 yen
Total amount of dividends	1,075 million yen
Effective date	February 26, 2021
Dividend source	Retained earnings

Proposal No. 3: Election of five directors

The term of office of Directors Mr. Takayuki Nozoe, Mr. Yoshiki Murata, Mr. Toyoteru Maehara, Mr. Haruhito Sakui, and Mr. Osamu Shimizu will expire at the conclusion of this meeting.

Accordingly, we propose for the election of five Directors.

The candidates for Directors are as follows.

Candidate Number	Name (Date of Birth)	Brief personal history and important concurrent positions, and position(s) and responsibilities at the Company		Number of shares owned in the Company
1	Takayuki Nozoe (August 16, 1954)	Nov. 1981	Joined the Company	18,000 shares
		Apr. 1997	Manager of the Industrial Materials Division
		Feb. 1998	Branch Manager of the Tokyo Branch
		Apr. 2001	General Manager of the Tokyo Sales Division
		Jun. 2001	Director and General Manager of the Tokyo Sales Division
		Apr. 2003	Director and Supervisor of the Tokyo Sales Division
		Jun. 2003	Managing Director and Supervisor of the Tokyo Sales Division
		Jun. 2004	Senior Managing Director in charge of Tokyo Sales Division
		Jul. 2006	Senior Managing Director and Supervisor of Sales and Marketing
		Jun. 2007	Senior Managing Director, Supervisor of Sales and Marketing, in charge of Tokyo Sales Division
		Apr. 2008	Senior Managing Director, and Supervisor of Sales, Production & Sales Management, Corporate Planning, General Affairs, Accounting, Information Systems, Quality Assurance, and Internal Audit
		Apr. 2009	Representative Director and President
		Jun. 2020	Representative Director and Chairman (acting)
2	Yoshiki Murata (April 25, 1957)	Apr. 1981	Joined Dai-Ichi Kangyo Bank, Limited (current Mizuho Bank, Ltd.)	5,000 shares
		Jan. 2006	Sub-Branch Manager of Town and Village Hall, Public Sector II of Mizuho Bank, Ltd.
		Jun. 2008	Joined the Company, Manager of General Affairs Division
		May 2009	General Manager of Corporate Planning Division
		Jun. 2009	Director in charge of Accounting and Finance, General Manager of Corporate Planning office
		Oct. 2013	Director in charge of General Affairs, Accounting and Finance, Operations, and General Manager of Corporate Planning office and General Manager of Legal Department
		Apr. 2014	Managing Director in charge of General Affairs, Accounting & Finance, Operations, General Manager of Corporate Planning Office and General Manager of Legal Department
		Sep. 2016	Managing Director in charge of General Affairs, Accounting & Finance, Operations, General Manager of Corporate Planning Office and General Manager of Legal Department
		Sep. 2017	Managing Director in charge of Corporate Planning, General Affairs, Accounting & Finance, Operations, General Manager of Corporate Planning Office, General Manager of Legal Department and General Manager of Operations Department
		Jun. 2020	Managing Director in charge of Corporate Planning, General Affairs, Accounting & Finance, Operations, General Manager of Planning Office, General Manager of Legal Department, and General Manager of Operations Department, and komisaris of PT. FUJIKO INDONESIA (acting)

Candidate Number	Name (Date of Birth)	Brief personal history and important concurrent positions, and position(s) and responsibilities at the Company		Number of shares owned in the Company
3	Toyoteru Maehara (March 15, 1965)	Apr. 1987	Joined the Company	1,400 shares
		Apr. 2003	Chairman of Fuji Corp Hong Kong International Ltd.
		Apr. 2010	General Manager of Sales Division, Sales Headquarters
		Jul. 2012	Executive Officer and General Manager of Overseas Business Dept.
		Feb. 2013	Executive Officer and Vice President of PT. FUJIKO INDONESIA
		Mar. 2016	Executive Officer and President of SANWAFRLT (THAILAND)
		Jun. 2019	Director and General Manager of Overseas Business Dept.
		Jun. 2020	Director, General Manager of Overseas Business Dept. and President of PT. FUJIKO INDONESIA (acting)
4	Haruhito Sakui (October 31, 1954)	Apr. 1978	Joined Sumitomo Life Insurance Company	900 shares
		Jul. 1999	Deputy General Manager of Operation & Review Department of Sumitomo Life Insurance Company
		Oct. 2003	Executive Secretary, General Manager in charge of General Affairs Department of Sumitomo Life Insurance Company
		Jul. 2009	Executive Director of Life Insurance Policyholders Protection Corporation
		Jul. 2010	Compliance Control Division of Sumitomo Life Insurance Company
		Mar. 2012	Business Planning Department of Sumitomo Life Insurance Company, Audit & Supervisory Board Member of a subsidiary
		Mar. 2015	Left Sumitomo Life Insurance Company
		Jun. 2015	Director of the Company (acting)
5	Osamu Shimizu (January 24, 1980)	Dec. 2010	Registered as an attorney with the Tokyo Bar Association	300 shares
		Dec. 2010	Joined Shimizu Tadashi Law Firm
		Jul. 2012	Auditor-Secretary of Educational Foundation Cultural Nagano (acting)
		Jul. 2012	Auditor-Secretary of Educational Foundation Cultural Suginami (acting)
		Jun. 2013	Director of Keishin Social Welfare Corporation
		Mar. 2015	Director Jiyuukai Social Welfare Corporation (acting)
		Dec. 2016	Member of Ethics and Law Committee, United World Wrestling (acting)
		Apr. 2017	Auditor-Secretary of Kakuta Gakuen School Corporation (acting)
		Feb. 2019 Jun. 2019 Jun. 2019	Opened MASS Partners Law Firm Director of Keishinkai Medical Corporation (acting) Director of the Company (acting)

Note:

1. There is no special interest between each candidate and the Company.

2. Matters relating to outside directors are as follows.

(1) Mr. Haruhito Sakui is a candidate for an outside director.

(2) Mr. Sakui has worked for Sumitomo Life Insurance Company for a long time and also served as audit & supervisory board member of a subsidiary of Sumitomo Life Insurance Company based on his experience in the fields of financial legal, internal audit and compliance. We expect that he will oversight over the Company and contribute to enhance the corporate governance of the Company based on such extensive experience and broad knowledge, and believe that he is qualified to serve as an outside director.

(3) His term of office as an outside director will be six years upon the conclusion of this ordinary general meeting of shareholders.

(4) Pursuant to the provisions of Paragraph 1, Article 427 of the Companies Act, the Company has executed an agreement with Mr. Sakui under which the maximum amount of his liability for damages shall be the total amount of the items as stipulated in Paragraph 1, Article 425 of the Companies Act provided that he has performed his duties in good faith and without gross negligence. If this proposal is approved and Mr. Sakui is reelected, we plan to continue the limitation of liability with him.

(5) Mr. Sakui has been notified to the Tokyo Stock Exchange as an independent officer pursuant to the rules of the Tokyo Stock Exchange, and if he is reelected as proposed, he will continue to be the independent officer.

(6) Mr. Osamu Shimizu is a candidate for outside director.

(7) Mr. Shimizu is qualified as an attorney-at-law and we expect that we will receive valuable opinions from a professional perspective as an attorney-at-law.

In addition, as he is specialized in the field of corporate legal affairs, including his experience as an Outside Director of the Company, we believe that he can appropriately perform his duties as an outside director.

(8) His term of office as an outside director will be two years upon the conclusion of this ordinary general meeting of shareholders.

(9) Pursuant to the provisions of Paragraph 1 of Article 427 of the Companies Act, the Company has executed an agreement with Mr. Shimizu under which the maximum amount of his liability for damages shall be the total amount of the items as stipulated in Paragraph 1, Article 425 of the Companies Act on the condition that he has performed his duties in good faith and without gross negligence. If this proposal is approved and Mr. Shimizu is reelected, we plan to continue the limitation of liability with him.

(10) Mr. Shimizu has been notified to the Tokyo Stock Exchange as an independent officer pursuant to the rules of the Tokyo Stock Exchange, and if he is reelected as proposed, he will continue to be the independent officer.

3. The outline of the contents of the officers’ liability insurance covered for each candidate is as follows.

With a view to creating an environment that encourages officers to actively and positively perform their duties while paying attention to ensuring that the appropriateness of the execution of their duties is not impaired, the Company has entered into a contract of officers’ liability insurance with insurance companies to cover the damages that may arise from liability borne by the officers in the course of execution of their duties or claims pertaining to the pursuit of such liability. The officers of the Company and our group companies in Japan and overseas are insured under such insurance, and the insurance premiums are borne by the Company in full amount. If the candidates are appointed as directors, each candidate will be included as insured person under such insurance. The outline of the insurance contract is as follows.

Period of insurance: 1 year from the date of the execution of contract

Insured: officers (Directors, Audit & Supervisory Board Members) of the Company and our group companies worldwide

Indemnity: Illegal receipt of personal gains or favors, criminal conducts, or acts committed knowingly in violation of laws and regulations

Scheduled renewal: Scheduled to renew in July 2021 with the same content

- End -

Venue for the Ordinary General Meeting of Shareholders

　　　 Venue: 6-2-33, Chuo, Itami-shi, Hyogo

　　　　　　　　 Itami City Hotel (11th floor Kotobuki-no-ma)

　　　　　　　　 Telephone 072 (777) 1111 <main telephone number>

　　　 Nearest station: a 5-minute walk from the Itami Station on the Hankyu Itami Line

　　　　　　　　 an 8-minute walk from the Itami Station on the JR Fukuchiyama Line.

Information Disclosure on the Internet Concerning

Notice of the 71st Ordinary General Meeting of Shareholders

June 11, 2021

FUJI Corporation

Table of Contents

Reference Materials for General Meeting of Shareholders

•	Articles of Incorporation of The Japan Wool Textile Co., Ltd.	P. 3

•	Financial Statements, etc. for the Most Recent Fiscal Year of The Japan Wool Textile Co., Ltd.	P. 9

The items listed above are provided to shareholders on our website (http://www.fujico-jp.com) in accordance with the applicable laws and regulations and Article 18 of our Articles of Incorporation.

The Japan Wool Textile Co., Ltd. Articles of Incorporation

　　Revised on February 24, 2017

CHAPTER I. GENERAL PROVISIONS

Article 1: Trade Name

1. The Company shall be called Nippon Keori Kabushiki Kaisha.

2. In English, the Company shall be called THE JAPAN WOOL TEXTILE CO., LTD.

Article 2: Purpose

The purpose of the Company is to engage in the following businesses:

(1) Manufacture and sale of wool yarn, woolen fabrics, and various other textile products

(2) Production, processing and sale of raw material goods set forth in the preceding item

(3) Purchase, sale, lease, management, operation and development of real estate

(4) Building lots and buildings transaction business

(5) Design, execution and supervision of civil engineering work, building work, paving work, interior finishing work, etc.

(6) Design, manufacture, repair and sale of industrial machinery, appliances and equipment

(7) Management of culture, sports and leisure facilities, and the manufacture and sale of related goods

(8) Sales of food products and management of restaurants

(9) Contracting, design, construction, management of greening and landscaping business, and sale of horticultural goods

(10) Warehousing

(11) Non-life insurance agency business and insurance agency business based on the Automobile Liability Security Act

(12) Services related to the solicitation of life insurance

(13) Financial business

(14) Business related to information processing, communications systems and other information services

(15) Sales of medicines, medical devices and cosmetics

(16) Sales of general merchandise, furniture, bedding, and art and crafts

(17) Management of bathhouses and health and amusement facilities

(18) Out-of-hospital care and nursing services

(19) Manufacture, processing and sale of horse riding goods, pet goods and pet foods

(20) Sales and leasing of various software, media and related products

(21) Purchase and sale of used goods

(22) Power generation business using renewable energy sources such as solar, wind, and geothermal power, and its management and operation, as well as business related to the supply and sale of electricity

(23) Manufacture, construction and sale of renewable energy-related systems and equipment

(24) The management of livestock and agriculture, and the production, processing and sale of agricultural products produced thereby

(25) Operation of daycare facilities

(26) Businesses incidental or related to each of the preceding items

(27) Any other lawful business

Article 3: Location of Head Office

The Company shall establish its head office in Kobe City.

3

Article 4: Organization

The Company shall have the following constituents in addition to general meetings of shareholders and directors.

(1) Board of Directors

(2) Audit & Supervisory Board members

(3) Audit & Supervisory Board

(4) Accounting Auditors

Article 5: Method of Public Notice

The method of public notice of the Company shall be electronic; provided, however, that if the Company is unable to publish a public notice electronically due to an accident or any other unavoidable event, the public notice shall be posted in the Kobe Shimbun published in Kobe City.

CHAPTER II. SHARES

Article 6: Total Number of Shares Authorized to be Issued

The total number of shares authorized to be issued by the Company shall be 192,796 thousand shares.

Article 7: Acquisition of Treasury Shares

The Company may acquire its own shares through market transactions, etc. by a resolution of the Board of Directors pursuant to the provisions of Paragraph 2 of Article 165 of the Companies Act.

Article 8: Share Unit

The number of shares per unit of the Company shall be 100 shares.

Article 9: Rights to Shares Less than One Unit

No shareholder of the Company may exercise any rights other than those listed below with respect to the shares less than one unit held by such shareholder.

(1) Rights set forth in Paragraph 2 of Article 189 of the Companies Act

(2) Right for making requests pursuant to Paragraph 1 of Article 166 of the Companies Act

(3) Right to receive allocation of shares offered or share purchase rights offered in proportion to the number of shares held

(4) The right to make a demand for sale of the shares less than one unit provided for in the following Article

Article 10: Demand for Sale of Shares Less than One Unit

1. A shareholder who holds shares less than one unit may demand that the Company sell to such shareholder shares in a number that will constitute a unit together with the number of shares less than one unit held by such shareholder (the “Request for Sale”), except where the Company does not have the number of treasury shares to be sold.

2. The time when the Request for Sale may be made, the method of making such request, and other matters shall be in accordance with the Share Handling Regulations established by the Board of Directors.

Article 11: Administrator of Shareholder Registry

The Company shall appoint an administrator of the shareholder registry. The administrator of the shareholder registry and the office thereof shall be appointed by a resolution of the Board of Directors and shall be publicly notified.

Article 12: Location of Shareholder Registry, etc. and Administrations of Shares

The preparation and maintenance of the shareholder registry and the share option registry of the Company, and other affairs relating to the shareholder registry and the share option registry shall be entrusted to the administrator of the shareholder registry and shall not be handled by the Company.

Article 13: Share Handling Regulations

The procedures and fees relating to shares and stock acquisition rights of the Company shall be governed by the Share Handling Regulations stipulated by the Board of Directors in addition to those stipulated by laws and regulations or the Articles of Incorporation.

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CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

Article 14: Convocation

1. The Ordinary General Meeting of Shareholders shall be convened in February of each year, and the Extraordinary General Meeting of Shareholders shall be convened when necessary.

2. A general meeting of shareholders shall be convened at the location of the head office and adjacent areas, as well as in any city of Osaka.

Article 15: Record Date of Ordinary General Meeting of Shareholders

The record date for voting rights at the ordinary general meeting of shareholders of the Company shall be November 30 of each year.

Article 16: Chairman

The president shall act as chairman at the general meeting of shareholders. If the president is unable to attend to his or her duties, another director shall assume the chairmanship in accordance with the order of priority previously determined by the Board of Directors.

Article 17: Internet Disclosure and Deemed Provision of Reference Documents for General Meetings of Shareholders

The Company may deem that the information pertaining to the matters to be stated or indicated in the Reference Documents for General Meetings of Shareholders, business reports, financial statements, and consolidated financial statements has been provided to shareholders at the time of the convocation of a general meeting of shareholders by disclosure via the Internet in accordance with the provisions of the applicable Ordinance of the Ministry of Justice.

Article 18: Proxy Voting

Shareholders may exercise their voting rights by proxy of other Shareholders who hold voting rights in the Company. In this case, the shareholder or proxy shall submit a document evidencing the authority of proxy for each general meeting of shareholders.

Article 19: Method of Resolution

1. Resolutions at a general meeting of shareholders shall be made by a majority of the votes of the shareholders present who are entitled to exercise their votes, unless otherwise provided for in laws and regulations and the Articles of Incorporation.

2. Resolutions to be made pursuant to the provisions of Paragraph 2 of Article 309 of the Companies Act shall be made by two-thirds or more of the voting rights of shareholders in attendance who hold one-third or more of the voting rights of shareholders who are entitled to exercise their voting rights.

Article 20: Matters to be Resolved at the General Meeting of Shareholders

The introduction of the on large-scale purchase of the Company's Shares shall be made by resolution of a general meeting of shareholders.

5

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

Article 21: Number of Directors

The number of directors of the Company shall be no more than eight.

Article 22: Election of Directors

1. Directors shall be elected by a resolution of a general meeting of shareholders.

2. Resolutions for the election of directors shall be adopted by a majority of the votes of the shareholders present who hold one-third or more of the voting rights of the shareholders who are entitled to exercise their voting rights.

3. Resolutions for the election of directors shall not be made by cumulative voting.

Article 23: Term of Office of Directors

The term of office of a director shall expire at the conclusion of the ordinary general meeting of shareholders for the most recent fiscal year ending within one year after his/her election.

Article 24: Convocation of Meetings of the Board of Directors

In the event a meeting of the Board of Directors is to be convened, a notice of convocation shall be dispatched to each director and each Audit & Supervisory Board member no later than five days prior to the date of such meeting; provided, however, that this may be shortened if particularly necessary.

Article 25: Abbreviation of Resolutions at Meetings of the Board of Directors

In the event all directors consent to the matters to be resolved at Meetings of the Board of Directors in writing or by means of electromagnetic records, the Company shall deem that a resolution to approve such matters to be resolved at Meetings of the Board of Directors has been adopted; provided, however, that this shall not apply to the cases where an Audit & Supervisory Board members raises an objection.

Article 26: Regulations of the Board of Directors

Matters relating to the Board of Directors shall be governed by the Regulations of the Board of Directors as stipulated by the Board of Directors in addition to those stipulated by laws and regulations or the Articles of Incorporation.

Article 27: Representative Directors and Directors with Titles

1. The Company shall appoint a representative director by a resolution of the Board of Directors.

2. The Company may, by a resolution of the Board of Directors, elect one chairperson and president, one or more senior managing directors and managing directors, respectively.

Article 28: Remuneration for Directors

Remuneration, bonuses, and other property benefits (the “Remuneration”) to be received from the Company as consideration for the execution of duties of directors shall be determined by a resolution of a general meeting of shareholders.

Article 29: Executive Officer

The Company shall appoint an executive officer by a resolution of the Board of Directors.

Article 30: Counselors and Advisors

The Company may appoint counselors and advisors by a resolution of the Board of Directors.

Article 31: Conclusion of a Limited Liability Agreement with an Outside Director

Pursuant to the provisions of Paragraph 1 of Article 427 of the Companies Act, the Company may enter into an agreement with an outside director to limit liability for compensation for damages, if such director satisfies the requirements stipulated in Paragraph 1 of Article 423 of the Companies Act; provided, however, that the maximum amount of liability for compensation for damages under the applicable agreement shall be the minimum amount of liability stipulated by laws and regulations.

6

CHAPTER V. AUDIT & SUPERVISORY BOARD MEMBERS AND AUDIT & SUPERVISORY BOARD

Article 32: Number of Audit & Supervisory Board members

The number of Audit & Supervisory Board member of the Company shall be five or less.

Article 33: Election of Audit & Supervisory Board members

1. Audit & Supervisory Board members shall be elected by resolution of a general meeting of shareholders.

2. Resolutions for the election of Audit & Supervisory Board members shall be made by a majority of the votes of the shareholders present who hold one-third or more of the voting rights of the shareholders who are entitled to exercise their voting rights.

Article 34: Term of Office of Audit & Supervisory Board members

1. The term of office of Audit & Supervisory Board members shall expire at the conclusion of the ordinary general meeting of shareholders for the most recent fiscal year ending within four years from the time of their election.

2. The term of office of an Audit & Supervisory Board member who is elected to fill a vacancy shall expire at the time when the term of office of the retired Audit & Supervisory Board member expires.

Article 35: Convocation of Audit & Supervisory Board

In the event a meeting of the Audit & Supervisory Board is to be convened, a notice of convocation shall be dispatched to each Audit & Supervisory Board member no later than five days prior to the date of such meeting; provided, however, that this may be shortened if particularly necessary.

Article 36: Regulations of the Audit & Supervisory Board

Matters concerning the Audit & Supervisory Board shall be governed by the Regulations of the Audit & Supervisory Board as stipulated by the Audit & Supervisory Board in addition to those stipulated by law or the Articles of Incorporation.

Article 37: Full-time Audit & Supervisory Board members

Full-time Audit & Supervisory Board members shall be elected by resolution of the Audit & Supervisory Board.

Article 38: Remuneration for Audit & Supervisory Board members

Remuneration for Audit & Supervisory Board members shall be determined by resolution of a general meeting of shareholders.

Article 39: Conclusion of a Limited Liability Agreement with an Outside Audit & Supervisory Board member

Pursuant to the provisions of Paragraph 1 of Article 427 of the Companies Act, the Company may enter into an agreement with an outside Audit & Supervisory Board member to limit liability for compensation for damages, as stipulated in Paragraph 1 of Article 423 of the Companies Act, in the event such outside Audit & Supervisory Board member meets the requirements stipulated by laws and regulations; provided, however, that the maximum amount of liability for compensation for damages under the applicable contract shall be the minimum amount of liability stipulated by laws and regulations.

7

CHAPTER VI. ACCOUNTS

Article 40: Fiscal Year

The fiscal year of the Company shall be one year and shall commence on December 1 of each year and end on November 30 of the following year.

Article 41: Year-end Dividends and Record Date

The Company shall pay dividends of surplus in cash (the “Year-end Dividends”) to shareholders or registered pledgees of Shares by a resolution of the ordinary general meeting of shareholders with November 30 as the record date every year.

Article 42: Interim Dividends and Record Date

The Company may, by a resolution of the Board of Directors, pay dividends of surplus (the “Interim Dividends”) as set forth in Paragraph 5 of Article 454 of the Companies Act to shareholders or registered pledgees of Shares with May 31 as the record date every year.

Article 43: Period for Exclusion of Year-end Dividends, etc.

1. In the event that Year-end Dividends and Interim Dividends are not received after the lapse of three years from the date of commencement of payment, the Company shall be exempted from the obligation to pay such dividends.

2. Accrued Year-end Dividends and Interim Dividends shall bear no interest.

End

8

Financial Statements, etc. for the Most Recent Fiscal Year of

The Japan Wool Textile Co., Ltd. (“Nikke”)

Business Report

(	From December 1, 2019 To November 30, 2020)

I. Matters Regarding the Current Circumstances of the Group

1. Progress and Results of Operations

In “Nikke Group RN (Renewal and Nikke) 130 Vision,” our group’s medium- to long-term vision established in fiscal 2017, we stated that we will restructure our targeted direction, corporate image, and management strategy for the next 10 years, with the goal of further enhancing corporate value over the medium- to long-term. In the current consolidated fiscal year, we reviewed our three-year initiatives under the First Medium-Term Business Plan (FY2017-2019) to realize the “Nikke Group RN 130 Vision”. At the same time, we made efforts to build a stronger business foundation and formulate medium- to long-term strategies.

As a result, operating results for the current consolidated fiscal year were net sales of ¥104,915 million (a decrease of 17.0% as compared to the previous fiscal year), operating income of ¥9,048 million (a decrease of 13.6% as compared to the previous fiscal year), ordinary income of ¥12,655 million (an increase of 13.3% as compared to the previous fiscal year), and net profit attributable to owners of parent of ¥7,121 million (an increase of 9.2% as compared to the previous fiscal year). Revenues and operating income decreased due to business restructuring in the telecommunications-related field of the Human & Future Development Business and the impact of the spread of the novel corona virus infections in the Industrial Products Business and other businesses. However, our operating income exceeded the initial plan due to risk diversification through diversified group management and the efforts of each company in the management environment as well as the effects of company-wide cost reduction.

In addition, ordinary income and net profit attributable to owners of parent reached record highs due to the recording of negative goodwill arising from FUJI Corporation becoming an equity-method affiliate, with which we entered into a business and capital alliance in May 2020.

An overview of business segments is as follows.

Textile & Clothing Materials Business

The operating results of the Textile & Clothing Materials Business for the current consolidated fiscal year were net sales of 31,399 million yen (a decrease of 9.8% as compared to the previous fiscal year) and operating income of 2,216 million yen (a decrease of 11.6% as compared to the previous fiscal year).

Uniform sector

Sales of materials for school uniforms remained at about the same level as such sales for the previous fiscal year. Although demand for summer products declined and shipments for the next school year were delayed due to the impact of the temporary closure of schools resulting from the spread of the novel coronavirus infections, price revisions and strong sales before price revisions contributed to sales.

Sales of materials for government uniforms remained at about the same level as such sales for the previous fiscal year for the police, but sales for fire services were weak due to the impact of cuts in uniform procurement budgets accompanying the spread of the novel coronavirus infections. Sales of general corporate uniform materials were weak due to a substantial decrease in demand related to transportation, customer service and other service business due to the impact of the spread of the novel coronavirus infections.

Textile sector

Sales of materials for general apparel remained at about the same level as such sales for the previous fiscal year due to the consolidation of Daiichi Orimono Co., Ltd., in which the Company acquired shares in March 2020, despite a substantial decline in orders in existing businesses compared to the previous fiscal year due to the prolonged deterioration in market conditions resulting from the spread of the novel coronavirus infections both domestically and overseas.

9

Yarn sector

Sales of yarn were weak due to a decline in orders compared to the previous fiscal year due to the impact of narrowing sales to high-value-added products and the prolonged deterioration in market conditions associated with the spread of the novel coronavirus infections.

Industrial Machinery & Materials Business

In the Industrial Machinery & Materials Business, the operating results for the current consolidated fiscal year were net sales of 19,057 million yen (a decrease of 26.1% as compared to the previous fiscal year) and operating income of 1,289 million yen (a decrease of 29.2% as compared to the previous fiscal year).

Automobile-related sector

Automotive production fell sharply due to the impact of the spread of the novel coronavirus infections. Orders for non-woven fabrics, sewing yarns, and cohesive ties for vehicles temporarily declined to less than half, but recovered from the fourth quarter. Factory automation facilities for automotive electronics and other manufacturing lines declined significantly due to the impact of restrained capital investment by customers.

Environment-related sector

Sales of environment-related materials, such as filters for collecting dusts, were sluggish due to the spread of the novel coronavirus infections. Energy-related sales were also sluggish.

Other industry-related sector

Sales of office automation materials, consumer electronics materials and industrial materials were sluggish due to the spread of the novel coronavirus infections. Sales of semiconductor-related equipment and image inspection equipment were also sluggish.

Lifestyle-related sector

Sales of racquet sports- and fishing-related products were sluggish because the impact of the spread of the novel coronavirus infections was significant. Orders for lifestyle-related materials were also sleek, due to a sharp decrease in orders, mainly for musical instruments.

Human & Future Development Business

The Human & Future Development Business’s operating results for the current consolidated fiscal year were net sales of 34,468 million yen (a decrease of 26.8% as compared to the previous fiscal year), and operating income of 5,949 million yen (a decrease of 13.9% as compared to the previous fiscal year).

Development-related sector

Sales from commercial facility operations remained at about the same level as such sales for the previous fiscal year, despite the impact of the closure of stores such as grocery retailers, as a measure to prevent the spread of the novel corona virus infections. Sales from solar power business remained at about the same level as such sales for the previous fiscal year. Construction-related orders were significantly higher than the previous fiscal year. In addition, electrical facilities construction companies joined our group in April 2019 and general construction companies joined our group in July 2020, resulting in favorable results. However, compared to the previous fiscal year in which we sold real estate held for sales, sales from construction-related business declined.

Life support sector

In child care and after-school care business, revenues increased due to the bilingual infant school (Ichikawa City, Chiba Prefecture) entering its second year in April 2019, which attracted new-year enrollments.

In nursing care-related business, the addition of a home-visit nursing care-related company to our group in October 2019, an increase in the number of people moving into the nursing care facilities, and an increase in the number of staff contributed to the growth. On the other hand, sports-related business was weak due to a decrease in the number of users, partly due to the spread of the novel coronavirus infections.

Telecommunications and new services sector

In the telecommunications-related business, revenues declined significantly due to business reorganization in order to respond to the environment surrounding the mobile phone business. New services-related business was weak, due to the closure of TSUTAYA stores which were unprofitable and the temporary closure of some facilities as a measure to prevent the spread of the novel coronavirus infections, despite the impact of confectionery sales and the opening of new amusement facilities for children.

10

Consumer Goods & Services Business

In the Consumer Goods & Services Business, the operating results for the current consolidated fiscal year were net sales of 16,783 million yen (an increase of 1.3% as compared to the previous fiscal year) and operating income of 1,168 million yen (an increase of 22.9% as compared to the previous fiscal year). In the current consolidated fiscal year, an increase in consumption in relation to staying home due to the spread of the novel coronavirus infections contributed to the sales of home furnishings and home appliance for home residents, despite the reaction to the last-minute rise in demand before the consumption tax increase in 2019,.

Bedding and commercial appliances sector

Sales of bedding products for e-commerce declined due to the impact of the warm winter and revisions to some commercial distribution channels. Sales of blankets as a stockpile in case of disasters and in-flight lap blankets were weak due to the impact of the spread of the novel coronavirus infections.

Household goods sector

Sales of general merchandise to 100-yen stores and sales of furniture to telecommuters were strong. Home appliances for e-commerce also saw a reactionary decline following the consumption tax increase, but demand for consumption in relation to staying home increased and sales of kitchen appliances were particularly strong.

Hobby & craft sector

Sales of stamp inks and stamps, which are mainly sold at stores, were weak due to the impact of the spread of the novel coronavirus infections. While Horsy International Co., Ltd. was consolidated to our group in August 2019, sales of horse-riding products were weak due to the spread of the novel coronavirus infections.

Other

Although the performance of insurance agencies remained at about the same level as such sales for the previous fiscal year, sales of containers were weak due to a decrease in new installations.

Net sales by business segment are shown in the table below.

			(Amounts are rounded down to the nearest million yen.)
Segment		189th fiscal period (FY2019)	190th fiscal period (Fiscal 2020: Current consolidated fiscal year)
Textile & Clothing Materials Business	Net sales	34,826	31,399
	Operating income	2,506	2,216
Industrial Machinery & Materials Business	Net sales	25,784	19,057
	Operating income	1,820	1,289
Human & Future Development Business	Net sales	47,101	34,468
	Operating income	6,907	5,949
Consumer Goods & Services Business	Net sales	16,568	16,783
	Operating income	950	1,168

2. Capital Expenditure and Financing

In the Textile & Clothing Materials Business, we introduced new and upgraded production facilities and renovated factory buildings and infrastructure facilities.

In the Industrial Machinery & Materials Business, we opened new production sites and upgraded production facilities.

In the Human & Future Development Business, we largely renovated the buildings and electric facilities of our retail facility, “Nikke Colton Plaza”. In addition, we renovated the golf practice range, “Nickel Golf School Kakogawa,” and opened a new integrated nursing care and childcare facility and new “Nikke Pure Heart Kids Land” facilities.

11

In the Consumer Goods & Services Business, we newly introduced and upgraded facilities for business use.

The funds for these investments were financed by the Company’s own funds.

No extraordinary financing was provided in the current consolidated fiscal year.

3. Status of Business Transfer, Absorption-Type Split or Incorporation-Type Split

There are no material applicable items.

4. Status of Acquisition of Business of Other Companies

There are no material applicable items.

5. Status of Succession of Rights and Obligations Related to the Business of Other Juridical Persons, etc. by Absorption-type Merger or Absorption-type Split

There are no material applicable items.

6. Status of Acquisition or Disposition of Shares or Other Equity Interests of Other Companies or Share Acquisition Rights, etc.

There are no material applicable items.

7. Status of Assets and Profits and Losses

Classification	187th fiscal period (FY2017)	188th fiscal period (FY2018)	189th fiscal period (FY2019)	190th fiscal period (FY2020: Current consolidated fiscal year)
Net sales (millions of yen)	103,498	110,538	126,401	104,915
Operating income (millions of yen)	8,348	8,368	10,472	9,048
Ordinary income (millions of yen)	9,089	9,128	11,165	12,655
Net profit attributable to owners of parent (millions of yen)	5,270	5,274	6,520	7,121
Net profit per share (yen)	71.52	72.26	89.70	98.57
Total assets (millions of yen)	141,124	142,460	148,707	147,172
Net assets (millions of yen)	89,067	89,195	93,344	95,714
Net income per share (yen)	1,194.34	1,212.69	1,264.35	1,310.05

Note: Net income per share is calculated based on the average number of shares outstanding during the period and net assets per share are calculated based on the total number of shares outstanding at the end of the period. The average number of shares outstanding during the period and the total number of shares outstanding at the end of the period are all calculated excluding the number of treasury stocks.

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8. Issues to be Addressed

(1) Overview of previous Medium-Term Management Plan

The “Nikke Group RN130 First Medium-Term Management Plan (FY 2017-2019)” was positioned as the first phase to realize the “Nikke Group RN130 Vision”. The main objective of the plan was to foster and expand high-growth businesses that will support our group’s future business expansion. As the basic strategy for this purpose, we first set out “(i) Priority Allocation to High-Growth Businesses and New Businesses,” and then worked on various measures regarding “(ii)Expansion of Overseas Business,” “(iii) Improvement of Capital Efficiency,” and “(iv) Generation of Synergy Effects through Reorganization within Business Divisions."

In the Textile & Clothing Materials Business, despite a stable demand in the uniform sector, we are still exploring businesses that will become the next growth driver. The automobile-related and environment-related sectors in the Industrial Machinery & Materials Business, the life support sector, such as nursing care, childcare, and children, and sports schools in the Human & Future Development Business, and the e-commerce business in the Consumer Goods & Services Business grew steadily. In addition, our group has advanced initiatives in the medical business, which we expect to be the next high-growth business. As a result, compared to FY2016, sales increased by 25.2% and operating income increased by 37.4%, achieving our final-year target of “consolidated net sales of ¥120 billion or more, consolidated operating income of ¥9 billion or more, and net profit attributable to owner of parent of ¥6.3 billion or more.” We also achieved record-high net sales and profits, and operating income increased for the tenth consecutive year. ROE was 7.2%, achieving the target of 7% or more. However, we recognize that there are businesses that have been markedly delayed in implementing the measures we outlined, and we will continue to address them as issues for the next Second Medium-Term Business Plan.

FY2020 was positioned as a year for preparation for the Second Medium-Term Business Plan, and we have been implementing various measures as a single-year plan. Despite the impact of the spread of the novel coronavirus infections, operating income exceeded the initial plan due to risk diversification through management of diversified group and each company’s efforts to address its business environment. In addition, due to the increasing importance of FUJI Corporation in our group, we made it an equity-method affiliate. Due to the recording of negative goodwill, ordinary income and net profit attributable to owner of parent reached record highs.

(2) Nikke Group RN130 Second Medium-Term Business Plan (FY2021-FY2023)

The “Nikke Group RN130 Vision,” our group’s medium- to long-term vision, aim at restructuring our targeted direction, corporate image, and management strategy for the next 10 years, with the goal of further enhancing corporate value over the medium to long term.

We believe that the “Nikke Group RN130 Second Medium-Term Business Plan (FY2021-FY2023)” is an important three-year period for accelerating our efforts to achieve the aspirations outlined in the “Nikke Group RN130 Vision.” Our goal is to steadily recover our business results while closely monitoring the impact of the spread of the novel coronavirus infections, and to achieve record-high sales and operating income recorded in FY2019.

(a) Basic strategies of the Second Medium-Term Business Plan

(i) Priority allocation of resources to high-growth businesses, new businesses, and rationalization

Textile & Clothing Materials Business

•	Develop businesses that will become growth drivers (domestic functional materials, Chinese student apparel, overseas markets)
•	Invest in saving labor and efficiency in manufacturing

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Industrial Machinery & Materials Business

•	Further expand automobile-related and environment-related sectors (particularly in foreign countries) and strengthen collaboration with FUJI Corporation

Human & Future Development Business

•	Further expand the life support sector (nursing care, childcare, sports schools, kids)
•	Achieve independence from the idle land utilization business in the development business and the real estate business

Consumer Goods & Services Business

•	Expand e-commerce business

Medical Business

•	Monetize developed products

(ii) Expanding of business overseas

•	Cultivate school uniform business in China
•	Expand overseas business of industrial products and expand overseas business through collaboration with FUJI Corporation

(iii) Improvement of capital efficiency

•	Redevelopment and separation of real estates with low revenue
•	Thoroughly select businesses and promote withdrawal from and separation of businesses

(iv) Generate synergies through internal reorganization (Consumer Goods & Services Business, Human & Future Development Business)

Our group’s overall strategy continues to focus on strengthening group management by generating synergies, investing in balanced internal growth (capital investment and R&D investment) and external growth (M&A strategy), and developing and promoting a personnel system that fosters talents who enjoy challenges and rewards their achievements. In addition, we aim to conduct corporate activities with an awareness of the need to realize a sustainable society (SDGs) and to build a trusted corporate group.

(b) Numerical plan (Target for FY11/2023)

Net sales	Operating income	Net profit attributable to owner of parent	ROE
127 billion yen or more	11.5 billion yen or more	7.8 billion yen or more	7.0% or more

Our goal is to recover business results steadily while paying close attention to the impact of the spread of the novel coronavirus infections, and to achieve record-high sales and operating income recorded in FY2019.

(c) Capital management and shareholder returns

(i) We intend to balance growth investment with stable shareholder returns.

(ii) We will actively invest in growth from the perspective of enhancing corporate value over the medium to long term, including R&D investment, M&A investment, capital investment, and human resource investment.

(iii) Shareholder Returns

•	We aim to achieve a stable dividend policy that does not reduce dividends (excluding commemorative dividends).
•	We will raise dividends according to the level of profits, with a dividend payout ratio of 30% as a benchmark.

In addition, the dividend on equity (DOE) ratio is used as an indicator, and is generally set at 2%.

•	We will enhance comprehensive shareholder returns, including repurchase of treasury stock.

Within the current highly uncertain business environment, we believe that it will become even more necessary to “think,” “act” on their own, and “take on challenges with passion and pride” without being constrained by precedents. The Nikke group will continue to create attractive businesses that satisfy stakeholders by finding “uncultivated sectors” with regarding the current environment as an opportunity.

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9. Status of Significant Parent Companies and Subsidiaries

(1) Status of the parent company

Not applicable.

(2) Status of significant subsidiaries

Company Name	Paid-in Capital		Investment ratio	Main business
Nakahiro Corporation (Chuo-ku, Osaka-shi)	100	million yen	100.0%	Sales of apparel materials and merchandise Real estate leasing
Akatsuki Shoji Co., Ltd. (Sumida-ku, Tokyo)	50	million yen	100.0%	Sales of apparel materials and merchandise Real estate leasing
Sato Sangyo Co., Ltd. (Chiyoda-ku, Tokyo)	95	million yen	50.1%	Sales of apparel Real estate leasing
Nikke Textile Co., Ltd. (Ichinomiya-shi, Aichi)	22	million yen	100.0%	Sales of woolen yarn Production, processing and sales of woolen fabric and textile products
Dai-ichi Orimono Co., Ltd. (Sakai-shi, Fukui)	20	million yen	70.0%	Production, processing and sales of synthetic textiles and textile products
Qingdao Nikke Fabric Co., Ltd. (Qingdao, Shandong Province, China)	3.7	million USD	100.0%	Production, processing and sales of woolen fabric
Ambic Co., Ltd. (Himeji-shi, Hyogo)	100	million yen	100.0%	Production and sales of non-woven fabrics and felts
Gosen Co., Ltd. (Chuo-ku, Osaka-shi)	100	million yen	100.0%	Production and sales of sporting goods, fishing lines, industrial materials
Nikke Machine Works Co., Ltd. (Kakogawa-shi, Hyogo)	50	million yen	100.0%	Production and sales of industrial machinery
EMI Corporation (Chuo-ku, Osaka-shi)	40	million yen	100.0%	Import and export of industrial materials, plant equipment, etc.
Nikke Fudosan Co., Ltd. (Chuo-ku, Kobe-shi)	30	million yen	100.0%	Construction and real estate
Nikke Wellness Co., Ltd. (Ichinomiya-shi, Aichi)	10	million yen	100.0%	Sports-related business
Nikke Care Service Co., Ltd. (Ichinomiya-shi, Aichi)	10	million yen	100.0%	Nursing care business
Nikke Audeo Co., Ltd. (Chuo-ku, Osaka-shi)	74	million yen	70.0%	Franchise and kids-related businesses
Nikke Shoji Co., Ltd. (Chuo-ku, Osaka-shi)	35	million yen	100.0%	Sales of bedding products, hand knitting yarns, horse harness, horse-riding products, and easy-order products
Yuei Co., Ltd. (Hirakata-shi, Osaka)	33	million yen	100.0%	Wholesale of general merchandise to 100-yen stores
Tsukineko Co., Ltd. (Chiyoda-ku, Tokyo)	10	million yen	100.0%	Production and sales of stamp ink
Niceday Inc. (Nishi-ku, Yokohama-shi)	43	million yen	100.0%	Production and sales of furniture, bedding products, and interior products
Miyako Corporation (Chuo-ku, Tokyo)	15	million yen	100.0%	Sales of furniture, interior decorations, daily necessities, etc.
AQUA Co., Ltd. (Totsuka-ku, Yokohama-shi)	10	million yen	98.0%	Internet sales and retailing of designed home appliances, interior goods, and cosmetics

Note:

1. We have 54 consolidated subsidiaries, including 20 significant subsidiaries listed above, and four subsidiaries are equity method affiliates.

2. On October 1, 2020, Nikke Leisure Service Co., Ltd. and Nikke Indoor Tennis Co., Ltd. merged by absorption with Nikke Leisure Service Co., Ltd. as the surviving company, and changed the corporate name to Nikke Wellness Co., Ltd.

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10. Main Business

Business	Major products and/or businesses
Textile & Clothing Materials Business	Uniform materials, materials for general clothing, yarn for sale, apparel products, anti-flame and anti-stab materials
Industrial Machinery & Materials Business	FA equipment, semiconductor-related equipment, energy-related equipment, non-woven fabrics, felt, sporting goods, fishing goods, other industrial materials, and other consumer goods
Human & Future Development Business	Operation and commissioned operation of commercial facilities, real estate business, construction business, solar power sales business, operation of sports facilities, nursing care business, mobile phone sales, child care business, and kids-related business, franchise
Consumer Goods & Services Business	Bedding products, easy-order, hand knitting yarn, horse harness and horse-riding goods, stamps, stamp ink, wholesale to 100-yen stores, trade agency, logistics, insurance agency, e-commerce (bedding products, bedclothes, furniture, home appliances, general merchandise)

11. Main Places of Business

Sales Offices	Head Office	(Chuo-ku, Kobe-shi)	Tokyo Branch Office	(Chuo-ku, Tokyo)
	Head Office	(Chuo-ku, Osaka-shi)
Plant	Innan Plant	(Kakogawa-shi, Hyogo)	Gifu Plant	(Kagamihara-shi, Gifu)
Business Sites	Ichinomiya Office (Ichinomiya-shi, Aichi)
Commercial facilities	NIKKE PARKTOWN (Kakogawa-shi, Hyogo)
Nikke Colton Plaza (Ichikawa-shi, Chiba)

Our subsidiaries are described in “9. Circumstance of Significant Parent Companies and Subsidiaries.”

12. Status of Employees

Number of Employees	Change from end of the previous fiscal year
4770	Decrease of 326
Note:

1. The number of employees is the number of people employed, and does not include those with a fixed employment period (597 people on average during the period).

2. The main reason for the decrease from the end of the previous fiscal year was the exclusion of Jiangyin Nikke Worsted Spinning Co., Ltd. from the scope of consolidation.

13. Major Lenders

Lenders	Outstanding Borrowings
Sumitomo Mitsui Banking Corporation	7,978	million yen
Mizuho Bank, Ltd.	3,966	million yen
MUFG Bank, Ltd.	2,738	million yen

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II. Matters Related to the Status of the Company

1. Stock Information (As of November 30, 2020)

(1) Total number of shares authorized to be issued	192,796,000 shares

(2) Total number of shares issued	86,478,858 shares

(3) Number of shareholders	30,087

(4) Top ten major shareholders

Name of Shareholders	Number of Shares Held (Thousands)	Shareholding Ratio (%)
The Master Trust Bank of Japan, Ltd. (Trust Account)	3,730	5.20
Mizuho Bank, Ltd.	3,198	4.46
Sumitomo Mitsui Banking Corporation	3,198	4.46
Nisshinbo Holdings Inc.	2,763	3.85
MUFG Bank, Ltd.	2,540	3.54
Custody Bank of Japan, Ltd. (Trust Account)	2,407	3.36
Takenaka Corporation	2,000	2.79
Nippon Life Insurance Company	1,747	2.44
Nikke Employee Stock Ownership Association	1,551	2.16
Teijin Frontier Co., Ltd.	1,396	1.95

Note: The shareholding ratio is calculated after deducting the number of treasury shares (14,752,611 shares).

(5) Other Significant Matters Concerning the Shares

Not applicable.

2. Issues Related to Stock Acquisition Rights, Etc.

(1) Status of stock acquisition rights held by directors and other officers as of the end of the current fiscal year

Not applicable.

(2) Status of stock acquisition rights delivered during the current fiscal year

Not applicable.

(3) Other important matters concerning stock acquisition rights, etc.

Not applicable.

3. Matter related to the officers of the Company

(1) Directors and Audit and Supervisory Board members (As of November 30, 2020)

Position		Name	Positions in charge and important concurrent positions
	Director	Mitsuyoshi Satou	Chairman
	President (Chief Executive Officer)	Kazuya Tomita
	Director (Managing Executive Officer)	Kuniaki Hihara	General Manager, Industrial Machinery & Materials Division President, FUJI Corporation External Director, Ashimori Industry Co., Ltd.
	Director (Managing Executive Officer)	Yoshirou Kawamura	General Manager, Textile & Clothing Materials Division
○	Director (Managing Executive Officer)	Yutaka Nagaoka	General Manager, Human & Future Development Division

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	Director	Kouzou Arao	Attorney at law (Nakanoshima Chuo Law Office) External Audit and Supervisory Board member, Nankai Electric Railway Co., Ltd. External Audit and Supervisory Board member, Hosokawa Micron Corporation
	Director	Shigeo Niwa
	Director	Yoshihiro Oonishi
○	Standing Audit and Supervisory Board Member	Shougo Ueno
	Standing Audit and Supervisory Board Member	Junichi Komiya
	Audit and Supervisory Board Member	Takeshi Katayama
	Audit and Supervisory Board Member	Michiko Uehara	Attorney at law (Uehara Godo Law Office) External Audit and Supervisory Board member, Sumitomo Electric Industries, Ltd.
Note:

1. ○ indicates Directors and Audit and Supervisory Board members who were newly appointed and assumed office at the 189th Ordinary General Meeting of Shareholders held on February 26, 2020.

2. At the end of the 189th Ordinary General Meeting of Shareholders held on February 26, 2020, Director Mr. Shougo Ueno resigned due to the expiration of the term of office.

3. At the end of the 189th Ordinary General Meeting of Shareholders held on February 26, 2020, Audit and Supervisory Board member Mr. Shuichi Toriyama resigned due to the expiration of the term of office.

4. Changes in the position, responsibilities, and important concurrent positions of directors and Audit and Supervisory Board members during the current fiscal year

Name	Before transfer	After transfer	Date of transfer
Yutaka Nagaoka	President and Chief Executive Officer, Nikke Machine Works Co., Ltd.	Director and Managing Executive Officer General Manager, Human & Future Development Division	February 26, 2020
Shougo Ueno	Director and Managing Executive Officer General Manager, Human & Future Development Division	Standing Audit and Supervisory Board Member	February 26, 2020
Shuichi Toriyama	Standing Audit and Supervisory Board Member	-	February 26, 2020

Name	Before transfer	After transfer	Date of transfer
Kuniaki Hihara	Director and Managing Executive Officer General Manager, Industrial Machinery & Materials Division President and Chief Executive Officer Ambic Co., Ltd. External Director Ashimori Industry Co., Ltd.

Director and Managing Executive Officer

General Manager, Industrial Machinery & Materials Division

President and Representative Director

FUJI Corporation

.

External Directors

Ashimori Industry Co., Ltd

June 26, 2020

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5. Directors Mr. Kouzou Arao, Mr. Shigeo Niwa and Mr. Yoshihiro Oonishi are External Directors stipulated in Article 2, Item 15 of the Companies Act.

6. Audit and Supervisory Board member Mr. Takeshi Katayama and Ms. Michiko Uehara are External Audit & Supervisory Board Members as stipulated in Article 2, Item 16 of the Companies Act.

7. Audit and Supervisory Board member Mr. Takeshi Katayama has extensive experience as a manager of a financial institution and has considerable knowledge in finance and accounting area.

8. Director Mr. Kouzou Arao, Mr. Shigeo Niwa, Mr. Yoshihiro Oonishi, Audit and Supervisory Board member Mr. Takeshi Katayama, and Ms. Michiko Uehara were designated and reported as an independent director in accordance with the provisions of the Tokyo Stock Exchange, Inc.

(2) Total Remuneration for Directors and Audit and Supervisory Board members

Classification	Number	Total amount of remuneration	Summary
Director (External Director)	9 (3)	202 million yen (16 million yen)	The maximum amount of remuneration resolved at the 189th Ordinary General Meeting of Shareholders held on February 26, 2020 is 300 million yen per year for Directors (24 million yen for External Directors) and 80 million yen per year for Audit and Supervisory Board members (16 million yen for External Audit and Supervisory Board members).
Audit and Supervisory Board member (External Audit and Supervisory Board member)	5 (2)	47 million yen (11 million yen)
Total	14	250 million yen

Note:

1. The total amount of remuneration includes an estimated amount of 33 million yen for bonuses to directors for the current fiscal year.

2. The total amount of remuneration includes one Director and one Audit and Supervisory Board member who resigned at the end of the 189th Ordinary General Meeting of Shareholders held on February 26, 2020.

(3) Information of external officers

(i) Important concurrent position and relationship with the Company

Classification	Name	Name of company with concurrent position	Title	Relationship
External Director	Kouzou Arao	Nakanoshima Chuo Law Office	Attorney at law	There is no special relationship between concurrent positions of outside officers and the Company that should be included in this report.
		Nankai Electric Railway Co., Ltd.	External Audit and Supervisory Board member
		Hosokawa Micron Corporation	External Audit and Supervisory Board member
External Audit and Supervisory Board member	Michiko Uehara	Uehara Godo Law Office	Attorney at law
		Sumitomo Electric Industries, Ltd.	External Audit and Supervisory Board member

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(ii) Major activities during the year

Classification	Name	Number of meetings attended		Status of Activities
		Board of of Directors	Audit & Supervisory Board
External Director	Kouzou Arao	12 times/12 times	-	From an expert’s point of view as an attorney familiar with laws, he made comments as appropriate and exercised management oversight functions. He also acted as a member of the Advisory Board.
External Director	Shigeo Niwa	12 times/12 times	-	From a specialist’s point of view as the person in charge of legal affairs and with the management experience of other companies and, he shared his opinions as appropriate and exercised management oversight functions. He also acted as a member of the Advisory Board.
External Director	Yoshihiro Oonishi	12 times/12 times	-	From his abundant experience and insight as a manager in other businesses and industries, he made comments as appropriate and exercised management oversight functions. He also acted as a member of the Advisory Board.
External Audit and Supervisory Board member	Takeshi Katayama	12 times/12 times	12 times/12 times	From his abundant experience as a manager of a financial institution, he expressed his opinions as appropriate and exercised the auditing function.
External Audit and Supervisory Board member	Michiko Uehara	11 times/12 times	12 times/12 times	From an expert’s point of view as an attorney familiar with laws, she shared his opinions as appropriate and exercised the auditing function.

(iii) Summary of the contents of the limited liability agreement

We have concluded an agreement with all External Directors and Audit and Supervisory Board members to limit their liability for damages as stipulated in Paragraph 1 of Article 423 of the Companies Act.

The maximum amount of liability for damages under the applicable agreement is the minimum amount of liability stipulated by laws.

4. Status of Accounting Auditors

(1) Names of accounting auditors

PKF Hibiki Audit Corporation

(2) Amount of remuneration of accounting auditors for the current fiscal year

(i) Amount of remuneration of Accounting Auditors for the current fiscal year	35 million yen
(ii) Total amount of fees to be paid in cash or otherwise by the Company or subsidiaries of the Company	39 million yen

Note:

1. The amounts shown in (i) above are the total remuneration for audits under the Companies Act and the remuneration for audits under the Financial Instruments and Exchange Act because these amounts are not classified in the audit agreement between the Company and the accounting auditor.

2. The Audit & Supervisory Board has given its consent to the remuneration of accounting auditors after necessary examination of the content of the accounting auditor’s audit plan, the performance of accounting audits and about whether the basis for calculation of remuneration estimates is appropriate.

(3) Content of non-audit services

The contents of non-audit services for which we pay fees to the accounting auditor relates to pre-acquisition financial due diligence in M&A deals.

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(4) Policy for the determination of the dismissal or non-reelection of the accounting auditor

The Audit & Supervisory Board shall dismiss an accounting auditor with the consent of all Audit and Supervisory Board members in the event that the accounting auditor is deemed to fall under any of the items set forth in each item of Paragraph 1 of Article 340 of the Companies Act. In this case, the auditor appointed by the Audit & Supervisory Board shall report the fact of dismissal and the reason thereof at the first ordinary general meeting of shareholders convened after dismissal.

In addition, the Audit & Supervisory Board decides on the details of proposals for the removal or non-reappointment of the accounting auditor in the event that the accounting auditor is judged to have a serious problem due to disciplinary action in violation of laws and regulations such as the Companies Act and the Certified Public Accountants Act or action by supervisory authorities, or judged that the audit by the accounting auditor is insufficient in terms of audit quality, quality control, independence, overall ability, effectiveness, efficiency and other factors.

III. System to Ensure Appropriate Business Conduct and the Status of Operation of the System

We revised the “System to Ensure Appropriate Business Conduct” described below at the Board of Directors meeting held on March 27, 2015, and have operated it as outlined below. Our Board of Directors will continue to work to maintain and better operate the internal control system by evaluating and verifying the existing internal control system at the end of each fiscal year and taking remedial measures as appropriate, responding to changes in the environment and social demands.

1. Outline of the Status of Operation of the System to Ensure Appropriate Business Conduct

Management Philosophy

Our management policy is “We take on challenges with enthusiasm and pride as a corporate group that is “gentle and warm” to people and the planet” and we operate our business under such management philosophy. We have established a “Code of Business Ethics” and a “Code of Business Conduct” to share our basic philosophy and concept throughout our group in order to gain the further trust of our stakeholders, including our customers, shareholders, business partners, employees, and local communities.

Execution of duties

•	In order to strengthen the supervisory function of the Board of Directors, at least one-third of directors are highly independent external directors and we receive advice from an objective standpoint on various management issues from them. In addition, to revitalize the Board of Directors, the “Liaison Meeting between External Directors and Audit and Supervisory Board members” is held twice a year as a forum for exchanging information and sharing awareness among external officers.
•	We have introduced an executive officer system for the purpose of clarifying responsibilities for business execution and making flexible decisions. Group Management Meetings are held at least twice a month by executive officers, standing Audit and Supervisory Board members, heads of business divisions, and heads of our group headquarters divisions to review individual projects from a diverse perspective and make important decisions.
•	We have established the Advisory Board, which is responsible for the nominating and compensation committee functions, to strengthen the framework for oversight of management and the mechanism for selecting the optimal manager. The Advisory Board met twice during the current fiscal year.
•	To evaluate the effectiveness of the Board of Directors, we distribute survey forms to members who attend meetings of the Board of Directors, conduct self-assessments of the composition of the Board of Directors, content of discussions, frequency of meetings, and methods of operation of the meetings, and organize issues.

Group Risk Management

•	Through the audits of our Audit & Supervisory Board Members and the Internal Audit Division and the Group Risk Management Committee (held twice a year), we seek to comprehensively recognize and share risks across our group and regularly review our risk management system. Each division and our group company also holds its own (Division / Company) Risk Management Committee meetings as needed to identify the risks inherent in each business.
•	We have established and operate an internal reporting system that applies to the entire group. The consultation desk has two routes, one for our standing Audit and Supervisory Board members and the other for the Internal Audit Office. The details of the reporting are shared with related Directors and the legal department and work together to respond.

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•	In order to prevent the spread of the novel coronavirus infections, under the direction of the Emergency Response Headquarters, our group is implementing measures such as refraining from traveling and holding large-scale meetings, utilizing online tools such as web-conferencing systems, applying telework and staggered commuting, and establishing and strengthening communication systems.

Group Management System

•	Group companies are supervised by the divisions under their jurisdiction, and share our group’s management philosophy and long-term vision as well as review the progress and results of management objectives at each company through Divisional Management Meetings (held at least once a month) attended by representatives from each group company and periodic Management Reporting Meetings.
•	Major management decision-making items at group companies are submitted to the Business Division Management Committee, the Group Management Committee, and our Board of Directors based on decision-making authority as stipulated.
•	Directors and Audit and Supervisory Board members are dispatched from the business divisions in charge and the Group Head Office to group companies to monitor the management and operations of group companies in cooperation with our Audit and Supervisory Board members, the Internal Audit Division, and the accounting auditor.

Performance of duties by Audit and Supervisory Board members

•	During the current fiscal year, our Audit and Supervisory Board members attend important internal meetings, including our Board of Directors, Group Management Committee, and Group Risk Management Committee, to confirm the status of business execution.
•	Our Audit and Supervisory Board members conduct on-site audits of each of our divisions and group companies, and hearings are conducted by division managers and the presidents of group companies on the status of business execution and risks at each site.
•	Our Audit & Supervisory Board Members hold regular meetings twice a year with the President and once a month with the Accounting Auditor and the Internal Audit Division to exchange information and opinions in order to cooperate with each other.

2. Arrangements for Ensuring the Propriety of Operations

The details of the resolution made at the meeting of the Board of Directors held on March 27, 2015 are as follows.

(1) System to ensure that the execution of duties by officers and employees complies with laws and regulations and the Articles of Incorporation

(i) The Board of Directors establishes standards for deliberation and reporting at meetings of the Board of Directors in the Regulations of the Board of Directors, and decides the execution of business of the Company based on the standards for such deliberation and reporting.

(ii) We shall appoint External Directors who supervise the legitimate conduct of the Board of Directors from an independent standpoint.

(iii) The Advisory Board, an organization that the President consults about nomination, remuneration, and other matters, and is composed of half of independent individuals from outside the Company shall be established.

(iv) The status of execution of duties by Directors is audited by Audit & Supervisory Board Members based on audit standards and audit plans.

(v) “Code of Business Ethics” and a “Code of Business Conduct” shall be established and posted on the intranet and on our website available inside and outside the Company. Executives and employees read and pledge to comply with the Corporate Ethics Handbook distributed. All Directors take the initiative in promoting compliance throughout the group.

(vi) The Group Risk Management Committee shall be established to organize the risk management system of the corporate group. A director in charge shall be appointed as the chairman of the Committee. Under the Committee, each Risk Management Committee shall be organized in each group head office division, business division, and group company to ensure that all officers and employees are familiar with risk management and to evaluate and rectify management methods.

(vii) The internal reporting system will be established with the Audit and Supervisory Board members and the head of the Internal Audit Division serving as contact points to strengthen internal monitoring. The Audit and Supervisory Board members and the head of the Internal Audit Division shall promptly share the content of the case and discuss responses.

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(viii) Respond resolutely to anti-social forces that pose a threat to the order and safety of civil society and pose a barrier to corporate activities. Close cooperation will be established with the police and other external organizations, and relations with such anti-social forces will be systematically blocked mainly by the related departments within the Company.

(ix) Establish a system to ensure the reliability of financial reporting based on the Financial Instruments and Exchange Act, conduct effective and efficient operations, and evaluate and improve its operation.

(2) System for the maintenance and management of information in respect of the Directors' execution of duties

(i) Minutes of ordinary general meetings of shareholders and meetings of the Board of Directors shall be kept and managed in accordance with laws and regulations and the Regulations of the Board of Directors.

(ii) Documents related to the execution of duties, such as the minutes of the Group Management Meeting and the proposal, shall be recorded on an electromagnetic medium, authorized to inspect per document, preserved, and managed.

(iii)The status of preparation, storage, and management of information related to the execution of duties by directors shall be audited by auditors.

(3) Systems for managing risks of loss including the relevant internal regulations

(i) Establish “Risk Management Rules” and establish a system for prompt response to risks that may have a material impact.

(ii) The Risk Management Committee shall be established, and divisions concerned with each risk shall conduct risk prevention activities from a specialist standpoint.

(iii) The director appointed as the chairman of the Group Risk Management Committee shall report to the Board of Directors any signs of risk that may have a material impact.

(iv) In the event of an emergency, an Emergency Response Headquarters, headed by the president, shall be established to implement crisis management measures.

(v) Formulate a Business Continuity Plan (BCP) to ensure business continuity in the event of unforeseen circumstances or crises and disseminate it to officers and employees.

(4) System for ensuring efficient execution of Directors' duties

(i) The Board of Directors shall appoint Outside Directors to make accurate decisions, and the Board of Directors shall consist of an appropriate number of directors.

(ii) Introduce an executive officer system to separate supervision and business execution functions and accelerate business execution.

(iii) To strengthen and expedite President’s business execution, the Group Management Meeting, which is composed of executive officers, standing Audit and Supervisory Board members, heads of each business division, and heads of group headquarters, meets at least twice a month.

(iv) Executive officers and other officers are appointed to the heads of each business division, and business division management meetings are held at least once a month to conduct efficient business division operations.

(v) Each business division formulates a medium-term plan, annual plan, and monthly plan, reviews the results at the Group Management Meeting every month, and implements various measures to achieve the targets.

(5) System to ensure the appropriateness of the business operations of the corporate group

(i) Each group company is controlled by the management of each of our business divisions, prepares monthly sales reports on business objectives, and reviews the results through regular management reports meetings.

(ii) We send Audit and Supervisory Board members to group companies to audit systems to ensure the appropriateness of operations.

(iii) Each group company shall organize and disseminate each Risk Management Committee as a subordinate organization of the Business Division Risk Management Committee.

(iv) Directors and employees of each group company shall read the handbook on corporate ethics distributed and pledge to comply with it.

(v) The Audit and Supervisory Board members, the Internal Audit Division, and the Accounting Auditor shall conduct operational and accounting audits on a regular basis.

(6) Matters concerning such employees who are to assist in the duties of an Audit and Supervisory Board member in cases where the Audit and Supervisory Board member requests the appointment of such employees, matters concerning the independence of such employees from the directors, and matters concerning ensuring the effectiveness of instructions given to such employees;

23

In the event that an Audit and Supervisory Board member requests to appoint employees to assist in the performance of duties, such employees to assist the Audit and Supervisory Board member shall be appointed. Such employees shall not be subject to the instructions and orders of the Directors and shall comply solely with the instructions and orders of the Audit and Supervisory Board member.

(7) System for reporting to Audit and Supervisory Board members and other systems to ensure that audits by Audit and Supervisory Board members are conducted effectively

(i) Directors, employees, and Accounting Auditor shall report on matters related to the execution of their duties upon request from each Audit and Supervisory Board member. Each group company shall prohibit any Director or employee from giving any disadvantageous treatment on the grounds that such report has been made.

(ii) Audit & Supervisory Board Members attend important meetings, including meetings of the Board of Directors and the Group Management Committee, and hear reports from directors. In addition, important approval documents can be inspected.

(iii) In the event an Audit and Supervisory Board member requests us to advance payment of expenses in accordance with laws and ordinances with respect to the execution of his/her duties, or if an Audit and Supervisory Board member requests an independent external expert to serve as an advisor for the Audit and Supervisory Board member, such expense or obligation shall be disposed of unless deemed unnecessary for the execution of the duties of such Audit and Supervisory Board member.

(iv) President shall meet regularly with Audit and Supervisory Board members to exchange opinions on issues that we should deal with, the status of environmental improvements for audits by Audit and Supervisory Board members, and important audit issues, as well as to deepen mutual recognition with Audit and Supervisory Board members by receiving requests deemed necessary.

(v) Directors and employees of our group can report directly to Audit and Supervisory Board members through the in-house whistle-blowing center. Each of our group companies shall be prohibited from giving any disadvantageous treatment to such officers and employees on the grounds of such notification.

IV. Basic Policies for the Management of a Joint-Stock Company

Overview of Basic Policies

We believe that it is our shareholders who ultimately control the determination of the financial and operating policies of the company and that the shareholder composition is determined through the free trading of shares in the capital markets. Accordingly, we recognize that the final decision on whether or not to accept a proposal to purchase shares accompanied by a transfer of management control of the company should be left to our shareholders.

However, it is anticipated that some acts of large-scale acquisition of shares or proposals to purchase shares may be deemed to result in damages that would be difficult to recover to us, including significant harm to our corporate value and the common interests of our shareholders due to their purpose, among other things, and we believe that persons engaging in such actions are inappropriate as those who control the determination of our financial and business policies.

Accordingly, our basic policy is for the Board of Directors to take countermeasures against such conduct in principle.

Please refer to pages 16 to 31 of the Reference Documents for the Ordinary General Meeting of Shareholders (Proposal No. 4) for the matters listed in Article 118, Item 3(b) and (c) of the Companies Act that should be included in the business report.

24

Consolidated Balance Sheet

(As of November 30, 2020)

(Millions of yen)

Item	Amount	Item	Amount
[Assets]		[Liabilities]
Current Assets	78,586	Current Liabilities	37,030
Cash and deposits	30,255	Notes and accounts payable - trade	9,735
Notes and accounts receivable - trade	22,549	Short-term borrowings	17,119
Merchandise and manufactured goods	15,161	Current portion of bonds	10
Work in process	6,951	Accrued corporate tax, etc.	1,127
Raw materials and supplies	1,959	Other	9,038
Other	1,779	Fixed Liabilities	14,426
Allowance for doubtful accounts	(70)	Long-term debt	3,642
Fixed Assets	68,585	Deferred tax liabilities	728
Property, plant, and equipment	39,358	Net defined benefit liabilities	2,609
Buildings and structures	25,163	Long-term lease and guarantee deposits	6,446
Machinery and equipment	4,888	Asset Retirement Obligations	433
Land	7,650	Other	566
Construction in progress	885	Total Liabilities	51,457
Other	771	[Net Assets]
Intangible fixed assets	1,808	Shareholders’ Equity	92,124
Goodwill	1,089	Paid-in capital	6,465
Other	718	Capital surplus	4,460
Investments and other assets	27,419	Retained earnings	91,671
Investment securities	23,037	Treasury stock	(10,473)
Long-term loans receivable	10	Accumulated Other Comprehensive Income	1,797
Bankruptcy or reorganization claims, etc.	108	Unrealized holding gains or loss on securities	2,247
Long-term Advance payment	324	Deferred gains or losses on hedges	14
Net defined benefit asset	502	Exchange conversion adjustment accounts	28
Deferred tax assets	1,451	Remeasurements of defined benefit plans	(493)
Other	2,112	Non-Controlling Shareholders’ Equity	1,793
Allowance for doubtful accounts	(128)	Total Net Assets	95,714
Total Assets	147,172	Total Liabilities and Net Assets	147,172

Note: Amounts are rounded down to the nearest million yen.

25

Consolidated Income Statement

(	From December 1, 2019 To November 30, 2020)

(Millions of yen)

Item	Amount
Net sales		104,915
Cost of goods sold		74,873
Gross margin		30,042
Selling and general administrative expenses		20,993
Operating income		9,048
Non-operating income
Interest and dividend income	518
Investment gain on equity method	3,209
Other	368	4,097
Non-operating expenses
Interest expense	84
Foreign exchange transaction loss	46
Other	359	490
Ordinary income		12,655
Extraordinary gains
Gain on sales of investment securities	8
Gain on sales of investments in capital of companies and associates	227
Subsidy income from new coronavirus infections	529	766
Extraordinary losses
Impairment loss on goodwill	189
Loss on valuation of investment securities	281
Loss on sales of investment securities	76
Loss on sales of stocks of subsidiaries and affiliates	14
Loss on valuation of investments in capital of subsidiaries and associates	13
Restructuring charges	1,471
Losses due to new coronavirus infections	1,316	3,363
Income before income taxes and others		10,057
Corporation tax, inhabitants tax, and enterprise tax	2,968
Income taxes - deferred	(10)	2,958
Net income		7,099
Net income belonging to non-controlling interests		(22)
Net profit belonging to shareholders of parent company		7,121

Note: Amounts are rounded down to the nearest million yen.

26

Consolidated Statement of Shareholders’ Equity

(	From December 1, 2019 To November 30, 2020)

(Millions of yen)

	Shareholders’ Equity
	Paid-in capital	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at December 1, 2019	6,465	4,468	86,398	(9,434)	87,898
Changes in the consolidated fiscal year
Dividend of surplus	-	-	(1,890)	-	(1,890)
Net profit belonging to shareholders of parent company Net income	-	-	7,121	-	7,121
Purchase of treasury stock	-	-	-	(1,038)	(1,038)
Disposal of treasury stock	-	0	-	0	0
Increase (decrease) in equity due to additional acquisition of shares in consolidated subsidiaries	-	(7)	-	-	(7)
Change of scope of consolidation	-	-	42	-	42
Total fluctuations during the consolidated fiscal year	-	(7)	5,272	(1,038)	4,226
Balance at November 30, 2020	6,465	4,460	91,671	(10,473)	92,124

(Millions of yen)

	Accumulated other comprehensive income					Non- controlling interests	Total net assets
	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	Exchange conver- sion adjust- ment accounts	Remea- surements of defined benefit plans	Total accumu- lated other compre- hensive income
Balance at December 1, 2019	4,095	78	182	(344)	4,012	1,434	93,344
Changes in the consolidated fiscal year
Net changes of items other than shareholders’ equity during the consolidated fiscal year	(1,847)	(64)	(153)	(148)	(2,215)	358	-
Total fluctuations during the consolidated fiscal year	(1,847)	(64)	(153)	(148)	(2,215)	358	2,370
Balance at November 30, 2020	2,247	14	28	(493)	1,797	1,793	95,714

Note: Amounts are rounded down to the nearest million yen.

27

Notes to Consolidated Financial Statements

1.	Notes on Significant Matters Forming the Basis for Preparation of Consolidated Financial Statements

(1) Matters concerning the scope of consolidation

(i) Number of consolidated subsidiaries: 54

Names of major consolidated subsidiaries

Nakahiro Corporation, Akatsuki Shoji Co., Ltd., Sato Sangyo Co., Ltd., The Japan Wool Textile Co., Ltd., Qingdao Nikke Fabric Co., Ltd., Ambic Co., Ltd., Gosen Co., Ltd., Nikke Machinery Works Co., Ltd., EMI Corporation, Daiichi Orimono Co., Ltd., Nikke Fudosan Co., Ltd., Nikke Wellness Co., Ltd., Nikke Care Service Co., Ltd., Nikke Audeo Co., Ltd., Nikke Shoji Co., Ltd., Yuei Co., Ltd., Tsukineko Co., Ltd., Niceday Inc., Miyako Corporation, AQUA Co., Ltd., etc.

(ii) Charge of scope of consolidation

As a result of the acquisition of shares, Daiichi Orimono Co., Ltd. and Nakada Corporation have been added to the scope of consolidation.

Due to the increasing importance, Hokuren Co., Ltd., Scuderia Inc. and one other company have been added to the scope of consolidation.

Jiangyin Nikke Worsted Spinning Co., Ltd. and one other company have been excluded from the scope of consolidation due to the sale of investment.

On October 1, 2020, Nikke Leisure Service Co., Ltd. and Nikke Indoor Tennis Co., Ltd., consolidated subsidiaries, merged by absorption with Nikke Leisure Service Co., Ltd. as the surviving company, and changed the corporate name to Nikke Wellness Co., Ltd.

(iii) Number of non-consolidated subsidiaries: 5

Names of major non-consolidated subsidiaries

Nikke Medical Co., Ltd. and certain other subsidiaries

All of these companies are excluded from the scope of consolidation because they are small in scale in terms of total assets, net sales, net income/loss (amount corresponding to the company’s equity interest), and retained earnings (amount corresponding to the company’s equity interest), and do not have a material impact on the consolidated financial statements as a whole.

(2) Matters concerning application of the equity method

(i) Number of affiliates to which the equity method was applied: 4

Names of major affiliates to which the equity method was applied

Ashimori Industry Co., Ltd. and certain other affiliates

(ii) Change in scope of application of the equity method

FUJI Corporation has been added to the scope of application of the equity method through share acquisition.

(iii) Names of major non-consolidated subsidiaries and affiliates to which the equity method was not applied

Nikke Medical Co., Ltd. and certain other subsidiaries/affiliates

All of these companies are excluded from the application of the equity method because they are small in scale in terms of net income/loss (amount corresponding to the company’s equity interest) and retained earnings (amount corresponding to the company’s equity interest) and do not have a material impact on the consolidated financial statements as a whole.

(iv) Matters to be specially mentioned regarding the procedures for applying the equity method

For those companies accounted for by the equity method whose fiscal year-end differs from the consolidated fiscal year-end, the financial statements for the most recent fiscal year of the respective companies are used.

(3) Matters concerning the accounting policies

(i) The valuation standards and the valuation method for significant assets

Marketable securities

Held-to-maturity debt securities are stated at amortized cost (straight-line method).

Other securities

Shares with market value:    Stocks are stated at fair value based on the average market price one month prior to the end of the fiscal year, and other stocks are stated at fair value based on the market price as of the end of the fiscal year (Valuation difference on available-for-sale securities is directly reflected in Owners' equity, and cost of sales is calculated using the moving-average method.)

Securities without market value: Stated by using the cost method based on the moving average method

28

Derivatives: Sated by using the market value method

Inventory assets

Merchandise, finished foods, raw materials and supplies: Stated at cost method based on the moving-average method (The balance sheet amount is calculated by writing down the book value based on the decrease in profitability.)

Work in process: Stated by using the cost method based on the weighted average method (The balance sheet amount is calculated by writing down the book value based on the decrease in profitability.)

Land for sale:      Stated at cost using the specific identification method (The balance sheet amount is calculated by writing down the book value based on the decrease in profitability.)

(ii) The depreciation/amortization method for significant depreciable/amortizable assets

Property, plant and equipment (excluding leased assets)

Domestic companies are mainly depreciated by the declining-balance method. However, buildings (excluding facilities attached to buildings) acquired after the second half of the fiscal year 1998 and facilities attached to buildings and structures acquired after April 1, 2016 are depreciated by using the straight-line method.

Foreign companies are depreciated using the straight-line method.

Intangible assets (excluding leased assets)

The straight-line method is used. Software for internal use is amortized by the straight-line method over its estimated useful life of the software (5 years).

Leased assets

The straight-line method is applied, assuming the lease period to be the useful life and no residual value.

(iii) The standards for recognition of significant allowances

Allowance for doubtful receivables:    In order to prepare for losses due to bad debts, the Company and its consolidated subsidiaries accrue an estimated bad debt allowance on ordinary receivables based on the historical bad debt ratios, and an estimated uncollectible amount is recorded by individually examining the collectability of specific receivables such as doubtful receivables.

(iv) Other important matters forming the basis for preparation of consolidated financial statements

Hedging accounting

Deferral hedge accounting was used. The allocation method was used for foreign exchange forward contracts that meet the requirements for allocation processing.

Hedging instruments and hedged items

(Hedging instruments) (Hedged items)

Forward exchange contracts      Foreign currency-denominated trade receivables from product exports, and purchases of goods and raw materials in foreign currencies and scheduled transactions in foreign currencies

Hedging policy

The Company enters into foreign exchange forward contracts to reduce the foreign exchange rate fluctuation risk of real demand transactions denominated in foreign currencies in the normal course of business.

Hedge effectiveness assessment method

The assessment of hedge effectiveness is omitted because the important conditions related to the hedging instruments and the hedged items are the same and it can be assumed that the hedge will offset market fluctuations or cash flow fluctuations at the inception of the hedge and on an ongoing basis thereafter.

Standards for recognition of significant revenues and expenses

Construction work whose outcome is deemed certain for the portion completed by the end of the current consolidated fiscal year

Benchmarking of construction work (Estimation of the progress of construction work is based on the cost proportion method)

Other construction

Basis of completion of fortifications

29

Accounting for retirement benefits

To prepare for the payment of retirement benefits to employees, the amount calculated by deducting the amount of plan assets from the retirement benefit obligation is recorded as net defined benefit asset and net defined benefit liability based on the estimated amount at the end of the current consolidated fiscal year.

In calculating retirement benefit obligations, the benefit formula basis is used to attribute expected retirement benefits to the period up to the end of the current fiscal year.

Actuarial gain or loss is amortized in the year following the year in which the gain or loss is recognized by the straight-line method over a period (14 years) which is shorter than the average remaining years of service of the eligible employees. Prior service cost is amortized by the straight-line method over a certain number of years (14 years) within the average remaining years of service of the eligible employees at the time of accrual.

Unrecognized actuarial gains and losses and unrecognized prior service costs are recognized in accumulated other comprehensive income in net assets as remeasurements of defined benefit plans, after adjusting for tax effects.

Some consolidated subsidiaries use the simplified method.

Accounting for consumption tax

Consumption tax and local consumption tax are accounted for by the tax exclusion method.

Amortization of goodwill

Goodwill is to be amortized on a straight-line basis over five years in principle.

(4) Change in accounting policy

Not applicable

30

2.	Notes to Consolidated Balance Sheet
(1) Pledged assets	(Millions of yen)

Assets pledged as collateral

Buildings	146	(74)
Land	234	(35)
Total	381	(110)

Secured liabilities

Short-term borrowings	1,750	(-)
Long-term debt	1,100	(1,100)
Total	2,850	(1,100)

Of the above, figures in parentheses indicate the factory foundation mortgage and the obligation.

(2) Accumulated depreciation of tangible fixed assets:	83,355 millions of yen

(3) Contingent liabilities in patent infringement litigation

A patent infringement lawsuit (400 million yen) has been filed by a third party regarding the product by a customer who sells the product of our consolidated subsidiary and is currently pending, and such consolidated subsidiary may be subject to reimbursement.

The impact on the performance of our group is unknown at this point.

3.	Notes to Consolidated Statement of Shareholders’ Equity

(1) Total number of issued shares as of the last day of the current consolidated fiscal year:

Common stock:	86,478,858 shares

(2) Matters concerning dividends of retained earnings made during the current consolidated fiscal year

Resolution	Class of shares	Total dividends (Millions of yen)	Per share dividends (yen)	Record date	Effective date
February 26, 2020 Ordinary Shareholders Meeting	Common stock	1,018	14	November 30, 2019	February 27, 2020
July 10, 2020 Board of Directors	Common stock	872	12	May 31, 2020	August 19, 2020

(3) Matters concerning dividends of surplus to be made after the last day of the current consolidated fiscal year

Resolution	Class of shares	Source of dividends	Total amount of cash dividends (Millions of yen)	Per share dividends (yen)	Record date	Effective date
February 25, 2021 Ordinary Shareholders Meeting	Common stock	Retained earnings	1,075	15	November 30, 2020	February 26, 2021

4. Notes on Financial Instruments

(1) Matters relating to financial instruments

Our group limits investment funds to short-term deposits and raises funds primarily through borrowings from banks and other financial institutions.

Customer credit risk related to notes and accounts receivable is reduced in accordance with the credit management regulations. Investment securities are mainly stocks, and the market value of listed stocks is monitored at the end of each month.

31

Borrowings are used for working capital (mainly short-term) and capital investment (long-term). Derivative transactions are to be conducted within the scope of actual demand in accordance with the Internal Control Regulations.

(2) Fair Value, etc. of Financial Instruments

The carrying amounts, fair values and the differences between these amounts as of November 30, 2020 are as follows:

(Millions of yen)

	Amount reported on the consolidated balance sheet (*)	Market value (*)	Difference
(i) Cash and deposits	30,255	30,255	-
(ii) Negotiable instruments receivable and accounts receivable	22,549	22,549	-
(iii) Investment securities	21,248	14,696	-6,551
(iv) Long-term loans receivable	10	10	-0
(v) Negotiable instruments payable and accounts payable	(9,735)	(9,735)	-
(vi) Short-term borrowings	(16,028)	(16,028)	-
(vii) Long-term debt	(4,733)	(4,729)	3
(viii) Bonds payable	(10)	(9)	0
(ix) Derivative transactions	19	19	-

(*) Items accounted for as liabilities are shown in parentheses ().

Note 1: Calculation method of fair value of financial instruments and matters concerning securities and derivative transactions

(i) Cash and deposits; and (ii) Notes and accounts receivable - trade

Since these are settled in a short period of time, the fair value is almost equal to the carrying amount, and therefore these are stated at such carrying amount.

(iii) Investment securities

Listed stocks are based on exchange prices. Bonds are based on exchange prices or prices quoted by financial institutions, etc.

(iv) Long-term loans receivable

These are calculated based on the present value of the future cash flows discounted at an interest rate with an appropriate credit spread, such as the yield of government bonds.

(v) Notes and accounts payable – trade; and (vi) Short-term loans payable

Since these are settled in a short period of time, the fair value is almost equal to the carrying amount, and therefore these are stated at such carrying amount.

(vii) Long-term debt

The total amount of principal and interest is calculated as the present value discounted by the interest rate that would be applied if similar new borrowings were to be made. Long-term debts due within one year are included.

(viii) Bonds payable

For bonds with a market price, the present value is calculated based on the market price, and for bonds without a market price, the present value is calculated by discounting the total amount of principal and interest by an interest rate that takes into account the remaining period of the bonds and credit risk.

Bonds due within one year are included.

(ix) Derivative transactions

Calculations are based on prices provided by counterparty financial institutions and other factors. The fair value of forward exchange contracts and others are included in the fair value of such receivables and payables because they are accounted for as an integral part of the hedged accounts receivable and payable.

Note 2: Unlisted stocks (consolidated balance sheet value: ¥1.62 billion) and unlisted stocks of affiliates (consolidated balance sheet value: ¥168 million) are not included in “(iii) Investment securities” because they do not have a market price and it is extremely difficult to determine their fair value.

Long-term tenant leasehold and security deposits are not stated because the timing of tenants’ vacation cannot be calculated and the market value cannot be reasonably estimated.

32

5. Notes on Leased Real Properties, etc.

(1) Status of Leased Real Property

We and some of our subsidiaries own commercial facilities (shopping centers) and office buildings for rent in Chiba, Hyogo, Osaka and other areas.

(2) Matters concerning the market value of leased real properties, etc.

(Millions of yen)
Amount reported on the consolidated balance sheet	Market value
14,597	76,870

Note 1: The amount reported on the consolidated balance sheet is the acquisition cost less accumulated depreciation and accumulated impairment losses.

Note 2: The fair value at the end of the current fiscal year is in general the amount calculated by the Company (including adjustments made using indices) mainly based on the “Real Estate Appraisal Standards”.

6. Notes to Per Share Information

(1) Net assets per share	1310.05 yen
(2) Net income per share	98.57 yen

7. Notes on Business Combinations and Business Divestitures

(1) Name of the divested enterprise

(i) Name of the divested enterprise

Jiangyin Nikke Worsted Spinning Co., Ltd.

(ii) Description of the divested business

Spinning business

(iii) Main reasons for the business divestiture

As demand for yarn continues to decline in Japan’s textile production centers, the yarn sales business continues to face a difficult environment. At the same time, the position of manufacturing in China is also changing drastically due to soaring labor costs and aging facilities, as several decades have passed since the country was first established as a production base.

In this business environment, the Company’s clothing fiber business is taking priority measures to improve profitability by concentrating on sales of specialty yarns, which is one of its strengths. In conjunction with this, the Company reviewed its global production system and decided to transfer Jiangyin Nikke Worsted Spinning Co., Ltd, a Chinese spinning and processing company that mainly manufactures general-purpose yarns.

(iv) Date of business divestiture

September 1, 2020

(v) Matters concerning the outline of other transactions, including legal forms

Business transfer in which the consideration received is solely property such as cash

(2) The outline of the accounting implemented

(i) Amount of gain or loss on transfer

Gain on sales of subsidiaries and affiliates: 227 million yen

(ii) Appropriate book value of assets and liabilities related to the transferred business and its breakdown

(Millions of yen)

Current assets	95
Fixed assets	14
Total assets	109
Current liabilities	33
Total liabilities	33

(iii) Accounting treatment

The difference between the amount equivalent to shareholders’ equity related to the transferred business and the amount of proceeds from sales of investments in capital is recorded as “Gain on sales of investments in capital of subsidiaries and associates” under extraordinary income.

33

(3) The name of the Reporting Segment in which the divested business was included

Textile & Clothing Materials Business

(4)	The estimated amount of profit or loss pertaining to the divested business, which is reported on the consolidated profit and loss statement for the current consolidated fiscal year

Not applicable

34

Balance Sheet

(As of November 30, 2020)

			(Millions of yen)
Item	Amount	Item	Amount
[Assets]		[Liabilities]
Current Assets	35,275	Current Liabilities	10,046
Cash and deposits	13,973	Notes payable	523
Notes receivable	44	Accounts payable	519
Accounts receivable	7,655	Short-term borrowings	3,370
Merchandise and finished goods	2,993	Accounts payable-other	2,759
Work in process	3,890	Accrued expenses	948
Raw materials and supplies	572	Income tax payable	124
Short-term loans	5,709	Deposits received	806
Prepaid expenses	69	Other	995
Other	510	Long-term Liabilities	9,178
Allowance for doubtful accounts	(145)	Long-term debt	1,350
Fixed Assets	59,008	Deferred tax liabilities	210
Property, plant, and equipment	29,424	Liability for retirement benefits	1,124
Buildings	19,540	Long-term lease and guarantee deposits	6,024
Structures	1,590	Asset Retirement Obligations	233
Machinery and equipment	3,967	Other	235
Automotive equipment	2	Total Liabilities	19,225
Tools, furniture and fixtures	264	[Net Assets]
Land	3,275	Shareholders’ equity	73,178
Construction in progress	783	Paid-in capital	6,465
Intangible fixed assets	238	Capital surplus	5,064
Software	174	Additional paid-in capital	5,064
Other	63	Other capital surplus	0
Investments and other assets	29,345	Retained earnings	72,092
Investment securities	12,430	Legal reserve	1,616
Investments in affiliates	15,136	Other retained earnings	70,476
Investments in capital	3	Reserve for loss compensation	680
Contribution to affiliated company	400	Dividend reserve	930
Claims in bankruptcy	540	Employee Retirement Benefit Fund	1,466
Long-term prepaid expenses	215	Excess tax depreciation reserve	2,176
Prepaid pension cost	937	Accrual for special depreciation of fixed assets	208
Other	222	General reserve	37,950
Allowance for doubtful accounts	(540)	Retained earnings carried forward	27,066
		Treasury stock	(10,444)
		Valuation and translation adjustments	1,880
		Unrealized gain on available-for-sale securities	1,870
		Deferred gains or losses on hedges	10
		Total Net Assets	75,059
Total Assets	94,284	Total Liabilities and Net Assets	94,284

(Note) Amounts are rounded down to the nearest million yen.

35

Statement of Income

(	From December 1, 2019 To November 30, 2020)

		(Millions of yen)
Item	Amount
Net sales		27,865
Cost of goods sold		19,191
Gross margin		8,674
Selling and general administrative expenses		4,061
Operating income		4,612
Non-operating income
Interest and dividend income	2,301
Other	271	2,573
Non-operating expenses
Interest expense	26
Other	265	291
Ordinary income		6,894
Extraordinary gains
Gain on sales of investment securities	8
Gain on sales of stock of affiliates	44
Subsidy income from the new coronavirus infection	63	115
Extraordinary losses
Write-down of investment securities	278
Loss on sales of investment securities	76
Valuation loss on shares of affiliates	100
Provision of allowance for doubtful accounts of companies and associates	558
Restructuring charges	590
Loss from the new coronavirus infection	425	2,030
Income before income taxes		4,979
Corporate tax, inhabitant tax and enterprise tax	1,045
Corporate tax, etc. adjustments	126	1,171
Current net income		3,807

(Note) Amounts are rounded down to the nearest million yen.

36

Statement of Shareholders’ Equity

(	From December 1, 2019 To November 30, 2020)

(Millions of yen)
	Shareholders’ Equity
	Paid-in Capital	Capital surplus
		Capital Reserves	Other Capital Surplus	Total Capital Surplus
			Gain on Disposal of Treasury Stock
Balance at December 1, 2019	6,465	5,064	0	5,064
Changes of items during current fiscal year
Dividend of surplus	-	-	-	-
Current net income	-	-	-	-
Purchase of treasury stock	-	-	-	-
Disposal of treasury stock	-	-	0	0
Provision of reserve	-	-	-	-
Reversal of reserve	-	-	-	-
Total changes of items during current fiscal year	-	-	0	0
Balance at November 30, 2020	6,465	5,064	0	5,064

(Millions of yen)
	Shareholders’ equity
	Retained Earnings
	Legal Retained Earnings	Other Retained Earnings
		Reserve for Compensation for Losses	Provision for Dividend Reserve	Employee Retirement Salary Fund	Provision for Advanced Depreciation
Balance at December 1, 2019	1,616	680	930	1,466	2,263
Changes of items during current fiscal year
Dividend of surplus	-	-	-	-	-
Current net income	-	-	-	-	-
Purchase of treasury stock	-	-	-	-	-
Disposal of treasury stock	-	-	-	-	-
Provision of reserve	-	-	-	-	0
Reversal of reserve	-	-	-	-	(87)
Total changes of items during current fiscal year	-	-	-	-	(87)
Balance at November 30, 2020	1,616	680	930	1,466	2,176

37

(Millions of yen)
	Shareholders’ Equity
	Retained Earnings				Treasury Stock	Total Share- holders’ Equity
	Other Retained Earnings			Total Retained Earnings
	Reserve for Special Depreci- ation	General Reserve	Retained Earnings Carried Forward
Balance at December 1, 2019	664	37,950	24,605	70,176	(9,406)	72,300
Changes of items during current fiscal year
Dividend of surplus	-	-	(1,890)	(1,890)	-	(1,890)
Current net income	-	-	3,807	3,807	-	3,807
Purchase of treasury stock	-	-	-	-	(1,038)	(1,038)
Disposal of treasury stock	-	-	-	-	0	0
Provision of reserve	-	-	(0)	-	-	-
Reversal of reserve	(456)	-	544	-	-	-
Total changes during the current fiscal year	(456)	-	2,460	1,916	(1,038)	878
Balance at November 30, 2020	208	37,950	27,066	72,092	(10,444)	73,178

(Millions of yen)
	Valuation and Translation Adjustments			Total Net Assets
	Valuation difference on available-for- sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments
Balance at December 1, 2019	3,498	76	3,575	75,875
Changes of items during current fiscal year
Changes of items other than shareholders’ equity during the fiscal year (net)	(1,628)	(66)	(1,695)	-
Total changes during the current fiscal year	(1,628)	(66)	(1,695)	(816)
Balance at November 30, 2020	1,870	10	1,880	75,059

Note: Amounts are rounded down to the nearest million yen.

38

Notes to non-consolidated financial statements

1.	Matters pertaining to significant accounting policies

(1) Valuation basis and method for assets

(i) Marketable securities

Held-to-maturity debt securities: Stated at amortized cost (straight-line method).

Investments in subsidiaries and affiliates: Stated at cost method based on the moving average method

Other securities

With market value:         Stocks are valued at the average market price during the one month prior to the balance sheet date, and other stocks are valued at the market price based on the market price at the balance sheet date (All valuation differences are directly charged or credited to net assets, and the cost of securities sold is calculated using the moving average method.)

Without market value: Valued at cost method based on the moving average method

(ii) Derivatives: Valued by market value method

(iii) Inventories

Products, raw materials and supplies: Valued at cost method based on the moving average method (Balance sheet amounts are calculated by writing down the book value of assets based on their decrease in profitability.)

Work in process: Valued at cost method based on the weighted average method (Balance sheet amounts are calculated by writing down the book value of assets based on their decrease in profitability.)

(2) Depreciation method of fixed assets

(i) Property, plant, and equipment

The declining-balance method is mainly used. However, buildings (excluding facilities attached to buildings) acquired after the second half of the fiscal year 1998 and facilities attached to buildings and structures acquired on or after April 1, 2016 are depreciated using the straight-line method.

(ii) Intangible fixed assets

The straight-line method is used. Software for internal use is amortized by the straight-line method over the estimated useful life (5 years).

(3) Standards for recognition of allowances

(i) Allowance for doubtful receivables: To provide for losses due to bad debt, the Company reports an estimated bad debt allowance on ordinary receivables based on historical bad debt ratios, and on highly doubtful receivables based on the financial conditions of individual customers.

(ii) Allowance for retirement benefits for employees: To provide for the payment of retirement benefits to employees, the Company reports an amount recognized to have accrued at the end of the current fiscal year based on the estimated retirement benefit obligations and pension assets at the end of the current fiscal year. Actuarial gains and losses are amortized by the straight-line method over a fixed number of years (14 years) within the average remaining service period of employees at the time of occurrence of each fiscal year, starting from the fiscal year following the fiscal year in which the gain or loss is recognized. Further, prior service cost is amortized by the straight-line method over a fixed number of years (14 years) within the average remaining service period of employees at the time of occurrence.

(4) Other important matters forming the basis for preparation of financial statements

(i) Hedging accounting

Deferral hedging is used. However, the allocation method is used for foreign exchange forward contracts that meet the requirements for the allocation method.

Hedging instruments and hedged items

(Hedging instruments) (Hedged items)

39

Foreign exchange forwards Brought-in debt in foreign currencies and fixed-acquisition in foreign currencies due to raw material imports

Hedging policy

The Company enters into foreign exchange forward contracts to mitigate the risk of foreign exchange rate fluctuations in actual transactions denominated in foreign currencies in the ordinary course of business.

Hedge effectiveness assessment method

The assessment of hedge effectiveness is omitted because the material conditions with respect to hedging instruments and hedged items are the same and it can be assumed that market fluctuations or cash flow fluctuations will be offset at the time of commencement of hedging and continuously thereafter.

(ii) Accounting for consumption tax, etc.

Consumption tax and local consumption tax are accounted for by using the tax-excluded method.

(iii) Accounting for retirement benefits

The method of accounting for unrecognized actuarial differences and unrecognized past service costs related to retirement benefits differs from the method of accounting for these items in the consolidated financial statements.

(5) Change in accounting policy

Not applicable

2. Notes on Balance Sheet

(1) Pledged assets

		(Millions of yen)
Assets pledged as collateral
Buildings	74	(74)
Land	35	(35)
Total	110	(110)
Secured liabilities
Long-term debt	1,100	(1,100)
Total	1,100	(1,100)
Note:	Of the above, the figures in parentheses indicate the mortgages of the factory foundation and its liabilities.

(2) Accumulated depreciation of tangible fixed assets	65,774 million yen

(3) Short-term monetary receivables from affiliated companies	10,903 million yen
Short-term Monetary Liabilities to Affiliated Companies	1.909 million yen
Long-term receivables from affiliates	520 million yen
Long-term debt to subsidiaries and affiliates	94 million yen

3. Notes on the Profit and Loss Statements

Transactions with affiliated companies

Net sales	13,545 million yen
Purchases	6,879 million yen
Excluding operating transactions with subsidiary	2,029 billion yen

4. Notes on the Statement of Shareholders’ Equity

Number of treasury stock as of the last day of the current fiscal year	Common stock 14,752,611 shares

5. Notes on the Tax Effect Accounting

Breakdown by cause of occurrence of deferred tax assets and liabilities

(Millions of yen)
Deferred tax liabilities
Reserve for reduction entry	958
Reserve for special depreciation	91
Valuation difference on available-for-sale securities	735
Prepaid pension cost	167
Deferred gains or losses on hedges	4
Others	96
Total deferred tax liabilities	2,054

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Deferred tax assets
Loss on valuation of inventories	(217)
Accrued enterprise tax	(27)
Allowance for retirement benefits	(343)
Allowance for doubtful accounts	(209)
Loss on valuation of investment securities	(635)
Overdepreciation and impairment loss	(903)
Others	(303)
Sub-total of deferred tax assets	(2,642)
Valuation reserve	(797)
Total deferred tax assets	(1,844)
Net deferred tax liabilities	(210)

6. Notes on Transactions with Affiliated Parties

Subsidiaries, etc.

(Millions of yen)
Type	Name	Voting Rights Owner- ship ratio (%)	Details of Relationship		Details of Transactions	Trade Amount	Item	Balance at End of Year
			Inter- locking Officers, etc.	Business Relationship
Sub-sidiary	Nakahiro Corporation	Direct 100.00	Yes	Sale of woolen products of the Company	Sale of woolen products	5,104	Accounts receivable	2,500
				Working capital loans Lease of buildings owned by the Company	Group finance (Loans)	0	Short-term loans	1,000
Sub-sidiary	Akatsuki Shoji Co., Ltd.	Direct 100.00	Yes	Sale of woolen products of the Company Lease of buildings owned by the Company Working capital loans	Sale of woolen products	3,703	Accounts receivable	1,424

Sub-sidiary	Nikke Life Co., Ltd.	Direct 100.00	Yes	Working capital loans Lease of buildings owned by the Company	Group finance (Loans)	101	Short-term loans	1,150
Note:	1. Of the above amounts, any transaction amount does not include consumption tax, etc., and the balance at end of year includes consumption tax, etc.
2.	Sales of woolen products are determined through negotiations every fiscal year, taking into account market prices.
3.	As for group finance, interest on loans is determined by considering market interest rates.
4.	As for group finance, since it is a repetitive transaction, the transaction amount is the net increase or decrease in the current fiscal year.

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7. Notes on Per Share Information

(1) Net assets per share	1,046.47 yen
(2) Net income per share	52.68 yen

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Certified Copy of the Audit Report by the Accounting Auditor on the Consolidated Financial Statements

Independent Accounting Auditor’s Report

January 12, 2021

To: Board of Directors of Japan Wool Textile Co., Ltd.
Osaka Office of PKF Hibiki Audit Corporation

Representative Partner Managing Partner	Takahiro Fujita (Seal) Certified Public Accountant

Managing Partner	Takanori Nakasuka (Seal) Certified Public Accountant

Audit Opinion

We have audited, pursuant to Article 444, Paragraph 4 of the Companies Act, the consolidated financial statements, namely, the consolidated balance sheet, the consolidated statement of income, the consolidated statement of shareholders’ equity and the notes to consolidated financial statements, of The Japan Wool Textile Co., Ltd. (the “Company”) for the fiscal year from December 1, 2019 to November 30, 2020.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the Company group, which consists of the Company and its consolidated subsidiaries, for the period covered by the consolidated financial statements, based on the business accounting standards generally accepted in Japan.

Basis of Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities in auditing under the auditing standards are as set forth in the “Auditor’s Responsibilities in Auditing Consolidated Financial Statements.” We are independent from the Company and its consolidated subsidiaries and have fulfilled our other ethical responsibilities as accounting auditors, in accordance with the Code of Professional Ethics of Japan. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our opinion.

Responsibilities of Management, Audit and Supervisory Board members, and the Audit and Supervisory Board to the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan. This includes the establishment and operation of internal control deemed necessary by management for the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements based on the going concern assumption, and for disclosing, if necessary, matters concerning a going concern in accordance with accounting principles generally accepted in Japan.

The responsibility of the Audit and Supervisory Board members and the Audit and Supervisory Board is to monitor the execution of duties by the directors in the development and operation of the financial reporting process.

Responsibility of the Accounting Auditor in the Auditing of the Consolidated Financial Statements

The accounting auditor’s responsibility is to obtain reasonable assurance as to whether the consolidated financial statements, as a whole, are free of material misstatement, whether due to fraud or error, based on the audit conducted by the accounting auditor, and to express an opinion on the consolidated financial statements from an independent position in the accounting auditor’s report. Any misstatement is considered to be material if it is reasonably likely to result from fraud or error and, individually or in the aggregate, to affect the decisions of users of the consolidated financial statements.

43

The accounting auditor shall, in accordance with auditing standards generally accepted in Japan, exercise professional judgment throughout the audit process and maintain professional skepticism in performing the followings:

•	To identify and assess the risks of material misstatement, whether due to fraud or error; to plan and perform audit procedures that address the risks of material misstatement. The selection and application of audit procedures shall be based on the judgment of the accounting auditor.). In addition, to obtain sufficient and appropriate audit evidence to provide a basis for our opinion.
•	The purpose of an audit of the consolidated financial statements is not to express an opinion on the effectiveness of the Company’s internal control. However, in making risk assessments, the accounting auditor considers internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.
•	To evaluate the appropriateness of accounting policies adopted by management and the method of their application, as well as the reasonableness of accounting estimates made by management and the adequacy of related notes.
•	To conclude whether it is appropriate for management to prepare the consolidated financial statements on the going concern basis and, based on the audit evidence obtained, whether there is any material uncertainty regarding events or circumstances that may cast significant doubt on the Company’s ability to continue as a going concern. If there is any material uncertainty with respect to the Company’s ability to continue as a going concern, the accounting auditor is required to draw attention to the notes to the consolidated financial statements in the audit report, or, if notes to the consolidated financial statements with respect to the material uncertainty are not appropriate, to express an opinion with qualifications on the consolidated financial statements.

Although the accounting auditor’s conclusions are based on audit evidence obtained up to the date of the accounting auditor’s report, it is possible that future events or circumstances may make it impossible for the Company to continue as a going concern.

•	To evaluate whether the presentation of the consolidated financial statements and the notes thereto are in conformity with accounting principles generally accepted in Japan, as well as whether the presentation, composition and contents of the consolidated financial statements, including related notes thereto, and whether the consolidated financial statements fairly present the underlying transactions and accounting events.
•	To obtain sufficient and appropriate audit evidence with respect to the financial information of the Company and its consolidated subsidiaries in order to express an opinion on the consolidated financial statements. The accounting auditor is responsible for directing, supervising and implementing the audit of the consolidated financial statements. The accounting auditor is solely responsible for the audit opinion.

The accounting auditor shall report to the Audit and Supervisory Board members and the Audit and Supervisory Board on the scope and timing of the planned audit, important audit findings, including significant deficiencies in internal controls identified in the course of the audit, and other matters required by auditing standards.

The accounting auditor shall report to the Audit and Supervisory Board members and the Audit and Supervisory Board on the auditor’s compliance with the provisions on professional ethics in Japan regarding independence, as well as on the matters that may be reasonably considered to affect the accounting auditor’s independence and on safeguards, if any, taken to remove or mitigate disincentives.

Interests

We, the accounting auditor and its executive partners, have no interest in the Company or its consolidated subsidiaries that should be disclosed pursuant to the provisions of the Certified Public Accountants Act.

End

44

Certified Copy of the Audit Report by the Accounting Auditor

Independent Accounting Auditor’s Report

January 12, 2021

To: Board of Directors of Japan Wool Textile Co., Ltd.
Osaka Office of PKF Hibiki Audit Corporation

Representative Partner Managing Partner	Takahiro Fujita (Seal) Certified Public Accountant

Managing Partner	Takanori Nakasuka (Seal) Certified Public Accountant

Audit Opinion

We have audited, pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, the financial statements, namely, the balance sheet, the statement of income, the statement of shareholders’ equity and the notes to non-consolidated financial statements, as well as the supplementary schedule (the “Financial Statements, Etc.”) of The Japan Wool Textile Co., Ltd. (the “Company”) for the 190th fiscal year from December 1, 2019 to November 30, 2020.

In our opinion, the Financial Statements, Etc. referred to above present fairly, in all material respects, the financial position and results of operations of the Company for the period covered by the Financial Statements, Etc., based on the business accounting standards generally accepted in Japan.

Basis of Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities in auditing under the auditing standards are as set forth in the “Auditor’s Responsibilities in Auditing Financial Statements, Etc.” We are independent from the Company and have fulfilled our other ethical responsibilities as accounting auditor, in accordance with the Code of Professional Ethics of Japan. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our opinion.

Responsibilities of Management, Audit and Supervisory Board members, and the Audit and Supervisory Board to the Financial Statements, Etc.

Management is responsible for the preparation and fair presentation of the Financial Statements, Etc. in accordance with accounting principles generally accepted in Japan. This includes the establishment and operation of internal control deemed necessary by management for the preparation and fair presentation of the Financial Statements, Etc. that are free from material misstatement, whether due to fraud or error.

In preparing the Financial Statements, Etc., management is responsible for assessing whether it is appropriate to prepare the Financial Statements, Etc. based on the going concern assumption, and for disclosing, if necessary, matters concerning a going concern in accordance with accounting principles generally accepted in Japan.

The responsibility of the Audit and Supervisory Board members and the Audit and Supervisory Board is to monitor the execution of duties by the directors in the development and operation of the financial reporting process.

Responsibility of the Accounting Auditor in the Auditing of the Financial Statements, Etc.

The accounting auditor’s responsibility is to obtain reasonable assurance as to whether the Financial Statements, Etc., as a whole, are free of material misstatement, whether due to fraud or error, based on the audit conducted by the accounting auditor, and to express an opinion on the Financial Statements from an independent position in the accounting auditor’s report. Any misstatement is considered to be material if it is reasonably likely to result from fraud or error and, individually or in the aggregate, to affect the decisions of users of the Financial Statements, Etc..

45

The accounting auditor shall, in accordance with auditing standards generally accepted in Japan, exercise professional judgment throughout the audit process and maintain professional skepticism in performing the followings:

•	To identify and assess the risks of material misstatement, whether due to fraud or error; to plan and perform audit procedures that address the risks of material misstatement. The selection and application of audit procedures shall be based on the judgment of the accounting auditor.). In addition, to obtain sufficient and appropriate audit evidence to provide a basis for our opinion.
•	The purpose of an audit of the Financial Statements, Etc. is not to express an opinion on the effectiveness of the Company’s internal control. However, in making risk assessments, the accounting auditor considers internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.
•	To evaluate the appropriateness of accounting policies adopted by management and the method of their application, as well as the reasonableness of accounting estimates made by management and the adequacy of related notes.
•	To conclude whether it is appropriate for management to prepare the Financial Statements, Etc. on the going concern basis and, based on the audit evidence obtained, whether there is any material uncertainty regarding events or circumstances that may cast significant doubt on the Company’s ability to continue as a going concern. If there is any material uncertainty with respect to the Company’s ability to continue as a going concern, the accounting auditor is required to draw attention to the notes to the Financial Statements, Etc. in the audit report, or, if notes to the Financial Statements, Etc. with respect to the material uncertainty are not appropriate, to express an opinion with qualifications on the Financial Statements, Etc.

Although the accounting auditor’s conclusions are based on audit evidence obtained up to the date of the accounting auditor’s report, it is possible that future events or circumstances may make it impossible for the Company to continue as a going concern.

•	To evaluate whether the presentation of the Financial Statements, Etc. and the notes thereto are in conformity with accounting principles generally accepted in Japan, as well as whether the presentation, composition and contents of the Financial Statements, Etc., including related notes thereto, and whether the Financial Statements, Etc. fairly present the underlying transactions and accounting events.

The accounting auditor shall report to the Audit and Supervisory Board members and the Audit and Supervisory Board on the scope and timing of the planned audit, important audit findings, including significant deficiencies in internal controls identified in the course of the audit, and other matters required by auditing standards.

The accounting auditor shall report to the Audit and Supervisory Board members and the Audit and Supervisory Board on the auditor’s compliance with the provisions on professional ethics in Japan regarding independence, as well as on the matters that may be reasonably considered to affect the accounting auditor’s independence and on safeguards, if any, taken to remove or mitigate disincentives.

Interests

We, the accounting auditor and its executive partners, have no interest in the Company that should be disclosed pursuant to the provisions of the Certified Public Accountants Act.

End

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Copy of the Audit Report of the Audit and Supervisory Board

Audit Report

The Audit and Supervisory Board has prepared this Audit Report based on the audit reports prepared by each Audit and Supervisory Board member with respect to the execution of duties by Directors and others for the 190th fiscal year from December 1, 2019 to November 30, 2020, after deliberations, and hereby reports as follows:

1. Methods and Contents of Audit by Audit and Supervisory Board members and the Audit and Supervisory Board

(1)	Based on an audit plan that stipulates the audit policy and implementation of duties for the fiscal year under review, the Audit and Supervisory Board received reports from each Audit and Supervisory Board member on the status of implementation and results of audits, as well as reports from Directors, etc. and the Accounting Auditor on the status of execution of their duties, and requested explanations as necessary, in accordance with the audit plan that sets forth the audit policy, division of duties, etc. for the fiscal year under review.

(2)	In accordance with the auditing standards for the Audit and Supervisory Board members established by the Audit and Supervisory Board, and in accordance with the auditing policies, division of duties, etc., each Audit and Supervisory Board member endeavored to communicate with the Directors, etc., the Internal Audit Division, the Internal Control Division and other employees, etc., to gather information and improve the audit environment, and conducted audits in the following manner:
(i)	We attended the meetings of the Board of Directors and other important meetings, received reports from the Directors, etc. and employees, etc. on the status of the execution of their duties, requested explanations as necessary, inspected important approval documents, etc., and investigated the status of operations and assets, including matters specified by the Audit and Supervisory Board as important audit items for the fiscal year under review, at the head office and major business offices. In addition, with respect to the subsidiaries, we communicated and exchanged information with the Directors, the Audit and Supervisory Board members, etc. of the subsidiaries, visited the subsidiaries as necessary, and received reports on their business from the Directors, etc. and employees, etc. of each company.
(ii)	We received regular reports from the Directors, etc. and employees, etc. on the status of establishment and operation of the system, requested explanations, as necessary, and expressed our opinions, with respect to the details of the resolution of the Board of Directors regarding the establishment of a system to ensure that the execution of duties by the Directors, etc. complies with laws and regulations and the Articles of Incorporation and other systems stipulated in Article 100, Paragraphs 1 and 3 of the Regulation for Enforcement of the Companies Act as necessary to ensure the appropriateness of operations of the corporate group consisting of a joint-stock company and its subsidiaries, as stated in the business report, and the systems (internal control systems) established based on the resolution. With respect to the internal control over financial reporting, we received reports from the Directors, etc. and PKF Hibiki Audit Corporation on the status of evaluation and audit of such internal control, and requested explanations as necessary.
(iii)	With respect to the basic policies set forth in Article 118, Item 3 (a) of the Regulation for Enforcement of the Companies Act and the initiatives described in (b) of the same Item, which are described in the Business Report, the contents of the deliberations were examined in light of the status of deliberations at meetings of the Board of Directors and other organizations.
(iv)	In addition to monitoring and verifying whether the accounting auditor maintains an independent position and conducts appropriate audits, we received monthly reports from the accounting auditor on the status of execution of its duties and requested explanations as necessary. Further, we received a report from the accounting auditor that the “systems for ensuring that the performance of the duties of the accounting auditor(s)” (as set forth in each Item of Article 131 of the Regulation on Corporate Accounting) are being developed in accordance with the “Quality Control Standards for Audits” (Business Accounting Deliberation Council on October 28, 2005) and other relevant standards, and sought explanations as necessary.

47

Based on the above methods, we have reviewed the financial statements (i.e., the balance sheet, the profit and loss statement, the statement of shareholders’ equity, and the notes to non-consolidated financial statements) and the supplementary schedules thereof, as well as the consolidated financial statements (i.e., the consolidated balance sheet, the consolidated profit and loss statement, the consolidated statement of shareholders’ equity, and the notes to consolidated financial statements) for the fiscal year under review, together with the business report and the supplementary schedules thereof for the relevant fiscal year.

2. Results of the Audit

(1)	Results of Audit of Business Reports, Etc.
(i)	In our opinion, the business report and supplementary schedules thereof fairly present the condition of the Company in accordance with the related laws and regulations and the Articles of Incorporation of the Company.
(ii)	We have found no evidence of wrongful acts or material facts in violation of laws and regulations or the Articles of Incorporation of the Company in connection with the execution of duties by the Directors, etc.
(iii)	In our opinion, the contents of the resolutions of the Board of Directors regarding the internal control system are appropriate. In addition, we have not found any matters to be pointed out, including internal control over financial reporting, with respect to the contents of the business report with respect to said internal control system and the execution of duties by the Directors.
(iv)	We are not aware of any matters to be pointed out with respect to the basic policies on the nature of persons who control decisions on the Company’s financial and business policies as stated in the business report. We acknowledge that each of the initiatives set forth in Article 118, Item 3 (b) of the Regulation for Enforcement of the Companies Act, as described in the business report, is in line with the relevant basic policy, does not impair the common interests of shareholders of the Company, and is not intended to maintain the status of corporate officers of the Company.

(2)	Results of Audit on Financial Statements and Supplementary Schedules

In our opinion, the auditing methods adopted by and the results of audit conducted by PKF Hibiki Audit Corporation, as the Accounting Auditor, are appropriate.

(3)	Results of Audit on Consolidated Financial Statements

In our opinion, the auditing methods adopted by and the results of audit conducted by PKF Hibiki Audit Corporation, as the Accounting Auditor, are appropriate.

January 13, 2021

Audit and Supervisory Board, The Japan Wool Textile Co., Ltd.

Standing Audit and Supervisory Board member	Shougo Ueno (Seal)
Standing Audit and Supervisory Board member	Junichi Komiya (Seal)
External Audit and Supervisory Board member	Takeshi Katayama (Seal)
External Audit and Supervisory Board member	Michiko Uehara (Seal)

End

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